UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MYLAN N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROXY

2020 PROXY STATEMENT

Mylan N.V. | Annual Meeting of Shareholders

This Proxy Statement relates to Mylan N.V. (the “Company” or “Mylan”) and its annual general meeting of shareholders. The Company has separately provided a proxy statement and related materials (the “EGM proxy materials”) for its extraordinary general meeting of shareholders (“EGM”) in connection with the proposed transaction pursuant to which the Company will combine with Pfizer Inc.’s Upjohn Business (the “Upjohn Business”) in a Reverse Morris Trust transaction (the “Combination”). Mylan shareholders are encouraged to read Mylan’s EGM proxy materials in connection with the Combination and EGM. Mylan ordinary shareholders who wish to vote in respect of the EGM must hold their Mylan ordinary shares as of the record date for the EGM. Mylan ordinary shareholders as of the record date will receive a single proxy card (for record holders) or a single voting instruction form (for beneficial owners) that sets forth the proposals to be voted on by Mylan shareholders at both the AGM and the EGM. The single proxy card and single voting instruction form supersede and replace the proxy card and voting instruction form, respectively, that were previously provided to Mylan shareholders in respect of the EGM in connection with such first mailing of the EGM proxy materials. Votes submitted using the proxy card (for record holders) or voting instruction form (for beneficial owners) distributed to Mylan shareholders on or about February 14, 2020 for the EGM (whether submitted prior to, on or after the record date) will not be counted. Please refer to Mylan’s EGM proxy materials for additional information about the Combination and EGM.

A MESSAGE FROM THE EXECUTIVE CHAIRMAN OF THE BOARD

DEAR FELLOW SHAREHOLDERS,

We all remember events in our lifetime that have left a lasting impact on us as individuals, our communities and the world. The COVID-19 pandemic is one of those moments. While the pandemic has brought significant challenges that will profoundly impact the global community for years to come, we also are witnessing incredible examples of human ingenuity and compassion, the extraordinary talents and efforts of healthcare professionals around the world, and the critical importance of the pharmaceutical industry during these unprecedented times. For our part, we are committed to continuing to support public health efforts as the pandemic evolves, and I am extremely proud that, even as supply chains are challenged like never before, the one-of-a-kind global platform that we have built over the last decade has enabled us to continue delivering access to medicines around the world.

In these unprecedented circumstances, there has never been a more important time to have all hands on deck as we seek to protect the well-being of our colleagues while maintaining the supply of critical medicines for patients, support public health efforts, and take action to help ensure that Mylan remains in a position of financial strength.

Robert J. Coury Executive Chairman

Given the extraordinary challenges resulting from the pandemic, as well as the continuing work associated with our proposed combination with Pfizer’s Upjohn business, the Mylan Board of Directors recently asked me to once again serve as executive chairman to help lead the Company-wide effort to respond to the pandemic and prepare the new company for the future, among other responsibilities. I am proud and honored to serve in this role, and to work together with Mylan’s management and the future Viatris management team as we continue to advance our mission and serve shareholder interests.

Unlocking Shareholder Value; Continuing our Path to Becoming Viatris

In August 2018, Mylan’s Board announced the formation of a Strategic Review Committee to evaluate a wide range of alternatives to unlock the true value of the Company’s diverse and durable global platform. After extensive analysis and consideration, in July of last year we announced a transaction with Pfizer to combine Mylan with Pfizer’s Upjohn business.

The transaction, which is subject to shareholder approval and other closing conditions, is the culmination of our strategic efforts and provides a unique opportunity to build a new and even more robust and integrated global healthcare platform – one that will be balanced between returning capital to shareholders and investing more in innovative segments of the industry’s value chain — while maintaining our core commitment to improving patient access to medicines around the world.

We believe that the combination will not only accelerate the expansion of our geographical reach and scale, but that it also will enhance our commercial and medical expertise and more rapidly broaden our product portfolio and future pipeline, particularly in key growth markets, including Asia Pacific region and other emerging markets.

We also believe that Viatris will create a new and unique Global Healthcare Gateway™, which will more rapidly broaden our product portfolio and future pipeline by offering many other biotech and specialty pharma companies ready access to markets around the globe through our unmatched global infrastructure, making Viatris a partner of choice for players often facing challenges in utilizing multiple, local or regional partners.

We expect that Viatris, with its attractive financial profile and robust balance sheet, will deliver on its commitments through strong execution, rapid de-levering, and returning capital to shareholders by instituting a dividend policy for future shareholders following the first full quarter after the closing.

Efficient access to high quality, affordable medicine has never been more important, nor has the need for a new champion for global health. I firmly believe that Viatris, with its unique profile, will be recognized for being at the forefront of establishing a new kind of global pharmaceutical player designed for where the healthcare industry is going — not where it has been.

Our Continuing Commitment to Shareholders and Other Stakeholders

The Mylan Board of Directors remains firmly committed to serving the interests of shareholders and other stakeholders, and we welcome your feedback as a vital, on-going part of our annual board processes. The feedback we receive from shareholders helps shape boardroom conversations and informs our decision making. Over the past year, the Board and management have continued to actively engage with shareholders to understand their perspectives on key matters – and that engagement will continue both before and after the formation of Viatris.

In closing, although this will likely be the last proxy that we share with you as Mylan, I have never been more convinced of the power and promise of Mylan’s mission. Ensuring access to medicine by doing good while doing well has been at Mylan’s core from the Company’s beginning, and I want to recognize the tremendous dedication and talent of our global workforce and all of those who have been part of the Mylan family over the years.

On behalf of our Board of Directors, executive management team and employees around the world, we thank you for your continued support and confidence over the past five plus decades.

Sincerely,

Robert J. Coury

Executive Chairman of the Board

Mylan N.V.

A MESSAGE FROM OUR CEO

DEAR FELLOW SHAREHOLDERS,	Mylan	Built to Last

As nations around the globe continue the fight to save lives amid the COVID-19 pandemic, I’m struck by the sobering realities of how fragile human life can be and that we can’t afford to take good health for granted. At the same time, I continue to find inspiration in the true promise of well-being that critical medicines can provide. That’s why Mylan has been in the business of delivering access to high quality, more affordable medicine for as long as it has — driven by the belief that everyone deserves the opportunity to pursue a healthier life. While this mission has always been at the core of our decisions and the work we do, never has there been a more critical time for us to live it daily in service to the patients who depend on us.

Mylan’s Response to COVID-19

As a leading global pharmaceutical company, Mylan is committed to doing its part in response to the COVID-19 pandemic. First and foremost, the health and safety of our employees and their families has always been our priority and, as the COVID-19 pandemic came to light, we took immediate, proactive steps to protect and monitor their well-being.

Heather Bresch Chief Executive Officer

In addition, to ensure that our medicines continue to reach patients, we activated enhanced business continuity plans to minimize potential supply disruptions. We also leveraged our scientific and operational expertise to assist in additional ways, including ramping up manufacturing efforts for a potential treatment and other critical medications, releasing our marketing exclusivity on another potentially promising product, supporting other public health efforts, and donating to the World Health Organization’s SOLIDARITY mega trial. And, in Mylan’s long-standing tradition, we continue to support the many communities where we live and work during this unprecedented time. I encourage you to read more about our response to the pandemic in the pages ahead.

Our On-Going Commitment to Serving the World’s 7 Billion People

Our ability to meet patient needs, especially now, is due to the commitment of our thousands of hardworking employees around the world. While operating a global platform with nearly 50 facilities, 7,500 products and 60,000 customers requires significant coordination and commitment under normal circumstances, maintaining operations in a pandemic environment requires truly extraordinary effort. I am humbled by the steadfast dedication and teamwork of my colleagues around the world in making that happen. On behalf of our entire leadership team, I would like to thank them for their continued commitment to delivering on our important mission, most especially during these globally challenging times.

Through the years, their efforts have helped to define Mylan’s purpose as an organization, as they have always been committed to responsible corporate citizenship in all aspects of our business. Mylan has a long and rich history of creating better health for a better world, and since 2019 represents what is expected to be the company’s last year of operations under the Mylan name, we believed it was important to chronicle at least some of that history in our latest Global Social Responsibility Report. I encourage you to read our report and see how Mylan has made an impact on those it represents, and on the world around us. We are proud to share those contributions and have also provided a summary in the pages ahead. I also believe that this work and commitment to achieving meaningful, lasting impacts will continue on within Viatris, the company that will be formed following Mylan’s proposed combination with Pfizer’s Upjohn business.

2019 Achievements

We also remain focused on continuing to serve the interests of shareholders and the importance of sustainable performance. For example, we generated $11.5 billion in revenue, $1.8 billion of net cash provided by operating activities, and $2.1 billion of adjusted free cash flow, and we delivered on our commitment to repay $1.1 billion of debt in 2019. This performance was driven by strong results across all segments of the business, and highlights the durability and stability of the business, as well as our ability to withstand negative industry trends, including customer consolidation, pricing pressures and evolving regulatory landscapes. These strong 2019 results also are a testament to the commitment, dedication, and excellence of our global workforce, and reinforce the strength of our diverse portfolio, geographic reach and global commercial and operational scale.

You will see in the pages ahead numerous other 2019 achievements that have strengthened our business, enhanced future growth prospects, further secured our ability to withstand industry pressures and disruptions in individual markets, and enhanced sustainability for shareholders, patients, and other stakeholders.

I am firmly convinced that Mylan is well-positioned for long-term sustainability and outstanding performance. And I am equally convinced that Viatris will further enhance that sustainability and continue our mission and commitment to serving the interests of shareholders and other stakeholders.

Looking Ahead

For nearly three decades I have had the privilege of being part of this special company whose mission of access to medicine continues to stand the test of time. Delivering better health for a better world has never been more important, and I am proud to say that Mylan — and the future Viatris — are truly well-positioned to continue making a positive impact for many years to come.

Sincerely,

Heather Bresch

Chief Executive Officer

Mylan N.V.

NOTICE OF 2020

ANNUAL GENERAL MEETING OF SHAREHOLDERS

When:   Tuesday, June 30, 2020, 1:00 p.m., CEST

Where: Hotel Okura Amsterdam, Ferdinand Bolstraat 333, 1072 LH Amsterdam,               the Netherlands*

You are invited to attend the 2020 Annual General Meeting of Shareholders (the “AGM” or the “2020 AGM”) of Mylan N.V.

Items of Business:

1.	To appoint two executive directors and eleven non-executive directors to the Board of Directors of Mylan N.V. (the “Board” or “Mylan Board”) (Voting Item 1)

2.	To approve, on an advisory basis, the compensation of the named executive officers of the Company (Voting Item 2)

3.	Discussion of Mylan’s Dutch Board report for fiscal year 2019 (Discussion Item)

4.	To adopt the Dutch annual accounts for fiscal year 2019 (Voting Item 3)

5.	To ratify the selection of Deloitte & Touche LLP as Mylan’s independent registered public accounting firm for fiscal year 2020 (Voting Item 4)

6.	To instruct Deloitte Accountants B.V. for the audit of Mylan’s Dutch statutory annual accounts for fiscal year 2020 (Voting Item 5)

7.	To authorize the Board to acquire shares in the capital of the Company (Voting Item 6)

8.

Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights (Voting Item 7)

No business will be voted on at the AGM except such items as are listed as voting items in the agenda above.

Record Date:

Pursuant to Dutch law, June 2, 2020 is the record date for the AGM in respect of our ordinary shares; no record date applies in respect of our preferred shares. This means that holders of Mylan ordinary shares as of the close of business on June 2, 2020 and holders of Mylan preferred shares as of June 30, 2020 are entitled to receive this notice of the meeting and vote at the AGM and any adjournments or postponements of the AGM. The accompanying Proxy Statement is dated June 8, 2020 and is first being mailed to the shareholders of Mylan on or about June 8, 2020. As of the close of business on June 2, 2020, there were 516,947,234 Mylan ordinary shares and no Mylan preferred shares outstanding and entitled to vote.

Important Meeting Information*:

If you plan to attend the AGM in person, you must register in advance. See the question titled “How can I attend the AGM?” on page A-3 for information about the location, format and how to register to attend the meeting.

June 8, 2020

By order and on behalf of

the Mylan N.V. Board of Directors,

Joseph F. Haggerty

Corporate Secretary

Voting Information

Please know that your vote is very important, and you are encouraged to vote promptly. Please carefully review the proxy materials for the AGM and follow the instructions below to cast your vote on all of the voting matters.

How to Vote: Please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

SHAREHOLDERS OF RECORD	BENEFICIAL OWNERS
(shares registered on the books of the Company via American Stock Transfer)	(shares held through your bank or brokerage account)

Via Internet Visit https://www.proxyvotenow.com/myl	Via Internet Visit www.proxyvote.com

By phone Call 1-866-242-2716 or the telephone number on your proxy card	By phone Call 1-800-454-8683 or the telephone number on your voting instruction form

By mail Sign, date and return your proxy card	By mail Sign, date and return your voting instruction form

All shareholders of record may vote in person at the AGM. Beneficial owners may vote in person at the AGM if they have a legal proxy, and follow the instructions described in the response to the question titled “How do I vote if I am a beneficial owner of Mylan ordinary shares and hold them in street name?” on page A-5.

* Important Note: The 2020 AGM is currently scheduled to be held in person. Due to government and other restrictions relating to COVID-19 public health concerns, however, the Company’s directors and officers may be required to participate remotely or the Company may decide to hold the meeting in a different location or, subject to the requirements of Dutch law, virtually. The Company may also need to impose additional requirements on meeting attendees to protect attendees’ health and safety. We will announce relevant updates via press release and on our website at investor.mylan.com, and we encourage you to check our website prior to the meeting if you plan to attend.

For important information concerning the AGM, voting and other matters, please refer to Appendix A-Questions and Answers, beginning on page A-1.

2020 Proxy Statement

Executive Compensation	39
Voting Item 2 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers of the Company	39
Compensation Discussion and Analysis	40
Executive Compensation Tables	62
CEO Pay Ratio	72

Other Voting and Discussion Matters
Voting Item 3 – Adoption of Dutch Annual Accounts for Fiscal Year 2019	73
Voting Item 4 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2020	74
Report of the Audit Committee of Mylan’s Board	75
Voting Item 5 – Instruction to Deloitte Accountants B.V. for the Audit of the Company’s Dutch Statutory Annual Accounts for Fiscal Year 2020	76
Voting Item 6 – Authorization of Mylan’s Board to Acquire Shares in the Capital of the Company	77
Voting Item 7 – Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights	78

Appendix A – Questions and Answers	A-1

Appendix B	B-1
Forward-Looking Statements	B-1
Reconciliation of Non-GAAP Measures	B-3

2020 Proxy Statement

Introduction

Our mission and strategy distinguish us. We are committed to doing good and doing well, while serving the interests of patients, shareholders, and other stakeholders.

We are grounded by our foundation of an unwavering commitment to quality; maintaining a broad spectrum of product types, geographic reach, and access channels; and offering new product and affordability options. Through our robust research and development (“R&D”), manufacturing, supply chain, and commercial expertise, we are focused on meeting the needs of patients today while also anticipating their needs in the years to come.

As you think about how to vote your shares at the 2020 AGM, consider the impact of our strategy: it has produced a diversified, durable, and sustainable company that is making great strides in meeting our mission of delivering better health for a better world by providing seven billion people access to high quality medicine, while also strengthening the foundation for the Company’s next phase of growth — and unlocking potential shareholder value. Our mission to provide access is grounded in our belief that every person in this world matters, and that the opportunity to live the healthiest life is one that should be attainable by all. As detailed below, 2019 was yet another year of successfully executing on our mission, while serving the interests of shareholders and other stakeholders.

ABOUT MYLAN

We offer a portfolio of more than 7,500 products, including prescription generic, branded generic, brand-name drugs and over-the-counter (“OTC”) remedies. We market our products in more than 165 countries and territories. Every member of our approximately 35,000-strong global workforce is dedicated to delivering better health for a better world.

[1]	As defined by the Access to Medicine Foundation
[2]

Based on internal estimates and North American and European IQVIA HIV drug treatment sales volume for branded originators, which we define as Gilead Sciences, GlaxoSmithKline, Johnson&Johnson, Merck & Co., Bristol-Myers Squibb and Abbvie

Please see pages 42 to 43 for additional 2019 highlights.

2020 Proxy Statement	1

INTRODUCTION

Mylan — Built to Last

Our durable and differentiated business model.

Our deep understanding of the complexity of healthcare needs worldwide has allowed us to successfully reach patients in more than 165 countries and territories by providing a tremendous range of high-quality, affordable brand-name, generic and OTC products. The durability of our business model helps enable us to capitalize on opportunities and continue to innovate and expand access to medicine while withstanding industry and regulatory headwinds. In addition, durability means that Mylan’s shareholders and other stakeholders can expect us to continue to “do good” by expanding access to medicine, and “do well” by generating consistent financial results, including strong reliable cash flows capable of supporting ongoing investments in long-term growth. In 2019, Mylan’s stable and durable cash flow continued to generate strong results. For example, we generated $1.8 billion of net cash provided by operating activities and $2.1 billion of adjusted free cash flow, and delivered on our commitment to repay $1.1 billion of debt in 2019. These efforts differentiate and underscore the strength of Mylan’s business model and serve the interests of shareholders and other stakeholders.

Maximizing our ability to provide patient access to high quality, affordable medicine.

We are committed to offering solutions that improve access and advance care for patients at every step of their healthcare journey, from prevention and diagnosis to treatment and supportive care, regardless of where they may live. We do this through our diverse product portfolio, differentiated world class global manufacturing and supply chain networks, and worldwide reach.

Our Differentiated Business Model

To further maximize our ability to meet patients’ diverse needs, in 2019 we continued to make advancements in our 10 therapeutic categories. We serve an industry leadership role in many of these areas, with each category containing not just one or two products, but often hundreds of products in a broad range of dosage forms, formulations and delivery systems that help physicians and patients tailor care for optimal treatment.

MYLAN’S THERAPEUTIC CATEGORIES*

*	Product defined by product/dosage form/country. Products taken from internal data and rounded.

2	2020 Proxy Statement

INTRODUCTION

Governance

Governance Snapshot

The Mylan Board maintains robust corporate governance practices characterized by, among other things:

•   Shareholder Engagement: Extensive annual shareholder engagement and corresponding Board responsiveness (see pages 4 to 5)

•   Global Social Responsibility: Oversight of the Company’s responses to evolving global social responsibility (“GSR”) and environmental stewardship principles (see pages 6 to 7)

•   Commitment to Shareholders and Other Stakeholders: Commitment to the interests of various stakeholders, including shareholders, employees, patients, and the communities in which we operate (see pages 6 to 7)

•   Board Oversight: Deeply engaged, informed, and robust Board oversight, exemplified by the following, among other examples:

•  10 out of 13 directors (all of whom are being re-nominated) are independent

•  all members of the Audit, Compensation, Compliance, Finance, Governance and Nominating, and Risk Oversight Committees are independent

•  a uniquely dedicated Executive Chairman who ensures a highly informed, interactive, and committed Board that is characterized by strong independent membership with diverse and relevant experience and expertise

•  a strong Lead Independent Director/Vice Chairman, who, among other things, consults with the Executive Chairman in determining meeting agendas, schedules, and information to be sent to the Board, and separately approves those items, and calls/presides at executive sessions and meetings of the independent Directors (see page 23)

•  a continuing focus on unlocking shareholder value, including through formation of the Strategic Review Committee to evaluate a wide range of alternatives to unlock the true value of the Company’s one-of-a-kind platform, culminating in the announcement of the pending transaction pursuant to which the Company will combine with Pfizer Inc.’s Upjohn Business in a Reverse Morris Trust transaction (the “Combination”) (see page 28)

•  a wealth of diverse experience and expertise among Board members (see page 11)

•  extensive access to multiple levels of employees in the Company and external experts

•  extensive Board refreshment over the past seven years (seven new directors, including four in the past three years) (see page 31)

•  four executive sessions of the Board and 18 executive sessions of the Committees in 2019

•  annual Board and Committee self-evaluations

•  detailed director orientation and education

•  strong publicly available Corporate Governance Principles, Rules for the Board of Directors of Mylan N.V. (“Board Rules”), and Code of Business Conduct and Ethics

•  Board policies relating to, among other topics, diversity, insider trading, clawbacks, and hedging and pledging in Company securities (see pages 30 and 56)

•  robust Board and Committee level oversight of management; corporate strategy and performance; enterprise, operational, and commercial risk; culture and human capital management; global drug pricing and commercialization policies; environmental, social and corporate governance (“ESG”) matters; and actions and developments globally regarding the COVID-19 pandemic, among many other matters (see pages 8 to 9);

•  formation of the Risk Oversight Committee in 2018, with responsibilities including, among others, oversight of Mylan’s enterprise risk management framework, and ESG matters

•   Compensation Practices: Commitment to a strong pay-for-performance compensation philosophy, with performance metrics that are aligned with the creation and sustainability of shareholder and other stakeholder value (see pages 43 to 44)

It is with this backdrop summarizing our mission, the strength and breadth of our platform, and our commitment to good corporate governance that we invite you to carefully review the rest of this Proxy Statement. We trust that it will inform your decision to vote to support Mylan’s ongoing journey to make a lasting and positive difference in the world.

Note: This Proxy Statement relates to Mylan as a standalone company and its annual general meeting. Mylan has separately published proxy materials for its extraordinary general meeting in connection with the Combination (as defined in this Proxy Statement).

2020 Proxy Statement	3

Engagement and Sustainability

Shareholder Engagement

The Mylan Board believes in the value of, and remains committed to, robust shareholder engagement and dialogue to solicit feedback on key business, governance, and executive compensation topics, and to address other topics of importance to shareholders. We believe that our commitment to engagement, and our responsiveness to shareholder feedback, led to the strong support of our Say-on-Pay vote in connection with the 2019 annual general meeting of shareholders (the “2019 AGM”), with approximately 88.6% of votes cast “for” the proposal. Since the 2019 AGM, we have continued our commitment to shareholder engagement and expanded our scope of engagement to also focus on the Combination.

THE BOARD AND MANAGEMENT’S COMPREHENSIVE SHAREHOLDER ENGAGEMENT CYCLE

Preparation and Assessment

In preparation for shareholder engagement following the 2019 AGM, the Board and management considered the voting results and indications of support for a shareholder proposal from the 2019 AGM, as well as trend and benchmarking data for executive compensation and corporate governance, among other topics. In addition, our investor relations and communications functions compiled the most frequent topics raised through ordinary course of business interactions with shareholders. We also considered input from various public forums and external advisers. These data points were reviewed by the Board and management to inform decisions and shareholder engagement sessions.

Scope

Our goal each year is to have a mutually productive ongoing dialogue with investors where we seek to solicit ongoing views and discuss perspectives on our business evolution, priorities and key developments.

After the 2019 AGM and through March 31, 2020, members of Mylan’s Board and management met or had dialogue with shareholders representing approximately 45% of our ordinary shares outstanding as of December 31, 2019, including approximately 65% of the ordinary shares held by our 50 largest shareholders as of such date.

4	2020 Proxy Statement

ENGAGEMENT AND SUSTAINABILITY

Shareholder Engagement

Mylan actively sought engagement with both investment professionals and portfolio stewardship professionals, among others, as part of the outreach program to ensure that diverse shareholder perspectives were considered.

In addition, Mylan has reached out to shareholders representing approximately 52% of our ordinary shares outstanding, including approximately 72% of the ordinary shares held by our 50 largest shareholders as of March 31, 2020, to offer additional engagement meetings/discussions during the second quarter of 2020. These meetings, which began in early June, include our Executive Chairman and up to five of our independent Directors, including the Lead Independent Director and the Chairs of the Audit, Compensation, Compliance, Finance, and Governance and Nominating Committees. As we have done in the past, we expect several of these meetings to include discussions exclusively with the independent Directors, without the Executive Chairman or other members of management present.

Themes from Shareholder Engagement

The shareholder engagement meetings held since the 2019 AGM covered various topics of interest to shareholders, including strategy, financial performance, corporate governance, the overall structure of our compensation program, and voting results at the 2019 AGM, as well as the Combination.

We received a range of feedback from shareholders, among which were several common themes:

•

Support of the Board’s efforts to find ways to unlock additional long-term shareholder value. The Board and the Strategic Review Committee continued to evaluate strategic opportunities to unlock the true value of Mylan’s one-of-a-kind platform, culminating with the July 2019 announcement of the Combination;

•

Following the announcement of the Combination, we engaged broadly with shareholders to discuss the vision and strategy for the newly combined company, including potential synergies. We also identified Viatris’ Board and senior management team and provided information regarding Viatris’ future governance structure. We also sought shareholder input on matters of interest with respect to the Combination and anticipate continuing to engage with shareholders on matters related to the Combination;

•

Understanding Mylan’s ESG points of focus and performance. Mylan’s Social Responsibility website provides important information about these topics and is kept up-to-date with our policies and commitments to social and environmental issues. We also refer shareholders to the 2019 Global Social Responsibility Report published on May 4, 2020;

•

Expressing satisfaction with the overall structure of Mylan’s executive compensation program. The 2019 Say-on-Pay vote result demonstrated a significant increase in shareholder support for Mylan’s executive compensation program, and in response the Board made minimal changes to the 2020 executive compensation program;

•

Ensuring that Mylan is taking an appropriate role in the fight against opioid addiction, abuse and misuse. In that regard, in September 2019, Mylan released an update on our commitment and actions designed to ensure the safe and approved use and distribution of our opioid-based medications; and

•

In response to the views expressed by shareholders at the 2019 AGM, the Board also approved implementation of a more expansive clawback policy that includes a misconduct standard covering material violations of law or Company policy, as well as disclosure of any such recoupment if required by law or regulation or under certain other circumstances in the discretion of the Board or a designated Board committee. The changes to the clawback policy are discussed on page 56.

Review

Feedback received during shareholder engagement sessions was discussed by the Board, or relevant committees of the Board, as appropriate. This feedback was considered when formulating our 2020 executive compensation program, as well as in developing a perspective on the potential governance structure of Viatris following the consummation of the Combination.

2020 Proxy Statement	5

ENGAGEMENT AND SUSTAINABILITY

Sustainability

Delivering Sustainable Value through Our Commitment to Positive Social Impact

Our mission is to provide the more than seven billion people in the world access to high quality medicine, and in 2019 we delivered ~62B doses of medicine across more than 165 countries and territories.

We believe that every person matters and deserves an opportunity to live a healthy life. Health has multiple social, environmental and economic determinants—affecting the ability to achieve positive health outcomes. At the same time, good health supports participation in education, work life and decision-making—critical linkages that have never been more apparent than now, as the world grapples with the life-altering impacts of the COVID-19 pandemic. The need for passionate leadership and new ways of thinking and working together to deliver sustainable supplies of high-quality and affordable medicine is more critical than ever.

Mylan is committed to helping lead positive and sustained change in these challenging times and for the long term, especially as the world community seeks to define a new sense of normal and stability given the COVID-19 pandemic. We will continue to leverage the skills of our people, the strengths of our portfolio, and the reach of our global footprint to deliver meaningful and lasting impact for patients and healthcare systems.

Our CEO receives regular updates on ESG matters through reports from our Head of Corporate Affairs and Head of Global Social Responsibility and other subject matter experts as needed. In addition, we have published an annual GSR Report since 2017.

Update on Access to Medicine

•	Today, we help treat ~40% of the world’s HIV+ patients on treatment

•	Our medicines reached 88.5% of low- and lower-middle income countries

•	We have 69 medicines on the WHO list of prequalified products across six therapeutic areas[1]

•

In 2019, we expanded our partnership with the non-profit drug developer TB Alliance for the molecule Pretomanid as part of two drug regimens, which will promote access to treatment to patients in low- and middle-income countries

•	We also became the first licensed generic manufacturer to receive WHO prequalification for Daclatasvir, a direct-acting antiretroviral used to treat hepatitis

•	Please see page 42 for additional highlights

Ensuring Quality and Patient Safety in Processes and Products

•

All of Mylan’s manufacturing, laboratory, and distribution sites are regulated and inspected by national health authorities from the markets where we sell our products. All of our operational facilities have management systems, standards, and processes in place designed to ensure product quality and safety across our operations and to be in compliance with the quality guidelines and practices applicable to the markets in which our products are distributed, such as current Good Manufacturing Practice (cGMP), Good Pharmacovigilance Practice, and Good Clinical Practice (GCP) requirements

•

In 2019, we completed 656 quality and cGMP, 83 GCP, and 16 Pharmacovigilance (PV) audits at our facilities and suppliers. In addition, global health authorities conducted over 92 regulatory inspections of our more than 40 manufacturing facilities

•

Mylan provides detailed procedural and cGMP training for all personnel whose duties are associated with the manufacturing, packaging, processing, holding, or testing of products or whose duties require them to enter manufacturing areas or laboratories, as well as other personnel whose activities could affect the quality of the product

•

Mylan has further enhanced global policies and procedures as part of Quality management and our commitment to maintaining continuous improvement at our facilities, and we have updated certain standard operating procedures pertaining to PV

[1]	As per 2/2/20

6	2020 Proxy Statement

ENGAGEMENT AND SUSTAINABILITY

Sustainability

Engaging and Nurturing Our Workforce

•

In 2019, Mylan undertook an anonymous employee engagement survey. Among other positive results, 71% of employees confirmed that they have witnessed leaders’ commitment to open and honest two-way communication with employees

•	We are committed to promoting diversity and inclusion. We have relative gender parity across seniority ranks with ~30% of our employees and managers being female

•

In addition to our Global Employee Health & Safety programs and technical standards, several of our manufacturing sites are OHSAS 18001 certified for Occupational Health and Safety systems. Additionally, four of our active pharmaceutical ingredient (“API”) locations in India have received the Five Star Occupational Health and Safety Designation from the British Safety Council

Minimizing Our Impact on the Environment

•

Mylan is committed to the AMR Industry Alliance’s Common Antibiotic Manufacturing Framework and conducts risk assessments of antibiotic discharge with respect to the targets published by the AMR Industry Alliance. We continue to embed the Framework requirements within our internal network, and in 2019, we mapped our antibiotic supply chain for both finished dose formulation and API suppliers and communicated the expectations of the Framework to all antibiotic suppliers

•	In 2019, we grew renewable energy consumption by 25%, and we have increased our amount of waste recycled by 26% since 2018

•

All wastewater streams in our facilities are treated to ensure compliance with local regulatory and internal standards. In India, 10 facilities apply zero-liquid discharge technology that eliminates effluent discharge into the environment

Acting with Integrity and High Ethical Standards

•

Mylan is committed to operating ethically and with integrity, and we seek to apply a holistic, enterprise-wide approach to risk management, including strong compliance and ethics programs and oversight. Mylan’s enterprise risk management (ERM) and business continuity processes and associated programs are supported by multiple functional areas, and Mylan’s board and its committees regularly review key risks with management

•

Mylan’s Code of Business Conduct and Ethics outlines guiding principles on how employees and those working on our behalf should conduct themselves. Employees are required to certify that they have read, understand and agree to comply with this Code. Among other topics, we also require and provide dedicated training on anti-corruption and fair competition. Vendors that may interact with government officials on our behalf also receive anti-corruption training

•

We have well-established global, regional and local policies and procedures that inform employees on appropriate interactions with the healthcare community and requirements pertaining to drug promotion and ethical marketing. Employees with relevant job responsibilities are trained on Mylan’s Standards for Interactions with Healthcare Providers. Promotional activities and materials must never involve promotion of drugs for off-label indications, uses, doses or populations

FIND MORE ONLINE

To learn more about Mylan’s commitment to Global Social Responsibility, please visit www.mylan.com

2020 Proxy Statement	7

ENGAGEMENT AND SUSTAINABILITY

Sustainability

Mylan’s COVID-19 Response

As a leading global pharmaceutical company, Mylan has taken important actions to support public health needs amid the evolving COVID-19 pandemic. The Company’s priorities are to protect the health and well-being of employees, continue to supply critical medicines to patients in more than 165 countries and territories, utilize the Company’s scientific and operational expertise to assist where possible in needed prevention and treatment efforts, and extend support to communities where the Company operates.

Board and Management Oversight Relating to the COVID-19 Pandemic

•

Mylan’s Board and executive leadership team have implemented robust processes and guidelines to ensure timely and comprehensive updates and oversight of actions and developments globally regarding the COVID-19 pandemic.

•

Mylan’s Board, led by the Executive Chairman, is actively overseeing management’s actions and responses regarding these matters. Among other actions, our CEO has formed a pandemic nerve center team, staffed by senior leadership and informed by subject matter experts around the world, to rapidly identify and address pandemic-related topics impacting the Company, its workforce, locations of operations, customers, suppliers, markets and local communities. The nerve center team aims to advance the following principles, among others: protecting the health and welfare of Mylan’s workforce; deploying the Company’s scientific, manufacturing, supply chain, and commercial capabilities to continue providing critical medicines to patients without disruption; identifying additional measures to help mitigate the impact of COVID-19; providing charitable and other public support to help address the burden of the pandemic on others, including in the communities where we operate; and, of course, monitoring and maintaining the financial and operational health, resilience, and performance of the Company during the pandemic.

•

The Board receives detailed monthly reports from management, the pandemic nerve center team, and/or other sources and participates in interim Board and Committee update discussions. These matters will remain a key topic during quarterly Board and Committee meetings. As recently disclosed, the Mylan Board has appointed Mr. Coury as Executive Chairman to, among many other responsibilities, partner closely with our CEO and President and the entire management team to support continuing efforts to protect our employees, maintain our supply of critical medicines, and help address public health needs amid the evolving COVID-19 crisis.

Protecting Workforce Health and Safety

•

Mylan continues to align with government and health authority guidelines in an effort to safeguard our workforce, and has activated a global COVID-19 leadership team to review and respond to developments.

•

While Mylan’s operations are considered essential based on government guidelines throughout the world due to the important role pharmaceutical manufacturers play within the global healthcare system, many Mylan administrative offices took immediate steps to enact work from home protocols.

•

Mylan took additional precautions at manufacturing facilities to aid in the protection of site personnel and operations, including the implementation of social distancing guidelines, daily health assessments and split shifts where feasible.

Supply Critical Medicines to Patients

•

Mylan is continuing to collaborate with healthcare stakeholders and governments to actively analyze volume requests for critical products facing increasing demand and is adjusting supply capabilities accordingly, where possible

•	Mylan re-started production of generic hydroxychloroquine sulfate tablets (200mg) at its Morgantown, West Virginia, USA manufacturing site as previously announced on March 19, 2020.

8	2020 Proxy Statement

ENGAGEMENT AND SUSTAINABILITY

Sustainability

•	Mylan donated 10 million tablets of hydroxychloroquine sulfate (200mg) to the U.S. Department of Health and Human Services (HHS).

•

The Company has supplied additional product to wholesalers within the U.S. to help support existing patient needs to help address shortages for U.S. Food and Drug Administration (“FDA”) approved product use

•

Mylan donated product to the World Health Organization (WHO) to support its investigation of the potential effectiveness of several medicines in treating COVID-19. Mylan is the only company providing hydroxychloroquine sulfate tablets, 200mg, and one of three companies supplying lopinavir/ritonavir tablets, 200/50mg, as part of the WHO’s global SOLIDARITY trial

•

Mylan also has increased production or ensured continued supply, where possible, of certain products needed in intensive care units, including paralytics, analgesics, sedatives, and other ICU critical products

Supporting Communities

•	The Company and its employees are supporting communities impacted by the COVID-19 pandemic through initiatives such as:

•	in-kind donations of product or personal protective gear;

•	financial support for food pantries; and

•	other overall COVID-19 relief efforts.

2020 Proxy Statement	9

Voting Item 1 – Appointment of Directors

Mylan’s Board consists of 13 directors, each of whom is either an executive director or a non-executive director pursuant to applicable Dutch law. Executive directors are responsible for the daily management and operation of the Company and, in addition to their critical strategic and oversight role, non-executive directors are responsible for overseeing the performance of the executive directors and management.

Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by Mylan’s Board. The proposed candidate specified in a binding nomination shall be appointed, provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes” and invalid votes not considered votes cast), in which case he or she will not be appointed. In such event, the Board may propose a new binding nomination to be submitted at a subsequent general meeting. If appointed, each director’s term begins at the general meeting at which he or she is appointed and, unless such director resigns or is suspended or dismissed at an earlier date, his or her term of office lapses immediately after the next annual general meeting held after his or her appointment.

In accordance with the recommendation of the Company’s Governance and Nominating Committee, the Board has unanimously adopted resolutions to make the following binding nominations:

1.	Mylan’s Board has nominated Heather Bresch and Rajiv Malik to serve as executive directors for a term ending immediately after the next annual general meeting held after their appointment.

2.

Mylan’s Board has nominated Hon. Robert J. Cindrich, Robert J. Coury, JoEllen Lyons Dillon, Neil Dimick, Melina Higgins, Harry A. Korman, Richard A. Mark, Mark W. Parrish, Pauline van der Meer Mohr, Randall L. Vanderveen, Ph.D., and Sjoerd S. Vollebregt to serve as non-executive directors for a term ending immediately after the next annual general meeting held after their appointment.

The Board and the Governance and Nominating Committee have carefully considered, among other factors: the experience, structure, culture, diversity, operation, interactions, collaboration, and performance of the current Board; the talents, expertise, and contributions of individual directors; the long-term growth and creation of shareholder and other stakeholder value under the Board’s leadership; the continued evolution of the Company; the Board’s critical role in governance and continuing to develop and lead the strategic direction of the Company (including the announcement of the proposed Combination); the Board’s ability to respond to the continued change and disruption in the healthcare industry; anticipated future opportunities and challenges facing the Company; and the Board’s ongoing commitment to ensuring long-term sustainability to the benefit of shareholders and other stakeholders. The Board and the Governance and Nominating Committee also believe that, in particular during this period of the Company’s evolution and challenging industry conditions, fostering continuity on the Board by nominating all of our current directors for re-appointment will be instrumental to the ongoing execution of our mission and strategy as well as the delivery of sustainable long-term value to shareholders while also serving the interests of our other stakeholders. Based on these considerations, among others, Mylan’s Board recommends a vote “FOR” the appointment of each director.

Each of the proposed appointments is considered a separate voting item under Dutch law. Information concerning each of the 13 nominated directors is set forth below on pages 13 to 22. Each nominee is currently on Mylan’s Board and each has consented to act as a director if appointed at the AGM. This Voting Item 1 comprises the “explanatory notes” to the agenda of the annual general meeting as referred to in Section 8.02(d) of Mylan’s Articles of Association.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the appointment of Ms. Bresch and Mr. Malik as executive directors and each of the other nominees discussed above as non-executive directors.

10	2020 Proxy Statement

GOVERNANCE

Our Directors

Mylan’s Directors

Board Nominee Overview

Each of our 13 director nominees possesses the qualifications, experience, judgment, leadership, and business skills necessary to provide critical oversight to the Company in a complex and evolving healthcare environment.

The Board is highly diverse, reflecting its belief – as set forth in the Company’s Corporate Governance Principles and the Board’s diversity policy – that the qualifications of the directors should provide a wide mix of viewpoints, experience, knowledge and abilities, and that it is important for the Board to represent a diverse mix of nationalities, ages, gender, education, and professional backgrounds, among other characteristics.

The Board has four women (one of whom is our CEO) and three of our Board committees are chaired by women (Compensation; Governance and Nominating; and Finance). In 2019, Mylan was once again recognized by the prestigious Women’s Forum of New York for our level of gender diversity in the boardroom. Mylan also has three directors from non-U.S. backgrounds.

As discussed on pages 30 to 31, over the years, Mylan’s Board and Governance and Nominating Committee have implemented an orderly and methodical process relating to refreshment in seeking to combine the skills and experience of its long-standing members with the fresh perspectives, insights, skills and experiences of new ones.

The following chart highlights certain of the key skills and experience of our director nominees. Our director nominees also possess highly relevant additional skills, knowledge and experience, including in areas relating to medicine, compensation, and GSR, among others, that are not specifically represented on this chart.

2020 Proxy Statement	11

GOVERNANCE

Director Nominees

Key Director Nominee Qualifications Include:

CEO Experience: Directors with senior leadership experience at large and complex organizations provide the Board with a keen understanding of, among other areas, the high-level opportunities and challenges relevant to public companies, as well as their leadership needs and expectations.

Corporate Governance: Directors with public company oversight and corporate governance experience, such as service on public company boards and board committees, are skilled in the successful operation of board oversight and are cognizant of the impact that governance policies have on a public company. This experience helps provide Mylan with the structure to support strong Board and management accountability, transparency, and the protection of the interests of our shareholders and other stakeholders.

Finance: Directors with a strong understanding of finance and accounting are essential for the Board to oversee our global financial reporting, internal controls, and capital structure, among other matters.

Healthcare Industry: Directors with experience in the healthcare industry – particularly in businesses that are directly related or relevant to Mylan’s operations – provide valuable perspectives to our Board and management team regarding a broad range of issues and opportunities facing the Company, including, among others, industry conditions, product R&D, supply chain, customers, and marketing.

Human Capital Management: Attracting, developing and retaining talent globally is crucial to all aspects of the Company’s business, success, and strategy. We continue to build an inclusive and diverse culture that inspires leadership and accountability and encourages innovation. Directors with experience in succession planning, company culture, and/or employee engagement (among other relevant areas) help to ensure that the Company’s culture reflects our mission and values.

Global Business Experience: Mylan has operations and facilities around the world and, as such, benefits from directors who have experience working for companies with multinational reach and who provide insight on unique opportunities, challenges, and requirements associated with working across international markets.

Legal and Regulatory Oversight: We operate in an industry that is closely scrutinized and highly regulated. Directors who have experience navigating challenges associated with this environment provide valuable insight to our Board and management team in their efforts to protect the interests of the Company, shareholders, and other stakeholders.

Public Company Management: Directors who have experience in management at public companies provide valuable expertise on managing interests held among diverse stakeholders, including shareholders.

Risk Oversight/Compliance: Pharmaceutical companies face a variety of complex opportunities, risks, and compliance challenges. Directors who have experience monitoring and creating plans to address risk provide important insights that assist our Board and management in ensuring the long-term sustainability of our business.

Strategy and M&A: Mylan’s directors are responsible for developing the Company’s successful differentiated strategy, both organically and through strategic and opportunistic acquisitions.

The following pages provide additional background information on each of our director nominees. In addition, you will find symbols representing key nominee statistics applicable to each director set forth in his or her biography.

12	2020 Proxy Statement

GOVERNANCE

Director Nominees

Heather Bresch

Director since 2011 Age: 50 Board Committees: Science and Technology Other Public Company Boards: N/A Executive Director

Ms. Bresch has served as Mylan’s CEO since January 1, 2012. Throughout her 28-year career with Mylan, Ms. Bresch has held roles of increasing responsibility in more than 15 functional areas. Prior to becoming CEO, Ms. Bresch served as the Company’s President, where she was responsible for its day-to-day operations. Before that, she served as Chief Operating Officer and Chief Integration Officer, leading the successful integration of two international acquisitions – Matrix Laboratories and Merck KGaA’s generics business – which more than doubled Mylan’s size and transformed it from a purely U.S. company to a global one.

As CEO, Ms. Bresch has been leading the latest chapter of Mylan’s growth and performance, pursuing a strategy that has produced a sustainable organization that is making great strides in its mission of delivering better health for a better world by providing seven billion people access to high quality medicine. In continuing to execute on this strategy, Ms. Bresch is focused on further diversifying the Company in terms of products, markets and channels, a process proven to expand access and generate durable cash flows that can be reinvested to further differentiate Mylan and position it to support the transformation of outdated healthcare systems.

Ms. Bresch emphasizes a collaborative company culture focused on leading, learning, teaching and performing to inspire innovation and help set new standards in healthcare. She also remains a vocal champion of initiatives and policy changes aimed at removing access barriers. Among her policy priorities is increasing generic utilization, driving biosimilars interchangeability, stemming the tide of HIV/AIDS, ensuring a fair and a level competitive playing field, and strengthening the global supply chain to make it safer.

Ms. Bresch is a frequent speaker on issues such as affordable healthcare and global competitiveness and has testified before the U.S. Congress and FDA on issues related to access to medicine. Ms. Bresch is the pharmaceutical industry’s first female chief executive officer of a Fortune 500 company and was previously named by Fortune magazine as one of its “50 Most Powerful Women.”

In July 2019, the Company announced a definitive agreement to combine with the Upjohn Business, creating a new champion for global health. Ms. Bresch also announced her retirement as CEO and board member upon closing, which is anticipated for the second half of 2020.

Key Skills and Experience:
CEO Experience	Healthcare Industry	Human Capital Management	Global Business Experience
Public Company Management	Strategy and M&A

Ms. Bresch’s qualifications to serve on Mylan’s Board, include, among others, her leadership and unique and deep knowledge of the Company, its businesses, markets and strategies, as well as its global research, supply chain, manufacturing and commercial platforms; her knowledge and experience regarding issues, risks and opportunities in the global healthcare industry; and her knowledge and expertise regarding human capital management, political and public policy healthcare-related matters, public company management and leadership and international business transactions and integration.

2020 Proxy Statement	13

GOVERNANCE

Director Nominees

Hon. Robert J. Cindrich

Director since 2011 Age: 76 Board Committees: Compliance; Governance and Nominating; Risk Oversight; Science and Technology Other Public Company Boards: N/A Non-Executive Director

Since February 2011, Judge Cindrich has been president of Cindrich Consulting, LLC, a business and healthcare consulting company that advises clients on corporate governance, compliance and business strategies. Since May 2015, Judge Cindrich has served on the Advisory Council of Innovu, LLC, a health and risk management consulting company. From October 1, 2013, through January 31, 2014, he served as interim general counsel for United States Steel Corporation (“U.S. Steel”) (NYSE: X), an integrated steel producer of flat-rolled and tubular products. Judge Cindrich joined Schnader Harrison Segal & Lewis (“Schnader”), a law firm, as legal counsel in April 2013 and took a temporary leave of absence on October 1, 2013, to join U.S. Steel as interim general counsel, returning to Schnader after his time there and remaining until December 2017. In May 2012, he joined the board of directors of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), which provides healthcare information technology solutions, where he served until April 2015. From 2011 through 2012, Judge Cindrich served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), an integrated global health enterprise. From 2004 through 2010, Judge Cindrich was a senior vice president and the chief legal officer of UPMC. From 1994 through January 2004, Judge Cindrich served as a judge on the U.S. District Court for the Western District of Pennsylvania. Prior to that appointment, he was an attorney in government and private practice, including positions as the U.S. Attorney for the Western District of Pennsylvania and as the Allegheny County Assistant Public Defender and Assistant District Attorney.

Judge Cindrich will not serve as a director of Viatris upon closing of the Combination.

Key Skills and Experience:
	Corporate Governance	Healthcare Industry	Legal and Regulatory Oversight	Risk Oversight & Compliance
Strategy and M&A

Judge Cindrich’s qualifications to serve on Mylan’s Board include, among others, his knowledge and expertise regarding legal and regulatory matters, compliance, corporate governance, issues affecting the healthcare industry, and public company risk management oversight and strategy.

14	2020 Proxy Statement

GOVERNANCE

Director Nominees

Robert J. Coury

Executive Chairman Director since 2002 Age: 59 Board Committees: Executive (Chair) Other Public Company Boards: N/A Non-Executive Director

Robert J. Coury is the Executive Chairman of Mylan N.V. Under his visionary leadership, Mylan has transformed from the third largest generics pharmaceutical company in the U.S. into one of the largest pharmaceutical companies in the world, earning spots on both the S&P 500 and, prior to the Company’s reincorporation outside of the U.S. in 2015, the Fortune 500. Mr. Coury first was elected to Mylan’s Board in February 2002, having served since 1995 as a strategic advisor to the Company. He became the Board’s Vice Chairman shortly after his election and served as CEO from September 2002 until January 2012. He then served as Executive Chairman from 2012 until he became non-executive Chairman in June 2016. The Board reappointed Mr. Coury to Executive Chairman in April 2020.

Since 2007, Mr. Coury has led Mylan through a series of transactions totaling approximately $25 billion, which transformed Mylan into a global powerhouse within the highly competitive pharmaceutical industry, with a global workforce of approximately 35,000, and which markets products in more than 165 countries and territories. In 2007, Mylan purchased India-based Matrix Laboratories Limited, a major producer of APIs, and the generics and specialty pharmaceuticals business of Europe-based Merck KGaA. Subsequent acquisitions under Mr. Coury’s leadership further expanded Mylan into new therapeutic categories and greatly enhanced its geographic and commercial footprint. In 2010, Mylan acquired Bioniche Pharma (“Bioniche”), a global injectables business in Ireland; in 2013, Mylan acquired India-based Agila Specialties, a global injectables company; in 2015, Mylan acquired Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “EPD Business”) and Famy Care Ltd.’s women’s healthcare businesses; and in 2016, Mylan acquired Meda AB (publ.) (“Meda”), a leading international specialty pharmaceutical company that sells prescription and OTC products and the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC.

During this period of expansion, the Company built an unmatched, high quality foundation for the future, supporting Mylan’s mission of providing the world’s seven billion people with access to high quality medicine and benefiting patients, investors, customers, and other stakeholders. Mr. Coury is the founder and president of the Robert J. Coury Family Foundation, which is a private foundation formed to help support his philanthropic efforts and his mission of giving back. He has served as a member of the University of Southern California President’s Leadership Council since 2014.

As previously disclosed, Mr. Coury also will serve as Executive Chairman of Viatris upon the closing of the Combination.

Key Skills and Experience:
CEO Experience	Healthcare Industry	Human Capital Management	Global Business Experience
Public Company Management	Strategy and M&A

Mr. Coury’s qualifications to serve on Mylan’s Board include, among others, his unique strategic vision, leadership, extensive knowledge of the industry and the Company’s history, management, and businesses around the world, demonstrated outstanding business acumen, proven ability to proactively anticipate and respond to opportunities and challenges, and strong business judgment.

2020 Proxy Statement	15

GOVERNANCE

Director Nominees

JoEllen Lyons Dillon

Director since 2014 Age: 56 Board Committees: Audit; Compensation (Chair); Executive; Governance and Nominating (Chair) Other Public Company Boards: N/A Non-Executive Director

Ms. Dillon served from March 2013 to August 2017 as an executive officer of The ExOne Company (“ExOne”) (NASDAQ: XONE), an emerging growth company and global provider of three-dimensional printing machines and services. She was promoted as the Company’s only executive vice president in December 2014, adding to her original duties as chief legal officer and corporate secretary. She held responsibilities for, among other things, capital markets development, corporate strategic planning, human resources, global compliance, investor relations, as well as international business development within Europe and Asia. Prior to joining ExOne, she was a legal consultant on ExOne’s initial public offering and joined the company shortly after the public filing. Previously, Ms. Dillon had an almost 25-year legal career in corporate mergers and acquisitions and securities, where she represented both public and private companies in a variety of complex matters. She was a partner with Reed Smith LLP, a law firm, from 2002 until 2011. She previously had been at the law firm Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner in 1997. Ms. Dillon serves as a member of the board of trustees of the Allegheny District chapter of the National Multiple Sclerosis Society and served as chair and Audit Committee chair.

As previously disclosed, Ms. Dillon will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	Corporate Governance	Finance	Global Business Experience	Legal and Regulatory Oversight
	Public Company Management	Risk Oversight & Compliance	Strategy and M&A

Ms. Dillon’s qualifications to serve on Mylan’s Board include, among others, her knowledge and expertise regarding legal and regulatory matters, financial matters, compliance, corporate governance, public company management and international business and strategy.

Neil Dimick, C.P.A.*

Director since 2005 Age: 70 Board Committees: Audit (Chair); Executive; Finance; Risk Oversight Other Public Company Boards: Resources Connection, Inc. Non-Executive Director

Mr. Dimick serves on the board of directors of Resources Connection, Inc. (NASDAQ: RECN), chairing its Audit Committee and serving on its Compensation Committee. Mr. Dimick previously served as executive vice president and chief financial officer of AmerisourceBergen Corporation (NYSE: ABC), a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was senior executive vice president and chief financial officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that, Mr. Dimick served as a partner with Deloitte & Touche LLP (“Deloitte”) for eight years. Mr. Dimick also served on the boards of directors of WebMD Health Corp. from 2005 to September 2017, at which time it was purchased by Internet Brands, a portfolio company of investment funds affiliated with Kohlberg Kravis Roberts & Co., LP; Alliance HealthCare Services, Inc. from 2002 to August 2017, at which time it was purchased by Tahoe Investment Group Co., Ltd.; and Thoratec Corporation from 2003 to October 2015, at which time it was purchased by St. Jude Medical, Inc.

As previously disclosed, Mr. Dimick will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	Corporate Governance	Finance	Healthcare Industry	Global Business Experience
	Public Company Management	Risk Oversight & Compliance	Strategy and M&A

Mr. Dimick’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise regarding accounting, finance, the healthcare industry, international business, corporate governance, public company management, oversight and strategy, and international business transactions.

*	C.P.A. distinction is “inactive” status.

16	2020 Proxy Statement

GOVERNANCE

Director Nominees

Melina Higgins

Director since 2013 Age: 52 Board Committees: Audit; Compensation; Executive, Finance (Chair) Other Public Company Boards: Genworth Financial Inc. Non-Executive Director

Ms. Higgins has been a member of the board of directors of Genworth Financial Inc. (NYSE: GNW), an insurance company, since September 2013, and serves on its Management Development & Compensation and Nominating & Corporate Governance Committees. In January 2016, Ms. Higgins became non-executive chairman of the board of directors of Antares Midco Inc., a private company that provides financing solutions for middle market, private equity-backed transactions. Ms. Higgins previously held senior roles of increasing responsibility at The Goldman Sachs Group, Inc. (NYSE: GS), a global investment banking, securities and investment management firm, including partner and managing director, during her nearly 20-year career at the firm from 1989 to 1992 and 1994 to 2010. During her tenure there, Ms. Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas for Private Debt and as co-chairperson of the Investment Advisory Committee for GS Mezzanine Partners funds, which managed over $30 billion of assets and were global leaders in their industry. Ms. Higgins also is a member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government.

As previously disclosed, Ms. Higgins will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	Corporate Governance	Finance	Global Business Experience	Risk Oversight & Compliance
Strategy and M&A

Ms. Higgins’ qualifications to serve on Mylan’s Board include, among others, her experience and expertise in finance, capital markets, international business and strategy, international business transactions, corporate governance, and risk oversight and compliance.

Harry A. Korman

Director since 2018 Age: 62 Board Committees: Compliance; Risk Oversight (Chair); Science and Technology Other Public Company Boards: N/A Non-Executive Director

Mr. Korman held senior executive roles of increasing responsibility at Mylan Inc. and its subsidiaries from 1996 until July 2014. He served as Mylan Inc.’s global Chief Operating Officer from January 2012 until July 2014, after which he served in a consultant role with Mylan Inc. for one year. Prior to his service as Chief Operating Officer, he was the President, North America of Mylan Inc. commencing in October 2007. Mr. Korman also served as President of Mylan Pharmaceuticals Inc. from February 2005 to December 2009. During his time as an executive at Mylan, Mr. Korman was instrumental in identifying, evaluating and executing on significant commercial and business development opportunities in the United States and other countries, including the expansion of Mylan’s global generics businesses around the world, among many other important contributions to the Company. He joined Mylan in 1996 after the Company’s acquisition of UDL Laboratories, Inc. (n/k/a Mylan Institutional Inc.), and served as its president, among other prior responsibilities. Mr. Korman has served as a past director and vice chairman of the Generic Pharmaceutical Association, now known as the Association for Accessible Medicines. He also previously served as a director and vice chairman of the HDMA Foundation, which serves the healthcare industry by providing research and education focused on healthcare supply issues.

As previously disclosed, Mr. Korman will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	Healthcare Industry	Global Business Experience	Public Company Management	Risk Oversight & Compliance
Strategy and M&A

Mr. Korman’s qualifications to serve on Mylan’s Board include, among others, his extensive industry experience, his knowledge of healthcare systems and the U.S. and global commercial markets, and his leadership experience in the areas of global strategy, risk oversight, sales and marketing, commercial operations, supply chain, and business development, among other areas relevant and important to Mylan’s global business.

2020 Proxy Statement	17

GOVERNANCE

Director Nominees

Rajiv Malik

Director since 2013 Age: 59 Board Committees: Science and Technology Other Public Company Boards: N/A Executive Director

Mr. Malik has served as Mylan’s President since January 1, 2012 and has more than 37 years of experience in the pharmaceutical industry. Mr. Malik is responsible for the day-to-day operations of the Company, which includes Commercial, Scientific Affairs, Manufacturing, Supply Chain and Quality. In his role, he also oversees Business Development and Information Technology. Previously, Mr. Malik held various senior roles at Mylan, including executive vice president and chief operating officer from July 2009 to December 2012, and head of Global Technical Operations from January 2007 to July 2009. Mr. Malik has been integral in developing the strategies for the Company’s acquisitions, and, in the execution and integration of acquisitions, including the generics business of Merck KGaA; the injectables business of Bioniche; Agila Specialties, a global injectables company; the EPD Business; Famy Care’s women’s healthcare businesses; Meda, a leading international specialty pharmaceutical company that sells prescription and OTC products; and the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC.

Mr. Malik also has been instrumental in expanding and optimizing Mylan’s product portfolio, leveraging Mylan’s global R&D capabilities, and expanding Mylan’s presence in emerging markets. Prior to joining Mylan, he served as chief executive officer of Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz GmbH, Mr. Malik was head of Global Regulatory Affairs and head of Pharma Research for Ranbaxy from October 1999 to September 2003.

As previously disclosed, Mr. Malik will serve as President and a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	CEO Experience	Healthcare Industry	Human Capital Management	Global Business Experience
	Public Company Management	Strategy and M&A

Mr. Malik’s qualifications to serve on Mylan’s Board include, among others, his leadership and unique and deep knowledge of the Company, its businesses, markets and strategies, as well as its global research, supply chain, manufacturing and commercial platforms; his knowledge and experience regarding issues, risks and opportunities in the global healthcare industry; and his knowledge and expertise regarding human capital management, global regulatory matters, public company management and leadership, and international business transactions and integration.

18	2020 Proxy Statement

GOVERNANCE

Director Nominees

Richard A. Mark, C.P.A.

Director since 2019 Age: 67 Board Committees: Audit; Finance Other Public Company Boards: N/A Non-Executive Director

Mr. Mark currently serves on the board of directors of Goldman Sachs Middle Market Lending Corp., chairing its Audit Committee as an audit committee financial expert and serving on its Compliance, Governance and Nominating, and Contract Review committees. He previously served as a partner with Deloitte from June 2002 to May 2015, most recently leading the advisory corporate development function. Prior to joining Deloitte, Mr. Mark held various positions with Arthur Andersen & Co., including audit partner. Mr. Mark also served from July 2015 until August 2016 as Chairman of the Board of Directors and as a member of the Audit Committee of Katy Industries, Inc., a manufacturer, importer and distributor of commercial cleaning and consumer storage products. He also served on the board of directors of Cadence Health from 1993 until its acquisition by Northwestern Memorial Healthcare (“Northwestern”) in September 2014. Following the acquisition of Cadence Health, Mr. Mark was a director of Northwestern from September 2014 to August 2015, serving on its Executive and Nominating and Governance committees. Mr. Mark currently serves as a director of Almost Home Kids, a not-for-profit corporation affiliated with Lurie Children’s Hospital of Chicago, which provides transitional care to children with complicated health needs, training for their families, and respite care.

As previously disclosed, Mr. Mark will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	Corporate Governance	Finance	Healthcare Industry	Global Business Experience
	Public Company Management	Risk Oversight & Compliance	Strategy and M&A

Mr. Mark’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise regarding finance, the healthcare industry, global business, corporate governance, public company management, risk oversight and strategy, and international M&A.

2020 Proxy Statement	19

GOVERNANCE

Director Nominees

Mark W. Parrish

Vice Chairman and Lead Independent Director

Director since 2009

Age: 64

Board Committees:

Audit; Compliance (Chair); Executive; Governance and Nominating; Risk Oversight

Other Public Company Boards:

Omnicell, Inc.

Non-Executive Director

Mr. Parrish has served as the Lead Independent Director and Vice Chairman of Mylan’s Board since August 2017. He served as chief executive officer of TridentUSA Health Services (“TridentUSA”), a provider of mobile X-ray and laboratory services to the long-term care industry, from 2008 to August 2018, and as executive chairman from 2008 to 2013. Since August 2018, he has served as executive chairman of TridentUSA. In February 2019, TridentUSA filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in September 2019. Since January 2013, Mr. Parrish also has served on the board of directors of Omnicell, Inc. (NASDAQ: OMCL), a company that specializes in healthcare technology, and serves on its Audit and Compensation committees; and since May 2019, he has served on the board of directors, and is the chairman of the Audit Committee, of Comprehensive Pharmacy Services, a private company that specializes in the outsourcing of hospital pharmacies. He served on the board of directors of Silvergate Pharmaceuticals, a private company that develops and commercializes pediatric medications, until June 2019, when it was acquired by CutisPharma, Inc.; and on the board of directors of Golden State Medical Supply, a private company that specializes in meeting unique labeling and sizing needs for its customers and pharmaceutical packaging, serialization and distribution, until August 2019, when it was acquired by Court Square. From 1993 to 2007, Mr. Parrish held management roles of increasing responsibility with Cardinal Health Inc. (NYSE: CAH) (“Cardinal”) and its affiliates, including chief executive officer of healthcare supply chain services for Cardinal from 2006 to 2007. Mr. Parrish also serves as president of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and as senior adviser to Frazier Healthcare Ventures, a healthcare oriented growth equity firm.

As previously disclosed, Mr. Parrish will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
CEO Experience	Corporate Governance	Healthcare Industry	Human Capital Management
Global Business Experience	Public Company Management	Risk Oversight & Compliance	Strategy and M&A

Mr. Parrish’s qualifications to serve on Mylan’s Board include, among others, his experience as a chief executive officer; his knowledge and experience regarding issues, risks and opportunities in the global healthcare industry; and his knowledge and expertise regarding compliance, corporate governance, risk management oversight, supply chain, the healthcare industry and technology, human capital management, public company management and strategy, and international business transactions.

20	2020 Proxy Statement

GOVERNANCE

Director Nominees

Pauline van der Meer Mohr

Director since 2018 Age: 60 Board Committees: Compensation; Risk Oversight Other Public Company Boards (outside the U.S.): HSBC Holdings plc Royal DSM N.V. Non-Executive Director

Ms. van der Meer Mohr is currently an independent non-executive director of HSBC Holdings plc (LON: HSBA), chairing that company’s Group Remuneration Committee and serving as a member of its Group Audit Committee, Group Risk Committee and the Nomination & Corporate Governance Committee. She also is a member of the supervisory boards of Royal DSM N.V. (AMS: DSM), currently serving as Deputy Chair, chairing its Remuneration Committee and serving on its Nomination Committee, and EY Netherlands LLP, currently serving as Chair. Ms. van der Meer Mohr also serves as the Chair of the Dutch Corporate Governance Code Monitoring Committee and as Chair of the Appointment Advisory Committee for the President of the Supreme Court of the Netherlands, and she is a member of the Capital Markets Committee of the Dutch Authority for Financial Markets. Previously, Ms. van der Meer Mohr served on the supervisory board of ASML Holding N.V. (NASDAQ and AMS: ASML) until April 2018, and as president of the Executive Board of Erasmus University in Rotterdam from 2010 to 2016. Ms. van der Meer Mohr began her career in the legal profession and previously held several legal and management positions at Royal Dutch Shell Group from 1989 to 2004. In 2004, she was appointed group human resources director at TNT N.V., now known as PostNL (AMS: PNL), before becoming senior executive vice president and head of group human resources at ABN AMRO NV in 2006. She served as a member of the Dutch Banking Code Monitoring Commission in the Netherlands from 2010 to 2013, and began her own human capital consulting firm in 2008.

As previously disclosed, Ms. van der Meer Mohr will serve as a director of Viatris upon the closing of the Combination.

Key Skills and Experience:
	Corporate Governance	Finance	Human Capital Management	Global Business Experience
	Legal and Regulatory Oversight	Public Company Management	Risk Oversight & Compliance	Strategy and M&A

Ms. Van der Meer Mohr’s qualifications to serve on Mylan’s Board include, among others, her experience and expertise regarding corporate governance, finance, public company oversight, legal and regulatory matters, human resources, human capital management and executive compensation, risk management and oversight, corporate social responsibility and governance and oversight experience with respect to Dutch companies.

Randall L. (Pete) Vanderveen, Ph.D.

Director since 2002 Age: 69 Board Committees: Compliance; Science and Technology (Chair) Other Public Company Boards: N/A Non-Executive Director

Dr. Vanderveen was Professor of Pharmaceutical Policy and Economics, Senior Adviser to the Leonard D. Schaeffer Center of Health Policy and Economics, Director of the Margaret and John Biles Center for Leadership, and Senior Adviser to the Dean for Advancement at the School of Pharmacy, University of Southern California in Los Angeles, California from 2015 to August 2017. Dr. Vanderveen previously served as Dean, Professor and John Stauffer Decanal Chair of the USC School of Pharmacy from 2005 to 2015, where he was named “Outstanding Pharmacy Dean in the Nation” in 2013 by the American Pharmacist Association. From 1998 to 2005, he served as Dean and Professor of Pharmacy of the School of Pharmacy and the Graduate School of Pharmaceutical Sciences at Duquesne University, before which he was Assistant Dean at Oregon State University from 1988 to 1998.

Dr. Vanderveen will not serve as a director of Viatris upon closing of the Combination.

Key Skills and Experience:
	Healthcare Industry	Risk Oversight & Compliance	Strategy and M&A

Dr. Vanderveen’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise regarding the healthcare industry, pharmaceuticals and pharmacy practice, public healthcare policy and economics, and scientific matters.

2020 Proxy Statement	21

GOVERNANCE

Director Nominees

Sjoerd S. Vollebregt

Director since 2017 Age: 65 Board Committees: Compliance; Finance; Governance and Nominating Other Public Company Boards (outside the U.S.): Heijmans N.V. Non-Executive Director

Mr. Vollebregt has served as chairman of the supervisory board of Heijmans N.V., a Euronext Amsterdam listed company that operates in property development, residential building, non-residential building, roads and civil engineering since 2015. In March 2020, Mr. Vollebregt began serving as chair of the supervisory board of Joulz B.V., a private company that provides medium voltage electricity infrastructure and equipment in Europe, and is a portfolio company of 3i Group plc, a global investment management business listed on the London Stock Exchange. Mr. Vollebregt also serves as chairman of the Economic Development Board of Drecht Cities, a strategic collaboration between business, education and government in Drecht Cities, Netherlands, since December 2016. Mr. Vollebregt was chairman and chief executive officer of the Executive Board of Stork B.V. and its predecessor from 2002 to 2014, which was an Amsterdam Stock Exchange-listed industrial group (until 2008), that was a global provider of knowledge-based maintenance, modification and asset integrity products and services for oil related industries, food and textile equipment manufacturer; and chief executive officer of Fokker Technologies Group B.V., an aerospace company and a Stork B.V. subsidiary from 2010 to 2014. Previously, Mr. Vollebregt served as a member of the Supervisory Board of TNT Express N.V., an international courier delivery services company, from 2013 to 2016; chairman of the Advisory Board of Airbus Defence and Space Netherlands B.V., a subsidiary of Airbus SE, a Euronext Paris listed company, that develops solar arrays, satellite instruments and structures for launchers from 2015 to 2019; and held various other senior positions at Exel plc, Ocean plc, Intexo Holding and Royal Van Ommeren.

Mr. Vollebregt will not serve as a director of Viatris upon closing of the Combination.

Key Skills and Experience:
	CEO Experience	Finance	Human Capital Management	Global Business Experience
	Public Company Management	Risk Oversight & Compliance	Strategy and M&A

Mr. Vollebregt’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise as a chief executive officer, in human capital management, public company management, strategic decision making, manufacturing, supply chain, technology, international business transactions, and governance and oversight experience.

Each nominee listed above, other than Mr. Korman, Mr. Mark, Ms. van der Meer Mohr and Mr. Vollebregt, was a director of Mylan Inc. on February 27, 2015, the date on which Mylan N.V. completed the acquisition of Mylan Inc. and the EPD Business (the “EPD Business Acquisition”) and became a director of Mylan N.V. following that transaction.

22	2020 Proxy Statement

GOVERNANCE

Board Information

Director Independence

Mylan’s Board has determined that Judge Cindrich, Ms. Dillon, Mr. Dimick, Ms. Higgins, Mr. Korman, Mr. Mark, Mr. Parrish, Ms. van der Meer Mohr, Dr. Vanderveen and Mr. Vollebregt are independent directors under the applicable NASDAQ listing standards. In making these determinations, the Board considered, with respect to Mr. Korman’s independence, (a) Mr. Korman’s past employment by Mylan Inc. and his prior consulting services for Mylan Inc. until July 1, 2015 and (b) that his son had a paid internship with a Mylan subsidiary during the summer of 2019. With respect to Mr. Mark, the Board considered his prior service as a partner at Deloitte, Mylan’s independent registered public accounting firm. The Board determined that any such arrangements, transactions or relationships would not interfere with the exercise of independent judgment by either Mr. Korman or Mr. Mark in carrying out his respective responsibilities as a director of Mylan.

Mr. Coury, Ms. Bresch and Mr. Malik are not independent directors under applicable NASDAQ listing standards.

All non-executive directors of Mylan’s Board other than Mr. Coury are considered to be independent within the meaning of best practice provision 2.1.8 of the Dutch Corporate Governance Code (the “DCGC”).

How Our Board Governs and Is Governed

Board Structure

Mylan operates in a complex environment involving global scientific, manufacturing, supply chain, and commercial platforms; evolving commercial, regulatory, pricing, and supply chain dynamics; and intense and often differing regulations, healthcare systems, and governmental and regulatory scrutiny, among numerous other aspects impacting our business and performance. The Board has a proven expertise in developing and overseeing strategies in the context of this complex environment that have resulted in the creation of a unique, durable, and sustainable global platform that serves the interests of shareholders and other stakeholders. The Board has a deep understanding of the management team and the culture within the Company, our business and global platform, the healthcare systems in which we operate, and the opportunities and challenges facing the Company around the world. The collective experience and expertise of our directors has enabled the Board to effectively guide and oversee the management team as we navigate the ongoing, complex, and often unpredictable developments that continue to impact the industry.

Each year the Mylan Board elects one of its members as the Chairman of the Board. Since May 2009, Mr. Coury has served as the Chairman of the Board of Mylan Inc. and, after Mylan Inc.’s reincorporation in the Netherlands in 2015, Mylan N.V. During 2019, Mr. Coury served as non-executive Chairman and, effective as of April 15, 2020, he now serves as Executive Chairman. Mr. Coury’s primary responsibilities include the overall leadership and strategic direction of Mylan; coordination of the activities of the Board; providing guidance to Mylan’s CEO and senior management; oversight and key involvement in talent management; communication with shareholders and other important constituencies; government and health policy; strategic business development; mergers and acquisitions; responsibilities of the Chairman as specified in the Board Rules; leadership and strategic direction in navigating the unique challenges posed to the Company and the pharmaceutical industry by the COVID-19 pandemic; and oversight of work related to the Combination, including leading planning for the integration of the Mylan and Upjohn Business management teams.

Mr. Parrish has served as Lead Independent Director and Vice Chairman of the Board since 2017. Among the responsibilities of the Lead Independent Director are calling and presiding over meetings of the independent directors, consulting with the Executive Chairman and approving Board schedules, agendas, and information sent to the Board, and serving as a contact person for shareholders and other stakeholders.

Recognizing the opportunities and challenges referenced above, and given the steady and successful leadership of the Board during these evolving and unpredictable times, the Board has determined that its current leadership structure – Mr. Coury as Executive Chairman, Mr. Parrish as Lead Independent Director and Vice Chairman, Ms. Bresch as CEO, and a strong, independent majority of directors – enables it to best oversee and empower the management team and is optimal for Mylan and its shareholders and other stakeholders.

2020 Proxy Statement	23

GOVERNANCE

Board Information

The Board’s current structure enables it to continue to provide robust and highly effective oversight and direction based on, among other factors:

•  10 out of 13 directors (all of whom are being re-nominated) are independent;

•  The Board operates pursuant to robust Corporate Governance Principles and Board Rules, which are reviewed by the Governance and Nominating Committee at least annually;

•  Our Executive Chairman possesses deep experience in and knowledge of our management, business, and the healthcare industry, and he has fostered a culture of robust Board involvement, interaction, and oversight. He has a proven unique and successful strategic insight and vision that has led to our transformation from the third largest generics pharmaceutical company in the U.S. into one of the largest pharmaceutical companies in the world. He continues to provide the overall strategic leadership for the Company, a role that remains critically important as our industry continues to experience significant change and disruption at a rapid rate;

•  The Board has a strong Lead Independent Director, who is also Vice Chairman, with key areas of expertise and experience (including, among others, public company management, corporate governance, and healthcare industry) that help enhance the Board’s oversight of management and the Company. The Lead Independent Director is responsible for, among other things:

>>  Calling and presiding at executive sessions and meetings of the independent directors;

>>  Consulting with the Executive Chairman in determining information to be sent to the Board: meeting agendas and meeting schedules, and separately approving those items;

>>  Serving as a contact person for shareholders and other stakeholders wishing to communicate with the Board; and

>>  Acting as liaison between the Executive Chairman and independent directors;

•  The Audit, Compensation, Compliance, Finance, Governance and Nominating and Risk Oversight Committees are composed entirely of independent directors (as defined in the applicable NASDAQ listing standards and within the meaning of the DCGC);

•  Approval of any appointment of members to the Audit, Compensation, Compliance, Governance and Nominating, and Risk Oversight Committees must include at least a majority of the independent directors;

•  All Board committees operate pursuant to written charters and conduct annual self-assessments, which are currently led by outside counsel;

•  The Risk Oversight Committee, formed in February 2018, assists the Board in its oversight of management’s efforts with respect to ESG and the Company’s enterprise risk framework;

•  The independent directors on Mylan’s Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session) and consistently and actively engage in the development and approval of significant corporate strategies;

•  Mylan’s Board and its committees have unrestricted access to management;

•  Mylan’s Board and its committees have ability to retain, at Company expense, legal, financial or other advisors as they deem necessary with respect to any matter brought before them; and

•  In 2019, Mylan’s Board held four executive sessions of independent directors, and its committees collectively held 18 executive sessions.

24	2020 Proxy Statement

GOVERNANCE

Board Information

Meetings of Mylan’s Board

Mylan’s Board met five times in 2019 and conducted multiple additional informational sessions (where Board members received updates on ongoing events related to the Company from the Chairman (now, the Executive Chairman) and management). In addition to meetings of the Board, directors attended meetings of individual Board committees of which they were members. Each of the directors attended at least 75% of the aggregate of Mylan’s Board meetings and meetings of committees of which they were a member during the periods for which they served in 2019. Directors are expected to attend the annual general meeting of shareholders of Mylan where practicable. All members of the Board attended the 2019 AGM.

As noted, Mark W. Parrish has served as Vice Chairman and Lead Independent Director of Mylan’s Board since August 2017. Mylan’s Corporate Governance Principles require the independent directors of the Board to meet in executive session from time-to-time, and at least twice annually, without any members of management present. During 2019, the independent directors of the Board met four times in executive session, with Mr. Parrish presiding at each such executive session.

Mylan’s Board Committees

The standing committees of Mylan’s Board are the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, the Risk Oversight Committee, and the Science and Technology Committee. Each committee operates under a written charter, a current copy of which, along with our Articles of Association, Board Rules, and Corporate Governance Principles, is available on Mylan’s website at www.mylan.com/en/about-mylan/corporate-governance.

All members of the Audit, Compensation, Compliance, Finance, Governance and Nominating, and Risk Oversight Committees are independent directors, as defined in the applicable NASDAQ listing standards, applicable Securities and Exchange Commission (“SEC”) rules and the DCGC. Mylan’s Board has determined that each member of the Audit Committee – Mr. Dimick, Ms. Dillon, Ms. Higgins, Mr. Mark and Mr. Parrish – is an “audit committee financial expert,” as that term is defined in the rules of the SEC. Board approval of any director appointment to the Audit, Compensation, Compliance, Governance and Nominating, and Risk Oversight Committees must include at least a majority of the independent directors, as defined in the applicable NASDAQ listing standards.

In addition, on August 8, 2018, Mylan’s Board announced the formation of a new non-standing committee, the Strategic Review Committee, to evaluate a wide range of alternatives to unlock the true value of the Company’s one-of-a-kind platform. The Strategic Review Committee consisted entirely of independent directors and was led by the Lead Independent Director. Following Board approval of the Combination, the Strategic Review Committee was dissolved in July 2019.

Information about each of the standing committees is provided on the following pages, and page 29 provides an additional discussion of committee responsibilities in relation to risk oversight.

2020 Proxy Statement	25

GOVERNANCE

Board Information

AUDIT COMMITTEE

Members Mr. Dimick (Chair) Ms. Dillon Ms. Higgins Mr. Mark Mr. Parrish

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Integrity of the Company’s financial statements and its accounting and financial reporting processes

●  The effectiveness of the Company’s internal control over financial reporting

●  Compliance with applicable legal and regulatory requirements

●  The qualifications, independence and performance of both the independent registered public accounting firm for U.S. public reporting purposes and the Company’s external auditor for purposes of Dutch law

●  Services provided by and fees payable to the independent registered public accounting firm for U.S. public reporting purposes and the Company’s external auditor for purposes of Dutch law

●  The Internal Audit group

●  The Company’s processes and procedures related to risk assessment and risk management

●  Review of any critical audit matters identified by the global independent auditor in connection with its audit

●  Related party transactions

Number of meetings during 2019:	4

COMPENSATION COMMITTEE

Members Ms. Dillon (Chair) Ms. Higgins Ms. van der Meer Mohr

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Executive Chairman, CEO and senior management compensation, including the corporate goals and objectives relevant to such compensation and evaluating performance relative to those goals and objectives

●  Board and committee compensation

●  Equity compensation plans in which executives participate

●  Relationship between risk management and the Company’s compensation policies and practices

●  Compensation and benefits-related disclosures

Number of meetings during 2019:	4

COMPLIANCE COMMITTEE

Members Mr. Parrish (Chair) Mr. Cindrich Mr. Korman Dr. Vanderveen Mr. Vollebregt

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Chief Compliance Officer’s implementation of Mylan’s corporate compliance program

●  Compliance with applicable legal and regulatory requirements

●  Considering or evaluating significant global compliance-related policies, including with respect to pricing and/or commercialization of Company products

●  Making recommendations to the Board with respect to the formulation, implementation, maintenance and monitoring of Mylan’s corporate compliance program and Code of Business Conduct and Ethics

Number of meetings during 2019:	4

EXECUTIVE COMMITTEE

Members Mr. Coury (Chair) Ms. Dillon Mr. Dimick Ms. Higgins Mr. Parrish

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Assisting the Board in fulfilling its fiduciary responsibilities by exercising those powers of the Board not otherwise limited by a resolution of the Board or by law

●  Strategic planning and additional oversight of strategy implementation

Number of meetings during 2019:	3

26	2020 Proxy Statement

GOVERNANCE

Board Information

FINANCE COMMITTEE

Members Ms. Higgins (Chair) Mr. Dimick Mr. Mark Mr. Vollebregt

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Material mergers, acquisitions and combinations with other companies

●  Swaps and derivatives transactions

●  Establishment of credit facilities

●  Financings with commercial lenders

●  Issuance and repurchase of the Company’s debt, equity, hybrid or other securities

Number of meetings during 2019:	3

GOVERNANCE AND NOMINATING COMMITTEE

Members Ms. Dillon (Chair) Mr. Cindrich Mr. Parrish Mr. Vollebregt

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Corporate governance matters

●  Nomination or re-nomination of director candidates

●  The Board’s review and consideration of shareholder recommendations for director candidates

●  The annual self-evaluation of the Board and its committees

Number of meetings during 2019:	4

RISK OVERSIGHT COMMITTEE

Members Mr. Korman (Chair) Mr. Cindrich Mr. Dimick Mr. Parrish Ms. van der Meer Mohr

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Mylan’s enterprise risk framework

●  Material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and information technology

●  Management’s efforts with respect to ESG matters

Number of meetings during 2019:	4

SCIENCE AND TECHNOLOGY COMMITTEE

Members Dr. Vanderveen (Chair) Ms. Bresch Mr. Cindrich Mr. Korman Mr. Malik

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  R&D strategy and portfolio from a scientific and technological perspective

●  Significant emerging scientific and technological developments relevant to Mylan

Number of meetings during 2019:	3

2020 Proxy Statement	27

GOVERNANCE

Board Information

Setting and Overseeing Strategy

The Board actively discusses and determines the Company’s strategy and continues to focus on those strategies designed to ensure the continued durability and sustainability of the Company, while creating long-term value for our shareholders and serving the interests of other stakeholders.

The Board regularly and extensively reviews strategies to support the long-term growth and sustainability of the Company, including conducting multiple days of focused strategy discussions in 2019, and considers and evaluates, among other matters, the ongoing development of our unique and powerful global platform, market opportunities and challenges, the complex and often unpredictable changes impacting healthcare systems around the world, and the interests of shareholders and other stakeholders. The Board’s strategic planning, under the leadership and vision of our Executive Chairman, has led to the creation of a diversified and differentiated portfolio that is not reliant on a single market or product, resulting in stable and durable cash flows despite challenging, and often unpredictable, market conditions.

Mr. Coury is responsible for, among other things, leading the development of our strategy. His leadership as Chairman and now as Executive Chairman is unique and critically important to the Company, and he brings to his role extensive knowledge of the Company’s history, management, platforms, and businesses around the world as well as the global healthcare industry more generally. Mr. Coury has played a key role in identifying and leading the Board in the consideration of various strategic opportunities, an especially important task in today’s challenging environment, and his vision and insight have been instrumental in making the Combination a possibility, including through his critical role in the negotiation of the transaction and his continued leadership and direction following signing.

On August 8, 2018, Mylan’s Board announced the formation of a new committee, the Strategic Review Committee, to evaluate a wide range of alternatives to unlock the true value of the Company’s one-of-a-kind platform. The Strategic Review Committee consisted entirely of independent directors and was led by the Lead Independent Director.

In connection with the work of the Executive Chairman, together with the Strategic Review Committee and the overall Board’s strategic planning and efforts to create long-term value for shareholders while serving the interests of other stakeholders, we announced the Combination on July 29, 2019. We expect that Viatris, the new company that will be formed pursuant to the Combination, will transform and accelerate the ability of the Mylan business and the Upjohn Business to serve patients’ needs and expand their respective capabilities across more than 165 markets by bringing together two highly complementary businesses. Mylan brings a diverse portfolio across many geographies and key therapeutic areas, such as central nervous system and anesthesia, infectious disease and cardiovascular, as well as a robust pipeline, high-quality manufacturing, and supply chain excellence. The Upjohn Business brings trusted iconic brands, such as Lipitor (atorvastatin calcium), Celebrex (celecoxib) and Viagra (sildenafil), and proven commercialization capabilities, including leadership positions in China and other emerging markets.

The Combination will also allow Viatris to meaningfully expand the geographic reach of Mylan’s existing broad product portfolio and future pipeline – including significant investments that have been made across complex generics and biosimilars – into new growth markets where the Upjohn Business has existing sales infrastructure and local market expertise.

Once the transaction closes, we expect that Viatris, with its attractive financial profile and robust balance sheet, will immediately begin delivering on its commitments through strong execution, rapid de-levering, and returning capital to shareholders by instituting a dividend policy for future shareholders following the first full quarter after the closing.

The Board expects that this continued advancement of its strategy will further drive a sustainable, diverse and differentiated portfolio of prescription medicines, complex generics, OTC products and biosimilars supported by commercial and regulatory expertise, established infrastructure, best-in-class R&D capabilities, and high-quality manufacturing and supply chain excellence.

The Board is committed to maintaining a dialogue with shareholders to ensure that they understand our differentiated strategy and business model and have an opportunity to discuss and engage on a broad range of topics, including the proposed Combination. The Board also reviews the implementation of our strategy at the annual general meeting of shareholders and provides attendees the opportunity to discuss our annual Dutch board report and the accompanying financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”).

28	2020 Proxy Statement

GOVERNANCE

Risk Oversight

Risk Oversight

Mylan, similar to other pharmaceutical companies, operates in a complex and rapidly changing environment that involves many potential risks. In addition to general market, R&D, and economic risks, the Company faces potential risks related to its industry; information technology and cybersecurity; data privacy; financial controls and reporting; legal, regulatory and compliance requirements and developments; finances and taxation; the global nature of our operations; environment and social responsibility; and product portfolio and commercialization, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business, and protect our assets. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of Mylan’s management and employees to implement and administer risk management processes and to identify material risks to our business. In addition, management must assess, manage and monitor those risks, all while maintaining flexibility in how we operate. To further embed risk management and compliance into our culture, Mylan implements relevant policies and procedures and extensively trains employees on how to implement and comply with them. All of our committees have regular access to management and other levels within the Company, and our Board and committees also meet without members of management present.

Mylan’s Board, in turn, directly or through its committees, oversees management’s implementation of risk management processes and controls. The Board has approved a Code of Business Conduct and Ethics and other related policies, and the Board and its committees rigorously review with management actual and potential significant risks at least quarterly.

Board Committees’ Role in Risk Oversight

•   The Audit Committee focuses on financial and disclosure controls and reporting risks as well as oversight of Mylan’s internal audit function. The Committee oversees, among other matters, certain processes and procedures relating to risk assessment and risk management and the quality and adequacy of the Company’s internal control over financial reporting. Mylan’s internal audit function meets with the Committee at least quarterly to discuss potential risk or control issues, and the Committee regularly discusses the performance of the group and the adequacy of resources available to the team. The Committee also meets quarterly with Mylan’s global independent auditor and Dutch independent auditor, among other subject matter experts.

•   The Compensation Committee focuses on compensation-related risks that may be inherent in our business and the design of compensation-related plans and programs. The Committee receives reports, on at least a quarterly basis, from management and/or outside advisors and experts regarding various compensation-related matters. The Compensation Committee also considers risk management in determining compensation structure.

•   The Compliance Committee is responsible for overseeing the Chief Compliance Officer’s implementation of Mylan’s Corporate Compliance Program and related policies and procedures. The Committee is responsible for appointing and, as applicable, replacing this individual, and reviews his or her performance, responsibilities, plans and resources. The Committee also makes recommendations to the Board with respect to the Corporate Compliance Program and Code of Business Conduct and Ethics, and is responsible for evaluating any significant reports of actual or alleged violations by employees and executive officers, third-party risks, and significant global compliance-related policies, including policies related to pricing and/or commercialization of Company products and services.

•   The Finance Committee is responsible for reviewing and providing advice to Mylan’s Board with respect to the Company’s capital structure, capital management, financing and material business transactions and the risks related to such activities.

•   The Governance and Nominating Committee is responsible for identifying, assisting in recruiting, and nominating qualified individuals to become members of Mylan’s Board, recommending committee assignments, overseeing the Board’s annual evaluation of the independence of directors, and evaluating and assisting the Board in considering other risks related to corporate governance.

•   The Risk Oversight Committee assists the Board in its oversight of Mylan’s enterprise risk management framework. The Committee reviews the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage, and monitor material risks; reviews management’s exercise of its responsibility to identify, assess, and manage material risks not allocated to the Board or another committee, including, for example, data security programs, and cybersecurity and information technology; oversees management’s activities with respect to GSR; and reviews management’s efforts to foster a culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation.

2020 Proxy Statement	29

GOVERNANCE

Succession Planning

Board Education

Mylan’s Board or individual members participate in director educational seminars, conferences and other director education programs presented by external and internal resources, on matters that may relate to, among other topics: compensation, governance, board process, risk oversight, business, industry, audit and accounting, credit and financial, regulatory and other current issues. Directors also may elect to attend additional third-party educational events. The Company reimburses the directors for costs associated with any seminars and conferences, including travel expenses.

How Our Directors Are Selected and Evaluated

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, and consistent with the Company’s Corporate Governance Principles, the Governance and Nominating Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities, and experience that the Board considers in determining candidates for election:

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the CEO based on that expertise and experience

•	Directors shall have the ability to exercise sound business judgment

•

The qualifications of the directors should provide a wide mix of viewpoints, experience, knowledge and abilities, and represent a diverse mix of nationalities, ages, gender, education, and professional backgrounds, among other matters

•	Unless otherwise approved by Mylan’s Board, directors shall not be a member of the board of directors or an officer or employee of a competitor (or an affiliate of a competitor) of the Company

In addition to the criteria set forth above, and any others the Governance and Nominating Committee or Mylan’s Board may consider, a majority of the Board’s members must be “independent”, as that term may be defined from time-to-time by the applicable NASDAQ listing standards, including that an independent director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

As needed, the Governance and Nominating Committee may identify new potential director nominees by, among other means, requesting current directors, executive officers, and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on Mylan’s Board. The Committee also may, as needed, engage one or more firms that specialize in identifying director candidates. The Governance and Nominating Committee also may consider candidates recommended by shareholders in accordance with the procedures outlined in the question titled, “How do I nominate a candidate for director to Mylan’s Board?” on page A-8. The Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

As appropriate, the Governance and Nominating Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the Governance and Nominating Committee might be considering, and conduct, together with other members of Mylan’s Board, one or more interviews with the candidate. Governance and Nominating Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who have first-hand knowledge of the candidate’s talents and experience. The Board has also adopted a diversity policy with respect to Board composition, considering characteristics such as nationality, age, gender, education and professional background, among others.

30	2020 Proxy Statement

GOVERNANCE

Succession Planning

Board Refreshment

Mylan’s Board, with the support of the Governance and Nominating Committee, maintains an orderly, robust process for Board refreshment and succession that is aimed at maintaining an appropriate balance with respect to the expertise, experience, and diversity on the Board. Mylan’s Board and Governance and Nominating Committee evaluate Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity, and other factors to ensure that the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Governance and Nominating Committee consider Mylan’s strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices and decisions.

Mylan’s Board has undergone significant refreshment since 2013 by adding seven new directors, including a new director in 2019, two new directors in 2018 and one new director in 2017.

As we continue to evaluate Board composition, we also work to establish a pool of qualified potential candidates to support our continued refreshment efforts.

The Board has also remained focused on committee composition and refreshment. Mr. Mark joined the Audit Committee and Finance Committee in August 2019 and Ms. Higgins joined the Executive Committee in February 2020.

2020 Proxy Statement	31

GOVERNANCE

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Based on a review of the transactions between Mylan and its directors and executive officers, their immediate family members, and their affiliated entities, Mylan has determined that since the beginning of 2019, it was a party to the following transactions in which the amount involved exceeded $120,000 and in which any of Mylan’s directors, executive officers, or greater than five percent shareholders, or any of their immediate family members or affiliates, have or had a direct or indirect material interest:

As previously disclosed, Mylan has engaged The Coury Firm LLC (together with its predecessors, “TCF”), the principals of which are brothers and a son of Robert J. Coury, Executive Chairman, to provide certain services to Mylan. TCF is beneficially owned by brothers and trusts on behalf of brothers and children of Mr. Coury. TCF is in the business of providing strategic corporate benefits advice and services, among others. Since approximately 1995, TCF and, in the past, other affiliated entities of TCF, have served as the broker in connection with several of the Company’s employee benefit programs. Effective January 1, 2018, Mylan extended its previous contract with TCF for an additional three year period on substantially the same terms as its prior arrangement, which included a fixed base fee of $37,500 per month to be paid by Mylan to TCF, corresponding to the term of agreements negotiated with certain benefit plan carriers and capping payments over that time period. However, where required by law, TCF will continue to receive commissions directly from certain other benefit plan carriers, and in 2019 and early 2020, received payments totaling approximately $250,000 in commissions for these services directly from the insurance carriers (including payments for 2018 business paid in 2019).

As disclosed in previous proxy statements, based on the contractual terms of Mr. Coury’s 2011 Executive Employment Agreement, 2014 Executive Employment Agreement, and 2016 Letter Agreement, upon Mr. Coury’s conclusion of service as an executive with the Company in 2016, the Company was obligated to provide him with certain benefits that he had earned over his prior fifteen year tenure as an executive with the Company, which concluded in 2016. These included, at Mr. Coury’s election on an annual basis for three years, either personal use of the Company’s aircraft for up to 70 hours per year or a cash payment of up to approximately $1.5 million each year for unused time based on the contract formula. As noted, these terms were disclosed in prior proxy statements, and the aggregate value was included in the Summary Compensation Table of the Company’s Proxy Statement for the 2017 annual general meeting of shareholders (the “2017 Proxy Statement”). With respect to 2019, Mr. Coury used the aircraft for 66.9 personal hours. We believe that $1.5 million represents a fair estimate of the approximate dollar value of the transaction and of Mr. Coury’s interest in it. Although this transaction was previously disclosed, we are disclosing it again here, based on SEC rules, as Mr. Coury remains a related person due to his continued service with the Company (although his receipt of this benefit is not contingent on that service) and the benefit was provided by Mylan to Mr. Coury during 2019. Although the above-noted contractual obligation relating to post-employment personal use of the corporate aircraft expired in 2019, as a result of Mr. Coury’s on-going role with the Company, he will continue to have personal use of the corporate aircraft for security reasons.

Mr. Malik is an executive officer of the Company and is party to an employment agreement with Mylan Inc., which contains standard indemnification provisions. The Company has made payments to counsel to Mr. Malik of approximately $930,000 in 2019 and approximately $60,000 in 2020 for services provided to Mr. Malik in connection with certain previously disclosed drug pricing matters. The Company anticipates making additional payments of approximately $1.05 million in 2020 for ongoing services to be provided to Mr. Malik in connection with such matters. Mylan anticipates additional payment, repayment or advancement of these and other expenses during the pendency of these matters and anticipates that it will make payments for any such claims.

Daniel Gallagher, who was our chief legal officer and an executive officer until April 1, 2019, joined the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) as a partner on September 3, 2019. The Company has retained WilmerHale in the ordinary course for various legal services starting in September 2019. The total amount of fees accrued by WilmerHale for work performed for the Company since such date was approximately $850,000 as of April 15, 2020. Mr. Gallagher has an indirect interest in those fees, although the approximate dollar value of his interest is less than $7,500. The Company anticipates that its retention of WilmerHale for legal services will continue, although we cannot predict the amount of future fees at this time.

Mylan has a written related party transactions policy that establishes guidelines for reviewing and approving, as appropriate, transactions involving any director, nominee for director, Section 16 Officer (as defined herein), person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and person known by the Company to be an immediate family member of any such person in which (1) the amount involved will or may be expected to exceed $100,000; (2) Mylan or an affiliate of Mylan is or will be a participant; and (3) any related party has or will have a direct or indirect material interest. The Board also annually reviews certain relationships and related party transactions as part of its assessment of each director’s independence.

32	2020 Proxy Statement

GOVERNANCE

Non-Employee Director Compensation

How Our Directors Are Compensated

Non-Employee Director Compensation for 2019

The following table sets forth information concerning the compensation earned by Mylan’s non-employee directors (each a “Non-Employee Director,” and, together, the “Non-Employee Directors”) for 2019. Directors who are employees of Mylan Inc. receive no compensation for their Board service. Because Mr. Coury was non-executive Chairman for all of 2019 and through April 15, 2020, when he was appointed Executive Chairman, he is included as a Non-Employee Director for purposes of the disclosure below because it relates to 2019. A discussion of the elements of Non-Employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)		RSUs ($)(4)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)

Hon. Robert J. Cindrich	150,000		165,002	50,004	—	365,006

Robert J. Coury(1)	1,800,000		—	—	34,111	1,834,111

JoEllen Lyons Dillon	225,000		165,002	50,004	—	440,006

Neil Dimick	215,000		165,002	50,004	—	430,006

Melina Higgins	183,750		165,002	50,004	—	398,756

Harry A. Korman	145,000		165,002	50,004	—	360,006

Richard A. Mark(2)	62,500		165,008	50,005	—	277,513

Mark W. Parrish	305,000		165,002	50,004	—	520,006

Pauline van der Meer Mohr	130,000	(3)	165,002	50,004	—	345,006

Randall L. (Pete) Vanderveen, Ph.D.	135,000		165,002	50,004	—	350,006

Sjoerd S. Vollebregt	165,000	(3)	165,002	50,004	—	380,006

(1)

In 2019, Mr. Coury was compensated pursuant to a previously disclosed agreement executed in June 2016. Mr. Coury was appointed to the position of Executive Chairman on April 15, 2020 but served as a Non-Employee Director in 2019, the period for which this disclosure relates.

(2)	Elected to Mylan’s Board for the first time at the 2019 AGM.
(3)	Fees earned by Ms. van der Meer Mohr and Mr. Vollebregt were paid in Euros. Such amounts were converted into Euros using the monthly conversion rate in effect when each payment was made.
(4)

Represents the grant date fair value of the specific award granted to the Non-Employee Director. Restricted stock unit (“RSU”) awards and option awards granted in 2019 vested on March 2, 2020. For information regarding assumptions used in determining the amounts reflected in the table above, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in its annual report on Form 10-K for the year ended December 31, 2019. The number of unvested RSUs held by each of the Non-Employee Directors, as of December 31, 2019, were as follows: Judge Cindrich, 6,011; Mr. Coury, 250,000; Ms. Dillon, 6,011; Mr. Dimick, 6,011; Ms. Higgins, 6,011; Mr. Korman, 6,011; Mr. Mark, 9,007; Mr. Parrish, 6,011; Ms. van der Meer Mohr, 6,011; Dr. Vanderveen, 6,011; and Mr. Vollebregt, 6,011. The aggregate number of ordinary shares subject to stock options held by the Non-Employee Directors, as of December 31, 2019, were as follows: Judge Cindrich, 18,629; Mr. Coury, 231,074; Ms. Dillon, 18,629; Mr. Dimick, 18,629; Ms. Higgins, 25,252; Mr. Korman, 33,764; Mr. Mark, 6,109; Mr. Parrish, 18,629; Ms. van der Meer Mohr, 7,798; Dr. Vanderveen, 18,629; and Mr. Vollebregt, 11,203.

(5)

Represents compensation for certain security services ($30,291) due to persistent and serious security concerns, costs related to additional health insurance coverage that commenced when Mr. Coury began participation in the Supplemental Health Insurance Plan for certain retired executives, and tax preparation services related to U.K. tax returns.

In 2019, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide a market review of outside director compensation.

In 2019, Non-Employee Directors, other than Mr. Coury, each received a $100,000 annual retainer for their service on Mylan’s Board. Non-Employee Directors also were reimbursed for actual expenses relating to meeting attendance.

In 2019, the Non-Employee Directors also received the following additional fees for their service on Board committees, payable in each case in four equal quarterly installments (pro-rated for any partial quarter):

•	The Chair of the Audit Committee received an additional fee of $30,000 per year;

•	The Chair of the Compensation Committee received an additional fee of $25,000 per year;

•	The Chair of the Compliance Committee received an additional fee of $30,000 per year;

•	The Chair of the Finance Committee received an additional fee of $25,000 per year;

•	The Chair of the Governance and Nominating Committee received an additional fee of $25,000 per year;

2020 Proxy Statement	33

GOVERNANCE

Non-Employee Director Compensation

•	The Chair of the Risk Oversight Committee received an additional fee of $25,000 per year;

•	The Chair of the Science and Technology Committee received an additional fee of $25,000 per year;

•	Each member of the Executive Committee who was a Non-Employee Director, other than Mr. Coury, received an additional fee of $30,000 per year;

•	Each member of the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Oversight Committee received an additional fee of $15,000 per year;

•	Each member of the Compliance Committee, Finance Committee, and Science and Technology Committee received an additional fee of $10,000 per year; and

•	The Lead Independent Director received an additional fee of $60,000 per year.

In addition, in consideration of the significant time and effort expended by the members of the non-standing Strategic Review Committee, Mr. Parrish, as Chair, received a one-time fee of $40,000, and each other member, Messrs. Dimick and Vollebregt and Mmes. Dillon and Higgins, received a one-time fee of $30,000. The Strategic Review Committee held eight meetings and also participated in additional informational sessions, including discussions with outside advisors.

As disclosed in the 2017 Proxy Statement (and in subsequent proxy statements), Mr. Coury did not receive the Non-Employee Director retainer and fees described above, and instead received a quarterly cash retainer of $450,000 and certain perquisites. On April 15, 2020, given the unprecedented current operating environment due to the COVID-19 pandemic, the extensive ongoing activity and preparations required to close the Combination and to position Viatris for long-term success, as well as numerous other on-going initiatives underway, the Board determined that it was in the best interests of the Company for Mr. Coury to assume the position of Executive Chairman effective immediately. Mr. Coury’s responsibilities as Executive Chairman are described on page 23. The Board and Mr. Coury agreed that he would assume the role of Executive Chairman for a base salary equivalent to the cash compensation he previously received for his services as non-executive Chairman, and that any extension of his agreement or modification of the compensation and benefits contemplated by his employment agreement will either be determined by the Viatris Board of Directors, should the Combination close as anticipated, or by the Mylan Board if it does not. Consistent with Mylan’s policy of not providing 280G gross-ups in newly entered into agreements, Mr. Coury’s employment agreement contains a “best-net” provision in the event he would receive any “excess parachute payments” under Section 280G.

Non-Employee Directors are also eligible to receive stock options or other grants under Mylan’s Amended and Restated 2003 Long-Term Incentive Plan (the “Amended 2003 Plan”). In March 2019, each Non-Employee Director, other than Messrs. Coury and Mark, was granted an option to purchase 4,352 ordinary shares at an exercise price of $27.45 per share, the closing price per share of Mylan’s ordinary shares on the date of grant, which option vested on March 2, 2020, and 6,011 RSUs, which also vested on March 2, 2020. In June 2019, upon election to the Board, Mr. Mark was granted an option to purchase 6,109 ordinary shares at an exercise price of $18.32 per share, the closing price per share of Mylan’s ordinary shares on the date of grant, which option vested on March 2, 2020, and 9,007 RSUs, which also vested on March 2, 2020. Mr. Coury did not receive any equity awards in 2019. As described in the 2017 Proxy Statement (and in subsequent disclosures), Mr. Coury received an award of 1,000,000 RSUs on June 24, 2016, 75% of which vested on the third anniversary of the date of grant, which was June 24, 2019, and 25% of which will vest on the fifth anniversary of the date of grant, or earlier upon certain cessations of Mr. Coury’s services as Chairman (whether in an executive or non-executive capacity) or failure to be appointed to Mylan’s Board. The RSUs will continue to vest in accordance with their terms following Mr. Coury’s appointment as Executive Chairman. Directors also are eligible to receive tax-equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at board meetings in the United Kingdom (“U.K.”).

Ordinary Share Ownership Requirements

Mylan’s Board has adopted ordinary share ownership requirements for Non-Employee Directors, requiring each to hold ordinary shares valued at three times their annual retainer as long as they remain on the Board. Each Non-Employee Director has five years from his or her initial election to the Board to achieve this requirement. The policy was adopted to further demonstrate alignment of directors’ interests with shareholders’ for the duration of their service. As of December 31, 2019, all required Non-Employee Directors, as well as Messrs. Korman and Vollebregt, satisfied this ownership requirement. Ms. van der Meer Mohr became a director on June 29, 2018 and is required to satisfy the ownership requirements by June 2023. Mr. Mark became a director on June 21, 2019 and is required to satisfy the ownership requirements by June 2024.

34	2020 Proxy Statement

Security Ownership

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of ordinary shares of Mylan N.V. as of June 2, 2020 by (i) Mylan N.V.’s directors, nominees and named executive officers (“NEOs”), and (ii) all directors, nominees and executive officers of Mylan N.V. as a group (based on 516,947,234 ordinary shares of Mylan N.V. outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person also is considered to beneficially own shares that he or she has the right to acquire within 60 days of June 2, 2020. To Mylan N.V.’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. The address for each beneficial owner listed in the table below is c/o Mylan N.V., Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 days	Percent of Class
Heather Bresch	581,799	(1)	441,448	*
Hon. Robert J. Cindrich	25,725		18,629	*
Robert J. Coury	1,383,587		216,878	*
JoEllen Lyons Dillon	15,609		18,629	*
Neil Dimick	51,263		18,629	*
Daniel M. Gallagher(2)	39,461		—	*
Melina Higgins	113,131	(3)	25,252	*
Harry A. Korman	26,515		29,032	*
Rajiv Malik	548,064	(4)	259,519	*
Richard A. Mark	9,228		6,109	*
Anthony Mauro	124,879	(5)	121,538	*
Kenneth S. Parks	35,115		66,800	*
Mark W. Parrish	45,795		18,629	*
Pauline van der Meer Mohr	6,265		7,798	*
Randall L. (Pete) Vanderveen, Ph.D.	47,787		18,629	*
Sjoerd S. Vollebregt	48,269		11,203	*
All directors and executive officers as a group (15 persons, excluding Mr. Gallagher)	3,063,031	(6)	1,278,722	*

*	Less than 1%.
(1)	Includes 1,157 ordinary shares held in Ms. Bresch’s 401(k) account, and 300,000 ordinary shares held in a grantor retained annuity trust of which Ms. Bresch is the sole trustee.
(2)	Mr. Gallagher’s employment with the Company concluded on April 2, 2019.
(3)	Includes 74,000 ordinary shares held by Ms. Higgins’ spouse.
(4)	Includes 278,546 ordinary shares held in grantor retained annuity trusts of which Mr. Malik is the sole trustee.
(5)	Includes 5,574 ordinary shares held in Mr. Mauro’s 401(k) account.
(6)	Includes 6,731 ordinary shares held in the executive officers’ 401(k) accounts.

2020 Proxy Statement	35

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of shareholders known to management to own beneficially more than five percent of the ordinary shares of Mylan N.V. as of June 2, 2020 (based on 516,947,234 ordinary shares of Mylan N.V. outstanding as of such date):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	57,276,822	(1)	11.1%
Wellington Management Group LLP and affiliates, 280 Congress Street, Boston, MA 02210	54,413,643	(2)	10.5%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	43,137,448	(3)	8.3%

(1)

Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020, The Vanguard Group has sole voting power over 759,966 ordinary shares, shared voting power over 142,004 ordinary shares, sole dispositive power over 56,412,916 ordinary shares and shared dispositive power over 863,906 ordinary shares.

(2)

Based on Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on January 27, 2020, Wellington Management Group LLP has sole voting power over 0 ordinary shares, shared voting power over 53,048,142 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 54,413,643 ordinary shares; Wellington Group Holdings LLP has sole voting power over 0 ordinary shares, shared voting power over 53,048,142 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 54,413,643 ordinary shares; Wellington Investment Advisors Holdings LLP has sole voting power over 0 ordinary shares, shared voting power over 53,048,142 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 54,413,643 ordinary shares; and Wellington Management Company LLP has sole voting power over 0 ordinary shares, shared voting power over 52,461,086 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 52,477,782 ordinary shares. Based on the Schedule 13G/A, the securities as to which the Schedule 13G/A was filed are owned of record by clients of one or more investment advisers identified therein directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except for Vanguard Health Care Fund.

(3)

Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2020, BlackRock, Inc. has sole voting power over 38,068,562 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 43,137,448 ordinary shares and shared dispositive power over 0 ordinary shares.

36	2020 Proxy Statement

Executive Officers

The names, ages, and positions of Mylan’s executive officers as of May 29, 2020 are as follows:

Robert J. Coury	59	Executive Chairman (effective as of April 15, 2020)
Heather Bresch	50	Chief Executive Officer (principal executive officer)
Rajiv Malik	59	President
Kenneth S. Parks	56	Chief Financial Officer (principal financial officer)
Anthony Mauro	47	Chief Commercial Officer

Executive Chairman - Mr. Coury has served as Executive Chairman since April 2020. Mr. Coury first was elected to Mylan’s Board in February 2002, having served since 1995 as a strategic advisor to the Company. He became the Board’s Vice Chairman shortly after his election and served as CEO from September 2002 until January 2012. He previously served as Executive Chairman from 2012 until he became non-executive Chairman in June 2016. Mr. Coury’s primary responsibilities include the overall leadership and strategic direction of Mylan; providing guidance to Mylan’s CEO and senior management; coordination of activities of the Mylan Board; oversight and key involvement in talent management; communication with shareholders and other important constituencies; government and health policy; strategic business development; mergers and acquisitions; responsibilities of the Chairman as specified in the Rules of the Board of Mylan N.V.; leadership and strategic direction in navigating the unique challenges posed to the Company and the pharmaceutical industry by the COVID-19 pandemic; and oversight of work related to the proposed Combination, including leading planning for the integration of the Mylan and Upjohn Business management teams. Additional details regarding Mr. Coury’s background can be found on page 15.

Chief Executive Officer - Ms. Bresch has served as Mylan’s CEO since January 1, 2012. She has executed on a strategy that has produced a sustainable organization that is built for long-term value creation. Among many other areas of focus, Ms. Bresch is leading a business transformation initiative to further enhance the long-term success and sustainability of the Company, and continues to lead the diversification of the Company in terms of products, markets and channels, a process proven to expand access to the medicines upon which patients depend, while generating durable cash flows that serve to enhance Mylan’s business and the interests of shareholders and other stakeholders.

Ms. Bresch is a recognized leader in the industry and a vocal champion of initiatives and policy changes aimed at removing access barriers. Among her policy priorities are increasing generic utilization, driving biosimilars interchangeability, stemming the tide of HIV/AIDS, ensuring a fair and level playing field, and strengthening the global supply chain to make it safer for all patients. Additional details regarding Ms. Bresch’s background can be found on page 13.

President - Mr. Malik has served as Mylan’s President since January 1, 2012. He has more than 37 years of experience in the pharmaceutical industry, with a unique combination of scientific, manufacturing, supply chain, and commercial expertise. He oversees the day-to-day operations of the Company, including commercial, scientific affairs, quality, manufacturing, supply chain, business development and information technology. Mr. Malik has been instrumental in, among other things, expanding and optimizing Mylan’s product portfolio, leveraging Mylan’s global R&D capabilities, and expanding Mylan’s presence in emerging markets. Additional details regarding Mr. Malik’s background can be found on page 18.

Mr. Coury, Ms. Bresch and Mr. Malik are also members of Mylan’s Board.

Chief Financial Officer - Mr. Parks has served as Chief Financial Officer since June 2016. Mr. Parks is responsible for all of our global finance functions, including accounting and control, financial planning and analysis, investor relations, treasury and tax. He also leads our Global Integrated Services organization, which centralizes the management of transaction-intensive Finance, Human Relations, Information Technology and other activities to drive scale, efficiency and consistency. In addition, Mr. Parks heads up Global Data and Strategic Analytics, which provides actionable insights to our leaders as well as analytics solutions to our broader business. Mr. Parks

2020 Proxy Statement	37

EXECUTIVE OFFICERS

previously served as chief financial officer for WESCO International, Inc. (“WESCO”), a leading provider of electrical, industrial and communication products, from June 2012 to May 2016, where he led all aspects of the finance function at WESCO. From June 2012 to December 2013, Mr. Parks also served as a vice president, and starting in January 2014, he served as senior vice president. Prior to joining WESCO, Mr. Parks spent the majority of his career at United Technologies Corporation (“UTC”) in a variety of U.S. and international finance roles. He most recently served as vice president, finance, for the $7 billion UTC Fire & Security division from 2008 to February 2012. As previously disclosed, Mr. Parks has agreed to depart from Mylan upon the close of the Combination.

Chief Commercial Officer - Mr. Mauro has served as Chief Commercial Officer since January 2016. Mr. Mauro oversees all of Mylan’s commercial businesses around the world, and is responsible for leveraging Mylan’s diverse portfolio, pipeline and expansive commercial infrastructure to drive business growth across multiple markets and channels. Prior to 2016, Mr. Mauro served as President, North America since January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. In his 23 years at Mylan, Mr. Mauro also has held roles of increasing responsibility, including Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada and Vice President of Strategic Development, North America, and Vice President of Sales, North America for Mylan.

Each executive officer listed above, other than Mr. Parks, was an executive officer of Mylan Inc. on February 27, 2015, the date on which Mylan N.V. completed the EPD Business Acquisition, and became an officer of Mylan N.V. on such date in connection with the EPD Business Acquisition.

Pursuant to the Board Rules, each officer holds office until his or her successor shall have been appointed, or until his or her death, resignation or removal.

38	2020 Proxy Statement

Voting Item 2 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers of the Company

As required by Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Mylan’s shareholders have the opportunity to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which we also have referred to herein as the Say-on-Pay vote.

Our executive compensation program is designed to incentivize the continued development of our durable business and shareholder value creation over the short- and long-term. Our program also aligns compensation with performance and shareholder and other stakeholder interests. Please see the Compensation Discussion and Analysis beginning on page 40 of this Proxy Statement for additional details, including information about the fiscal year 2019 compensation of our NEOs.

Given the leadership, dedication, and performance of Company executives, their proven ability to capitalize on opportunities and manage challenging market conditions, and the strong alignment between pay and performance in our compensation program, Mylan’s Board recommends that shareholders vote “FOR” the following resolution at the AGM:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed on pages 40 to 71 of Mylan’s Proxy Statement for the 2020 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”

Although advisory and not binding, the Compensation Committee and the Board will take into account the outcome of this vote when considering future compensation arrangements for Mylan’s executive officers should the Combination not close. We provide our shareholders with an advisory Say-on-Pay vote on an annual basis, and should the Combination not close prior to then, it is expected that the next such vote will occur at the 2021 Annual General Meeting of Shareholders (the “2021 AGM”).

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the NEOs, as stated in the above resolution.

2020 Proxy Statement	39

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation of our NEOs for 2019.

NAMED EXECUTIVE OFFICERS

Heather Bresch Chief Executive Officer

Rajiv Malik President

Kenneth S. Parks Chief Financial Officer

Anthony Mauro Chief Commercial Officer

Daniel M. Gallagher Former Chief Legal Officer

40	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Business and Execution

Mylan is a global pharmaceutical company committed to setting new standards in healthcare and providing the world’s more than seven billion people access to high quality medicine. We offer a growing portfolio of more than 7,500 products, including prescription generic, branded generic, brand-name, and biosimilar drugs, as well as OTC remedies. We market our products in more than 165 countries and territories – and every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world.

Over approximately the last decade, Mylan has transformed into a durable, global company that has been built to last through a clear, consistent and differentiated strategy and outstanding execution by our executive management team and employees around the world. Fueling that durability is a business model anchored in Mylan’s core purpose: providing patient access to medicines around the world.

Providing access requires that we satisfy the needs of an incredibly diverse global marketplace whose economic and political systems, approaches to delivering and paying for healthcare, languages and traditions, and customer and patient requirements vary by location and over time.

With these considerations in mind, we built and scaled our commercial, operational, and scientific platforms to meet customers’ evolving needs in ways that are globally consistent and locally sensitive. As a result, not only are we succeeding in expanding access to medicine, we are continually diversifying our business.

That diversification is what drives our durability. Durability allows us to withstand and overcome competitive pressures while continuing to innovate. It also allows us to generate consistent financial results, including reliable cash flows capable of supporting ongoing investments in long-term growth and long-term value creation.

We believe that our employees are our greatest asset. Rewarding employees for their performance and execution is a powerful way to motivate their continued best efforts and to promote their engagement and continued contributions to the Company’s mission and success.

2020 Proxy Statement	41

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2019 Business Performance and How It Aligns to Compensation and Shareholder Interests

The highlights below are examples of ways in which our outstanding executive team drove performance in 2019 to help ensure long-term sustainability and growth, and serve the interests of shareholders and other stakeholders. Increasing access and diversifying our business to further enhance sustainability are closely tied to our adjusted earnings, adjusted cash flows and submissions, linking these achievements with our key performance metrics.

Recent Highlights

Access – These achievements help us strengthen our business and enhance future growth prospects while meeting the diverse needs of patients

•   Filed 139 global regulatory submissions in 2019, demonstrating the depth of our global pipeline. New submissions increase the opportunity for new product approvals, which are important drivers of our business because they further diversify our product portfolio and generate additional cash flow opportunities

•   Provided patients living with asthma and chronic obstructive pulmonary disease in the U.S. with a high quality, more affordable treatment option through the launch of Wixela™ Inhub™, the first FDA-approved generic of ADVAIR DISKUS®

•   Launched the first biosimilar trastuzumab in Canada, Australia, and South Africa with partner Biocon Biologics, increasing access to this treatment option for breast and gastric cancer patients. We also launched the biosimilar trastuzumab in the U.S., where Mylan was the first to receive FDA approval

•   Received FDA approval of Pretomanid for the treatment of extensively drug-resistant TB (XDR-TB) or multidrug-resistant TB (MDR-TB) cases that are treatment-intolerant or non-responsive

•   Launched the Mylan HIV Self-Test in Portugal, Botswana, Laos, and Namibia

•   Increased access for patients with metastatic breast cancer by entering into a marketing license agreement with Eisai India to commercialize TECERIS®

•   Announced the expansion of our current development and commercialization agreement with Theravance Biopharma Ireland Limited for nebulized revefenacin to include China and certain adjacent territories

•   Launched a fixed dose combination of rosuvastatin and ezetimibe to improve control of LDL-c (cholesterol), in five additional countries – France, Belgium, Romania, Slovakia and Bulgaria – and expanded to newer strengths in Spain, Czech Republic, Portugal, and Slovenia to help more patients achieve their LDL-c goals

Diversification – These achievements highlight our ability to withstand industry pressure and disruption in individual markets

•   Generated $11.5 billion in 2019 total revenues, with more than 60% from outside the U.S., demonstrating that we are not dependent on any one geography or product

•   Advanced our global commercial strategy across geographies and channels to further distinguish us as customers’ partner of choice

•   Enhanced portfolio strategy by increasing emphasis on moving up the value chain with a focus on complex, specialty and biologic opportunities and new chemical entities

42	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Durability – These achievements enhance sustainability for shareholders, patients and other stakeholders

•   Generated U.S. GAAP net cash provided by operating activities of $1.8 billion

•   Generated adjusted free cash flow, a key compensation metric, of $2.1 billion

•   Repaid over $1.1 billion of debt

•   Continued to leverage the integration of acquisitions and take advantage of opportunities to optimize our global platform

Compensation Philosophy & Process

Compensation Philosophy

The Board and Compensation Committee have implemented a simplified approach to executive compensation over the past three years, which streamlined our NEOs’ 2018 and 2019 pay mix. Executive compensation consists primarily of salary, annual cash incentives and long-term equity incentives. Mylan’s approach to executive compensation is designed to, among other things:

Reinforce Mylan’s performance-driven culture: Our performance metrics align to the creation and sustainability of shareholder and other stakeholder value and encourage the behaviors and values expected of Mylan leaders. Our simplified program is weighted more heavily toward long-term incentives to align executives’ performance with ensuring the durability of the business and interests of shareholders and other stakeholders.

Drive and reward performance: The Board and Compensation Committee have designed programs to ensure continued execution against our strategy to create and maintain a leading, robust, sustainable organization, while aligning compensation with Company performance, shareholder value creation and other stakeholder interests.

Recruit, retain and reward outstanding executive talent: Mylan provides market competitive compensation with an emphasis on long-term incentives to retain high-performing leaders.

Given the continuing disruptions and changes in the management of many companies in our industry, the market for outstanding executive leadership talent remains highly competitive. Recognizing the significant execution and results generated by our current, long-tenured executive team, as well as the important contributions of so many others in our organization, we design our compensation programs to help ensure that the Company, shareholders and other stakeholders continue to benefit from the talents of our leadership team and global workforce, while also recruiting new talent on an on-going basis.

Our Pay-for-Performance Culture in Practice

The Compensation Committee and Board believe that each member of the executive team has the critical experience, business skills, leadership, executional capabilities, and commitment to our mission and strategy necessary to lead the Company to the benefit of shareholders and all other stakeholders. Their leadership and execution have led to the development of a durable, diversified, and sustainable company, and they continued to perform and execute at high levels during 2019, including while leading the Company’s business transformation efforts and the significant integration planning work related to the Combination.

2019 was marked by continued, significant headwinds in the pharmaceutical industry in many countries around the world, impacting Mylan as well as many other companies in the industry. Although the Company reported strong operational and financial performance in 2019, given the many headwinds faced, we did not meet all of our challenging compensation metric targets for the three-year performance period ended December 31, 2019 applicable to the performance-based restricted stock units (“PRSUs”) granted in 2017. And – consistent with our long-standing pay-for-performance philosophy – our executive compensation program once again demonstrated the strong alignment with business objectives, Company performance, and shareholder interests.

•	2017 PRSUs granted to our current NEOs were earned at 50% of target due to achievement of target performance for return on invested capital (“ROIC”) and below threshold performance on relative total

2020 Proxy Statement	43

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

shareholder return (“TSR”) over the three-year performance period ending on December 31, 2019; accordingly, the realized value of the 2017 PRSUs on the vesting date was 18% of the awarded PRSUs’ target grant date value when factoring in the Mylan stock price at vesting (calculated as of March 3, 2020). See pages 52 to 54 for additional discussion of the long-term incentive plan, including the 2017 PRSU targets.

NEO	2017 PRSU Target Grant Date Value	Realized Value	% of Target Grant Date Value Realized
Heather Bresch	$4,550,033	$820,283	18%
Rajiv Malik	$2,800,031	$504,795	18%
Kenneth S. Parks	$900,031	$162,265	18%
Anthony Mauro	$1,250,040	$225,356	18%

•

Our annual incentive plan resulted in a payout of 150.5% of target due to above-target achievement on the adjusted diluted earnings per ordinary share (“adjusted EPS”) goal and maximum results from the product submission goal, along with target achievement of our adjusted free cash flow metric. See pages 50 to 51 for additional discussion of the annual incentive plan, including the 2019 annual incentive payout.

Shareholder Engagement Relating to Executive Compensation and Board Responsiveness

As noted on pages 4 to 5, engaging directly with shareholders remains a key priority for the Board, and the Board is committed to maintaining this dialogue. In addition to discussing the various facets of our business model and Mylan’s differentiated platform, this dialogue also ensures that we are informed by shareholder perspectives on topics that matter most to them, including with respect to compensation.

Board Responsiveness to Say-on-Pay Proposal and Other Compensation Matters

Last year, our Say-on-Pay proposal received the support of approximately 88.6% of votes cast – a significant increase from the prior year. While we were encouraged by the strong level of support compared to the prior year, we have continued our robust outreach efforts over the past year. Since the 2019 AGM, our Executive Chairman and members of management met with shareholders representing approximately 45% of ordinary shares outstanding as of December 31, 2019, including approximately 65% of the ordinary shares held by our 50 largest shareholders as of such date. These meetings included institutional investor executives, governance team leads, and portfolio managers, among others.

Shareholders generally expressed support for the structure of our ongoing compensation program. In addition, in response to the views expressed by shareholders at the 2019 AGM, we amended our clawback policy to include a misconduct standard and disclosure of actions taken under the policy under certain circumstances.

In addition, Mylan has reached out to shareholders representing approximately 52% of our ordinary shares outstanding as of March 31, 2020, including approximately 72% of the ordinary shares held by our 50 largest shareholders as of such date, to offer additional engagement meetings/discussions during the second quarter of 2020. These meetings, which began in early June, include our Executive Chairman and up to five of our independent Directors, including the Lead Independent Director and the Chairs of the Audit, Compensation, Compliance, Finance, and Governance and Nominating Committees. As we have done in the past, we expect several of these meetings to include discussions exclusively with the independent Directors, without the Executive Chairman or other members of management present.

The Board welcomes these opportunities to discuss executive compensation with shareholders and will continue to take their feedback into consideration as we further evolve our compensation program. We believe the consistent improvement in our Say-on-Pay voting results over the past three years reflects the important changes that we have implemented in our executive compensation program as well as the significant engagement efforts of our Board over that timeframe.

44	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation-Related Actions Over the Past Three Years Include:

•   Amended our clawback policy to include a misconduct standard and disclosure of actions taken under the policy under certain circumstances;

•   Since the beginning of 2017, completely refreshed the Compensation Committee (including the appointment of a new Chair);

•   Implemented a simplified approach to executive compensation and streamlined our NEOs’ 2018 and 2019 pay mix, which consists primarily of salary, annual cash incentives and long-term equity incentives;

•   Adopted a third performance metric applicable to PRSUs granted since 2018 — the ratio of adjusted free cash flow to “indebtedness” (as defined in our revolving credit agreement dated as of November 22, 2016) (“Adjusted FCF/Credit Agreement Debt”) — to further incentivize prudent balance sheet management, while maintaining the two previously used performance metrics of ROIC and relative TSR;

•   Consulted with an independent compensation advisor to review and refresh the market analysis of CEO compensation and reconfirm that it is in line with peer practices;

•   Solicited additional perspective from a second independent compensation consultant specific to NEO market data and compensation program design, which re-confirmed that our program design and CEO and NEO compensation are in line with peers and market practice;

•   Eliminated automatic vesting of PRSUs at target performance in the event of our CEO’s or President’s termination without cause or resignation for good reason beginning in 2019;

•   Eliminated eligibility for severance payments for our CEO and President in the event the executive declines Mylan’s offer of renewal at the end of the applicable employment term;

•   Continued Company policy of not exercising positive discretion in determining annual incentive and LTI payouts; and

•   Revised our CD&A to enhance and streamline disclosure.

2020 Proxy Statement	45

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Components of 2019 Executive Compensation

Mylan’s executive compensation program is designed to motivate our NEOs to meet business objectives and deliver long-term shareholder value, and to align their interests with those of our shareholders and other stakeholders. (See page 43 for additional discussion of our philosophy.)

We pay our NEOs through three primary components of compensation: base salary, an annual incentive and a long-term incentive. In addition, our NEOs receive certain benefits and perquisites. Our program is heavily weighted toward performance-based compensation, and annual and long-term incentive (“LTI”) outcomes are primarily dependent on the achievement of outstanding performance results. In 2019, approximately 60% of CEO and 58% of other NEOs’ compensation was performance-based. Our Board and Compensation Committee do not exercise positive discretion in determining annual incentive and LTI payouts.

The primary components of our compensation program are:

Pay Element	Form	2019 Weightings	2019 Metrics	2019 Performance / Shareholder Alignment
Base Salary	Cash	N/A	N/A	Attracts and retains highly talented executives through market-competitive base compensation
Annual Incentive Compensation	Cash	33.3%	Adjusted EPS	Earnings are expected to have a direct relationship to the price of Mylan’s ordinary shares
	Cash	33.3%	Adjusted Free Cash Flow	Captures the potential impact of other actions, including business transactions, on the generation of adjusted free cash flow
	Cash	33.3%	Global Regulatory Submissions

Encourages the development of new products to both benefit patients and yield new revenue sources that are essential for Mylan to remain competitive, and as such are fundamental to our short- and long-term sustainable growth strategy

Long-Term Incentive Compensation	PRSUs	50%	ROIC (50%) Adjusted FCF/Credit Agreement Debt (50%)	Encourages NEOs to earn an appropriate return on investment Encourages NEOs to prudently manage our balance sheet
		Modifier (+/-20%)	Relative TSR

Encourages NEOs to deliver superior total shareholder return relative to competitors

PRSUs paid to NEOs directly linked to achieved performance against ROIC and Adjusted FCF/Credit Agreement Debt performance goals, subject to TSR multiplier

	Stock Options	10%	Stock Price	Encourages NEOs to increase stock price in excess of grant date stock price The value of shares paid to NEOs is directly linked to share price appreciation through date of exercise
	RSUs	40%	Stock Price	The value of RSUs paid to NEOs is directly linked to share price at the time of vesting

46	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2019 Pay Mix

Note: Other NEOs including Messrs. Malik, Mauro and Parks

2019 CEO Compensation Summary

The following summary describes the compensation for our CEO for the last two years as disclosed in the Summary Compensation Table below. Please see page 62 for the compensation of our other NEOs.

Chief Executive Officer

		2018	2019

Heather Bresch	Base Salary:	$1,300,000	$1,500,000
	Annual Incentive Payout:	$2,599,935	$3,386,250
	Annual LTI Grant:	$9,100,043	$10,500,022
	Change in Pension Value:	—	$2,371,743
	All Other Compensation:	$332,390	$751,245

	Summary Compensation Total:	$13,332,368	$18,509,260

2019 Compensation Decisions

•

Base Salary: Ms. Bresch’s base salary was increased to $1.5 million based on her leadership and performance, and following a review of peer group CEO compensation benchmarks. This was Ms. Bresch’s first salary increase since March 2015. Following this change, Ms. Bresch’s total realizable pay over a three-year period is fully aligned with Mylan’s TSR relative to the Company’s 2019 peer group as highlighted in the graph below.

•	Annual Incentive: No change was made to Ms. Bresch’s target opportunity in 2019 as a percentage of base salary and, as of the end of 2019, it had remained the same since 2015.

•

Long-Term Incentive: No change was made to Ms. Bresch’s target LTI opportunity as a percentage of base salary in 2019. Ms. Bresch received a LTI grant in March 2019 valued at $10,500,022, of which 60% of the total is performance-based. The LTI award was delivered through PRSUs, stock options and RSUs.

•

Change in Pension Value: The increase in the value of Ms. Bresch’s pension benefit resulted from a decrease in the interest rate being used to determine the pension value and an increase to her annual base salary.

•

All Other Compensation: The increase for 2019 relates to the one-time distribution of a life insurance policy to Ms. Bresch in connection with the Company’s termination of the Mylan Inc. life insurance retention plan ($195,947), consistent with the treatment of all plan participants, personal use of the corporate aircraft, and company contributions to the 401(k), profit sharing and restoration plans.

2020 Proxy Statement	47

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

CEO Realizable Pay

The following graph demonstrates that the CEO’s total realizable pay over a three-year period is fully aligned with Mylan’s TSR relative to the Company’s 2019 peer group.

Three-Year CEO Realizable Pay vs TSR*

*

Realizable pay includes cumulative salary and annual incentives paid for the most recent three years for which peer group data was publicly available (2016-2018), plus the current value (as of December 31, 2019) of stock options (intrinsic value) and time-based RSUs granted during the most recent three years, plus the value (as of December 31, 2019) of performance-based LTI awards, other than stock options, earned during the most recent three years, plus the change in pension value and all other compensation for the most recent three years. TSR data derived from the S&P Capital IQ. The 12 peer companies in this chart reflect the current peer group.

Base Salary

The Compensation Committee considers a variety of factors in deciding base salary, including, among others: individual performance, responsibilities and expected future performance; Company performance; management structure; marketplace practices (including external benchmarks prepared by an independent compensation consultant); internal pay equity considerations; competitive recruitment for outstanding talent; and the executive’s experience, tenure and leadership. The Compensation Committee also considers, among other factors, what the marketplace would require in terms of the costs to hire a similarly qualified and experienced individual externally.

For 2019, the Compensation Committee, after review of all related factors and discussion with the independent compensation consultant, provided salary increases to all current NEOs. For Ms. Bresch and Mr. Malik, this was the first salary increase since March 2015. Mr. Mauro last received a salary increase in 2016 and Mr. Parks last received a salary increase in 2017.

NEO	Position	2018	2019
Heather Bresch	Chief Executive Officer	$1,300,000	$1,500,000
Rajiv Malik	President	$1,000,000	$1,150,000
Kenneth S. Parks	Chief Financial Officer	$685,000	$800,000
Anthony Mauro	Chief Commercial Officer	$700,000	$800,000
Daniel M. Gallagher	Former Chief Legal Officer	$800,000	$800,000

48	2020 Proxy Statement

[THIS PAGE INTENTIONALLY LEFT BLANK]

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Annual Incentive Compensation

Mylan’s annual incentive compensation consists of performance-based annual cash awards that are determined according to the achievement of objective operational and financial measures identified by the Board and Compensation Committee as important to the successful execution of Mylan’s business strategy, which is aligned with the continued creation of shareholder value.

For 2019, the Compensation Committee once again set challenging performance goals based on three key performance indicators of the current and future strength of our business. In addition, the metrics were selected specifically because they are related to the actions and leadership of our executive team and measure their ability to extract the greatest value from our assets. The Compensation Committee chose to use adjusted metrics for the two financial goals (adjusted EPS and adjusted free cash flow) because it believes that these adjusted metrics provide effective measures of evaluating Mylan’s financial performance, and the ongoing operations of the Company.

Important Facts About Our 2019 Annual Incentive Targets

In order to promote long-term sustainable growth for the Company, it was necessary to make incremental investment in both sales and marketing and R&D efforts. These investments were expected to create long-term value for our shareholders and other stakeholders by furthering the Company’s efforts to move our portfolio and pipeline up the value chain, investing organically in our key brands, and executing on our commercial assets around the globe. These investments were also expected, however, to reduce adjusted EPS and adjusted free cash flow in 2019. In addition, global regulatory submissions were expected to be lower in 2019 as compared to 2018 due to a heavier weighting on more challenging specialty and complex generic products and the Company’s focus on submission of products expected to generate economic profit would potentially reduce the overall number of submissions for 2019.

	2018		2019
Goal	Actual	Weighting	Threshold	Target	Maximum
Adjusted EPS*	$4.58	33.3%	$3.80	$4.30	$4.80
Adjusted Free Cash Flow* ($ in millions)	$2,713	33.3%	$1,900	$2,100	$2,300
Global Regulatory Submissions	168	33.3%	105	120	135
Payout Opportunity (as % of Target)			50%	100%	200%

No annual incentives are paid with respect to a metric if threshold performance is not achieved. Furthermore, the Compensation Committee has committed to not using its discretion to upwardly adjust annual incentive award amounts generated by the performance metrics.

*

The adjusted EPS amount is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reported adjusted EPS (which for 2019 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B), but for annual incentive plan purposes is measured on a constant currency basis. Adjusted free cash flow is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reported adjusted free cash flow (which for 2019 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B).

2019 NEO Annual Incentive Award Opportunity Subject to Company Performance

In 2019, the Compensation Committee did not make changes to NEO target annual incentives as a percentage of base salary.

NEO	Position	Base Salary	Target (% of Salary)	Target Annual Incentive
Heather Bresch	Chief Executive Officer	$1,500,000	150%	$2,250,000
Rajiv Malik	President	$1,150,000	125%	$1,437,500
Kenneth S. Parks	Chief Financial Officer	$800,000	115%	$920,000
Anthony Mauro	Chief Commercial Officer	$800,000	115%	$920,000
Daniel M. Gallagher	Former Chief Legal Officer	$800,000	115%	$920,000

The payout opportunities are 50% of the target amount for threshold performance and 200% of the target amount for maximum performance.

50	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2019 Actual Annual Incentive Compensation

In 2019, the Company achieved:

•	Between target and maximum performance with respect to the adjusted EPS metric;

•	Target performance on the adjusted free cash flow metric; and

•	Maximum performance on the global submissions metric

•	As a result, the current NEOs received payouts of annual incentive awards for 2019 at 150.5% of target

Goal*	Weighting	2019 Target	2019 Actual Results		Weighted Score
Adjusted EPS*	33.3%	$4.30	$4.55	Between Target & Maximum	50.0%
Adjusted Free Cash Flow* ($ in millions)	33.3%	$2,100	$2,103	At Target	33.8%
Global Regulatory Submissions	33.3%	120	139	Above Maximum	66.7%
2019 Company Performance					150.5%

*

The adjusted EPS amount is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reported adjusted EPS (which for 2019 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B), but for annual incentive plan purposes is measured on a constant currency basis. Adjusted free cash flow is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted free cash flow (which for 2019 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B).

The graphic below demonstrates how Company performance, as shown in the table above, is applied to calculate the annual inventive payout.

The following table shows the results for each of the above components, including the 2019 actual incentive payout.

NEO	Position	Base Salary	Target (% of Salary)	Company Performance	Actual Incentive Payout
Heather Bresch	Chief Executive Officer	$1,500,000	150%	150.5%	$3,386,250
Rajiv Malik	President	$1,150,000	125%	150.5%	$2,163,438
Kenneth S. Parks	Chief Financial Officer	$800,000	115%	150.5%	$1,384,600
Anthony Mauro	Chief Commercial Officer	$800,000	115%	150.5%	$1,384,600

2020 Proxy Statement	51

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Long-Term Incentive Compensation

The Compensation Committee believes that the value of long-term incentives should be directly related to the performance of Mylan’s ordinary shares over several years, as well as other measures associated with the growth, success and long-term sustainability of Mylan. The Committee has historically approved annual LTI award grants in the first quarter of the fiscal year, with the grant effective following the release of year-end audited financial results, with exceptions for new hires, promotions and other special awards, grants or circumstances.

Long-Term Incentive Structure. For 2019, LTI awards were granted to our NEOs in the form of PRSUs, stock options and RSUs in the proportions shown below.

Vehicle	LTI Mix	Incentive Opportunity	Vesting Schedule
PRSUs Performance-Based	50%	PRSUs provide value based on Mylan’s ROIC, Adjusted FCF/Credit Agreement Debt and relative TSR performance, strongly linking payouts with long-term value creation	PRSUs cliff-vest at the end of the three-year performance period based on the achievement of pre-determined performance criteria, generally provided that the NEO remains continuously employed by Mylan
Stock Options Performance-Based	10%	Stock options provide value only if Mylan’s ordinary share price is greater than the grant date ordinary share price	Stock options vest in three equal annual installments, generally provided that the NEO remains continuously employed by Mylan
RSUs Time-Based	40%	RSU value increases/decreases with ordinary share price performance and provides a strong retention incentive	RSUs vest in three equal annual installments, generally provided that the NEO remains continuously employed by Mylan

This mix of LTI awards provides our NEOs with a combination of incentive opportunities, aligns NEOs with the interests of shareholders, and ensures that each vehicle has its own risk-reward profile with a unique benefit.

For the mix of the 2019 LTI awards, the Company decreased the amount of the award granted as stock options by 10% and increased the amount of the award granted as RSUs by 10% relative to the mix of 2018 LTI awards. In implementing this change, the Compensation Committee believed that the increased percentage of RSUs would continue to align the long-term interests of our NEOs with the Company’s shareholders while balancing performance with the Company’s current risk tolerance. The RSUs create ownership alignment with shareholders and provide a stable element of long-term compensation to encourage retention of executive talent.

Each NEO’s 2019 LTI award had a targeted value at grant equal to a percentage of the NEO’s base salary. In setting each NEO’s LTI targeted value, the Compensation Committee considered a variety of factors, including, among others, peer group compensation, expectations regarding individual performance, and tenure.

For 2019, the Compensation Committee approved the following annual LTI award values for our current NEOs:

		Performance-Based		Time-Based	Total LTI Award
NEO	Position	PRSUs	Stock Options	RSUs

Heather Bresch	Chief Executive Officer	$5,250,005	$1,050,002	$4,200,015	$10,500,022

Rajiv Malik	President	$3,450,026	$690,009	$2,760,015	$6,900,050

Kenneth S. Parks	Chief Financial Officer	$1,600,006	$320,008	$1,280,021	$3,200,035

Anthony Mauro	Chief Commercial Officer	$1,600,006	$320,008	$1,280,021	$3,200,035

52	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2019 Three-Year PRSU Performance Metrics

In 2019, the Compensation Committee approved the grant of PRSUs subject to two equally weighted financial performance metrics (i.e., ROIC and Adjusted FCF/Credit Agreement Debt) and one relative market performance metric (i.e., relative TSR), which is used as a modifier to determine the final payout percentage, as described below. The ROIC metric incentivizes effective use of the Company’s capital to drive cash flow generation, and the Adjusted FCF/Credit Agreement Debt performance metric incentivizes prudent balance sheet management. Each of these incentivized behaviors is closely aligned with our efforts to drive a durable and sustainable business. In addition, the relative TSR modifier impacts executive pay based on Mylan’s performance as compared to industry competitors.

Method For Calculating 2019 PRSU Performance Results. As shown in the table below, payouts under the 2019 PRSUs will be determined in two steps. First, the outcome of the ROIC and Adjusted FCF/Credit Agreement Debt metrics will be assessed, resulting in an initial payout percentage of 50% for threshold performance (with 0% payout for below threshold performance) up to 150% for maximum performance, with linear interpolation for achievement between threshold and maximum. Second, the relative TSR metric will be applied as a modifier to the initial payout percentage, decreasing it by 20%, leaving it unaffected or increasing it by 20%, as indicated in the table below, in order to calculate the final payout percentage.

Metric	Weighting	Threshold	Target	Maximum

ROIC*	50%	8%	10%	12%

Adjusted FCF/Credit Agreement Debt**	50%	13%	15%	18%

Relative TSR of Peer Group***	Multiplier	At or Below 25th Percentile of Peer Group	Between 25th and 75th Percentiles of Peer Group	At or Above 75th Percentile of Peer Group

Payout Opportunity (as % of Target)		40%	100%	180%
*	ROIC is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix B.
**

Adjusted FCF/Credit Agreement Debt is first calculated for each year in the performance period as the ratio of adjusted free cash flow (calculated in the same manner as for annual incentive compensation purposes) to ”indebtedness” (as defined in our revolving credit agreement dated as of November 22, 2016), and the values for each year in the performance period are then averaged to determine Adjusted FCF/Credit Agreement Debt. Credit Agreement Debt is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix B, subject to adjustment following the end of the performance period on a pro forma basis in the event of a material acquisition of products or assets during the applicable fiscal year that has a material impact on indebtedness during the fiscal quarter in which such acquisition closes.

***

Relative TSR is calculated by comparing the difference between Mylan’s 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and the day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in our peer group.

Compensation Related to PRSUs Granted in 2017 (Three-Year Performance Period)

For PRSUs granted prior to 2018, including the PRSUs granted in 2017, the Company utilized ROIC and relative TSR as metrics, equally weighted, and with a potential payout from 50% (for performance at threshold) to 150% (for performance at maximum), with linear interpolation if performance was between threshold and maximum. No payout would be made if performance was below threshold.

The Company achieved target performance with respect to the ROIC metric and below-threshold-performance with respect to the relative TSR metric. As a result, the NEOs’ 2017 PRSUs vested at 50% of the target number of shares, as shown below.

2020 Proxy Statement	53

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2017-2019 Goal	Weighting	Three-Year Target	2017-2019	Actual Result	Weighted Score
ROIC*	50%	10%	10%	At Target	50%
Relative TSR**	50%	50th percentile of Peer Group	24th Percentile	Below Threshold	0%
Total Payout (as % of Target)					50%

*	ROIC is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix B.
**

Relative TSR is calculated by comparing the difference between Mylan’s 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and the day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in our peer group.

When applying the Mylan closing ordinary share price ($16.29) on the vesting date of March 3, 2020, the current NEOs received approximately 18% of the targeted grant date value of the award. Mr. Gallagher’s award was forfeited upon his departure from the Company in April 2019.

NEO	Position	Target Shares (#)	Target Grant Date Value	Company Performance	Actual Shares Earned (#)	Actual Award Value at $16.29 per Share
Heather Bresch	Chief Executive Officer	100,709	$4,550,033	50%	50,355	$820,283
Rajiv Malik	President	61,975	$2,800,031	50%	30,988	$504,795
Kenneth S. Parks	Chief Financial Officer	19,921	$900,031	50%	9,961	$162,265
Anthony Mauro	Chief Commercial Officer	27,668	$1,250,040	50%	13,834	$225,356

Limited Perquisites

Perquisites include the following:

•	Each NEO receives a car allowance or the use of a leased vehicle and payment of certain ancillary expenses. The NEOs are responsible for paying any taxes incurred relating to this perquisite.

•

Our NEOs take an extraordinarily active approach to overseeing and managing Mylan’s global operations, which necessitates a significant amount of U.S. domestic and international travel time due to our diverse set of business centers, manufacturing and other facilities, and many client and vendor locations around the world. Mylan provides management with access to corporate aircraft to assist in the management of Mylan’s global platform by providing a more efficient and secure traveling environment, including where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives in the conduct of Company business. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of Mylan’s business, as well as privacy of business information and communications), we have required Ms. Bresch to use Mylan aircraft for business and personal purposes.

During 2019, other leaders from time-to-time also were authorized to have personal use of the corporate aircraft for similar reasons. The Compensation Committee monitors business and personal aircraft usage on a quarterly basis. To the extent any travel on the corporate aircraft results in imputed taxable income to an NEO, Mylan does not provide gross-up payments to cover the NEO’s personal income tax obligation due to such imputed income. For a summary of how this perquisite is calculated, see footnote (7)(b) to the Summary Compensation Table (see page 63).

•	Executives will also receive tax equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at meetings of the Board in the U.K.

54	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Program Governance

The summary below identifies certain features of our compensation program, which are described throughout this CD&A.

What We Do

✓ Maintain a significant portion of compensation aligned with shareholder interests and tied to ordinary share price or financial and operational business performance
✓ Employ metrics for annual and long-term incentives that do not overlap and support both short- and long-term strategies and shareholder interests
✓ Base long-term incentives heavily on performance-based metrics
✓ Use double-trigger vesting for annual LTI awards upon a change in control
✓ Consider peer groups and market data in determining compensation
✓ Retain independent compensation consultants that report directly to the Compensation Committee
✓ Maintain strong ordinary share ownership guidelines
✓ Maintain a robust clawback policy
✓ Conduct annual “Say-On-Pay” advisory votes

What We Don’t Do

✗ No acceleration of vesting of stock options, RSUs and PRSUs upon satisfying retirement eligibility (55 years of age with 10+ years of service) effective January 1, 2017
✗ No exercise of positive discretion in determining annual or LTI payouts
✗ No re-pricing of stock options
✗ No hedging or pledging of ordinary shares
✗ No new 280G tax gross-ups
✗ No matching contributions to the Restoration Plan for NEOs with Retirement Benefit Agreements
✗ No new Retirement Benefit Agreements

Ordinary Share Ownership Requirements for NEOs

The ownership requirements are expressed as a multiple of base salary as follows:

Position	Ownership Requirement (Multiple of Base Salary)
CEO	6x
President	4x
Other NEOs	3x

As of December 31, 2019, all NEOs exceeded their ownership requirements. In addition to the NEOs, Mylan’s ordinary share ownership policy covers the most senior employees at Mylan to promote an ownership culture and stronger alignment with the interests of shareholders among the broader leadership team. Each covered employee

2020 Proxy Statement	55

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

generally has five years from the date they became subject to the policy to achieve the minimum ownership requirement. Ordinary shares actually owned by the covered employee (including ordinary shares held by the covered employee in Mylan’s 401(k) and Profit Sharing Plan), as well as restricted ordinary shares and unvested RSUs and PRSUs count toward compliance with these requirements.

Clawback Policy

The Board has approved a clawback policy relating to incentive compensation programs. The provisions of the policy allow Mylan to recoup certain bonus and equity-based incentive compensation gains resulting from specified misconduct that causes Mylan to materially restate its financial statements. The Board considers updates to the Company’s clawback policy from time-to-time and recently amended the policy to also include a misconduct standard covering material violations of law or Company policy as well as failure to manage or monitor another individual who committed such misconduct. The Board or a designated Board committee will disclose the circumstances of any recoupment relating to such misconduct if required by law or regulation or if it determines that disclosure is in the best interests of Mylan and its shareholders.

In addition, Mylan has a number of other policies in effect that govern our executive team’s behavior and that set out clear ethical expectations. Those policies, including our Code of Business Conduct and Ethics, empower the Company to take a full range of disciplinary responses for any violations, and the Board and the Compensation Committee are not otherwise constrained from seeking to claw back from or deny compensation to any member of the executive team in response to any breach of duties or ethics. The Board considers additional updates to the Company’s clawback policy from time-to-time. In addition, to the extent that the SEC adopts rules for clawback policies that require changes to our policy, we will respond accordingly.

Anti-Hedging and Anti-Pledging Policy

The Company has a securities trading policy that prohibits directors and “officers” (as defined in Rule 16a-1(f) of the Exchange Act) (“Section 16 Officers”) and their respective designees from trading in hedging instruments or otherwise engaging in any transaction that limits or eliminates, or is designed to limit or eliminate, economic risks associated with the ownership of our securities. Hedging instruments are defined as any prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls or other instruments that hedge or offset, or are designed to hedge or offset, movements in the market value of our securities. For purposes of this policy, our securities include ordinary shares and options to purchase ordinary shares, and any other type of securities that we may issue, including but not limited to, preferred shares, notes, debentures, and warrants issued by Mylan N.V. or any parent, subsidiary, or subsidiary of any parent of Mylan N.V., as well as any derivative financial instruments pertaining to such securities, whether or not issued by us, such as options and forward contracts.

The policy also prohibits directors and Section 16 Officers and their respective designees from entering into any transaction that involves the holding of our securities in a margin account (other than the “cashless exercise” of stock options) or the pledging of our securities as collateral for loans. The Compensation Committee may approve exceptions to the prohibition on the use of margin accounts or pledging or securities if, among other factors, the director or Section 16 Officer demonstrates, in advance, that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to our securities held in such margin account or our pledged securities and is not in possession of any material information about the Company that has not been made widely available to the investing public.

56	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

Our Compensation Committee, comprised solely of independent directors, oversees the design and implementation of our executive compensation programs. Since the beginning of 2017, the Board completely refreshed the Compensation Committee (including the appointment of a new Chair). The Compensation Committee reviews and evaluates the performance of our NEOs and determines their compensation and objectives, or, in the case of our CEO and President, recommends compensation and objectives to the independent, non-executive members of the Board. The Compensation Committee monitors compensation trends and developments periodically and undertakes a comprehensive assessment of our compensation programs at least annually. In fulfilling these responsibilities, the Compensation Committee utilizes the support of independent compensation consulting firms, independent outside counsel and an internal executive compensation team.

In 2019, the Compensation Committee retained Meridian and also received input from Pay Governance LLC (“Pay Governance”) to provide advice and information regarding the design and implementation of Mylan’s executive compensation programs. Meridian and Pay Governance also provided information to the Compensation Committee regarding regulatory and other technical developments that may be relevant to Mylan’s executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, annual incentives, long-term incentives, benefits and perquisites.

The Compensation Committee also receives advice from outside counsel including, but not limited to, Cravath, Swaine & Moore LLP and NautaDutilh N.V.

The Compensation Committee performs an annual review of the independence of its outside advisors, consistent with NASDAQ requirements and the Compensation Committee charter.

Compensation Committee Process

Our culture and our success continue to depend on our ability to attract and retain talented leaders in critical roles.

The decisions of the Compensation Committee and the independent directors relating to executive compensation each year reflect a variety of quantitative metrics in addition to qualitative analysis. The Compensation Committee’s decisions reflect its members’ individual and collective experience and business judgment, and are based on extensive interactions with independent third-party consultants, management and our assessment of some or all of the following factors, among others:

Assessment Factors Include

•    Company performance (relative to peers and budget);

•    Talents, experience and tenure of members of our management team;

•    Individual leadership, performance and contributions to the success of Mylan;

•    Responsibilities of, and future expectations for, the individual;

•    Short-, medium- and long-term personnel needs of Mylan;

•    The need to reward and retain our uniquely talented NEOs and other key employees;

•    Other qualitative contributions of each NEO, including, among others, the actual and potential value and  impact of his or her leadership style, strategic vision and execution, talent development, and ability to adapt  to and drive change as needed to support our success;

•    Peer group pay levels and published survey data; and

•    Advice from independent external experts and advisors.

We consider these and other qualitative and quantitative factors from time-to-time in assessing our compensation philosophy and approach, in addition to using these factors to make individual compensation decisions. In addition, our independent directors are intimately familiar with matters that the Board oversees and guides, including the Company’s business, strategies, challenges and opportunities. They apply their independent judgment and experience to assess the unique respective talents, contributions, leadership, responsibilities and future expectations of the executives who drive performance and long-term sustainability.

2020 Proxy Statement	57

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Peer Group

While the competitive market for our executives is one factor the Compensation Committee considers when making compensation decisions, the Committee does not target the compensation of NEOs within a specific percentile of any set of peer companies. As noted, the Compensation Committee considers peer group and industry data along with many other factors when determining compensation programs.

The peer group is used as a reference point for assessing market competitive pay levels for the NEOs and for measuring the relative TSR performance applicable to PRSUs. Due in part to Mylan’s unique position in the market and long-tenured management team, pay is not formulaically tied to a particular percentile of the peer group. The current peer group provides a direct focus on Mylan’s business competitors and the companies Mylan competes with for executive talent. In 2019, subsequent to approval of 2019 compensation for the NEOs, the Committee reviewed the peer group and removed Celgene Corporation, which was acquired in November 2019 by Bristol-Myers Squibb Company. As a result of the acquisition, Celgene Corporation is also no longer included in the Company’s peer group for purposes of determining Mylan’s relative TSR under the 2017 and 2018 PRSU grants.

Peer Group

Abbott Laboratories	Novartis AG

Amgen Inc.	Perrigo Company plc

Endo International plc	Pfizer Inc.

Gilead Sciences, Inc.	Regeneron Pharmaceuticals, Inc.

Mallinckrodt plc	Sanofi

Merck & Co., Inc.	Teva Pharmaceutical Industries Ltd.

Consideration of Risk in Company Compensation Policies

The Compensation Committee has considered risk management in determining compensation policies and believes that our programs are designed to encourage outstanding, consistent, sustainable business performance over extended periods of time. Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our long-term business objectives while avoiding excessive short-term risk-taking. In addition, we utilize a mix of objective performance measures, so that undue emphasis is not placed on one particular measure, and we employ different types of compensation to provide value over the short-, medium- and long-term. These performance measures are reevaluated annually in light of the evolving risk environment facing our business. When making compensation decisions, we also consider qualitative factors to avoid the consequence that an overly formulaic approach may have on excessive risk-taking by management. At least annually, the Compensation Committee also receives a report from Meridian, its independent compensation consultant, on risk management in connection with the Company’s compensation program.

The Compensation Committee believes that our compensation policies and practices do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

58	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Other Compensation Matters and Considerations

Employment Agreements

We believe it is important to have employment agreements with our executive officers and other key employees. These agreements memorialize certain key terms of employment, including termination rights and obligations, non-competition and other restrictive covenants and compensation matters, and we believe thereby enhance the stability and continuity of our employment relationships. Each of the NEOs, other than Mr. Gallagher who departed from the Company effective April 2, 2019, is currently party to an employment agreement with Mylan Inc.

Employment Agreements in 2019

As previously disclosed in early 2019, the Compensation Committee and Board decided to renew the contracts of our executive officers. In making these decisions, the Compensation Committee considered, among other factors, the applicable executive’s experience, executional capabilities, business skills, long-term performance and contributions, leadership, and commitment to our mission and strategy. The Compensation Committee also considered the track record of each executive, the importance of stability in a complex and changing environment and the future needs of, and potential opportunities for, the Company. As noted, we expect that industry, market, and regulatory conditions will continue to evolve in complex and unpredictable ways. In addition, the Compensation Committee noted the disruptions and changes in the management of certain companies in our industry, and the fact that the market for outstanding executive leadership talent continues to be extremely and increasingly competitive. The Compensation Committee further noted the efforts of the management team to continue to advance the Company’s business transformation efforts, all while maintaining focus on day-to-day operational performance. The Compensation Committee and the Board therefore determined that securing the retention of the executive team was crucial to the continued operational excellence of the business and furthering its sustainability and durability.

In approving compensation levels under each executive’s go-forward employment agreement, the Compensation Committee was mindful of the need to retain strong leadership talent while maintaining compensation at levels that are not excessive and incentivize achievement of performance results while ensuring that pay levels match performance.

In that regard, on February 25, 2019, Mylan Inc. extended the employment agreements of Heather Bresch, Chief Executive Officer; Rajiv Malik, President; Ken Parks, Chief Financial Officer; and Anthony Mauro, Chief Commercial Officer. The term of the agreements extends through April 1, 2024 for Ms. Bresch and through April 1, 2022 for each of Messrs. Malik, Parks and Mauro, and each will renew for successive one-year terms thereafter. Pursuant to the extended agreements, base salaries are $1,500,000 for Ms. Bresch, $1,150,000 for Mr. Malik, and $800,000 for Messrs. Parks and Mauro. Ms. Bresch is eligible for a target annual bonus of 150% of base salary and Messrs. Malik, Parks and Mauro are eligible, in each case, effective as of January 1, 2019, for target annual bonuses of 125%, 115% and 115% of base salary, respectively. Each employment agreement also provides for the executive’s eligibility to continue to receive fringe benefits of employment as are customarily provided to senior executives of Mylan. Each of the agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see “Potential Payments Upon Termination or Change in Control” on page 69 of this Proxy Statement.

As previously disclosed on February 11, 2019, Daniel M. Gallagher, our former Chief Legal Officer, informed Mylan that he intended to return to private practice at the conclusion of the term of his employment agreement in April 2019. On February 25, 2019, Mylan Inc. and Mr. Gallagher entered into a consulting agreement setting forth the terms of his separation and continuing consulting role for up to 12 months following the separation date. Mr. Gallagher received (i) a cash payment of $800,000 payable pursuant to his former employment agreement, (ii) payments of $50,000 per month in consideration of the consulting services to be provided, (iii) eligibility for continued vesting of 32,354 time-based RSUs and unvested retirement plan contributions through the term of the consulting agreement and (iv) continued medical and welfare benefits through the 12-month anniversary of his separation pursuant to his former employment agreement. The consulting agreement with Mr. Gallagher expired as of the close of business on April 1, 2020.

2020 Proxy Statement	59

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The description of the employment agreements and consulting agreement is qualified by reference to the agreements, copies of which are filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2018.

Transition and Succession Agreements

Mylan Inc. is party to separate Transition and Succession Agreements with each NEO with an aim to assuring that Mylan will have the NEO’s full attention and dedication to Mylan during the pendency of a possible change in control transaction that might optimize shareholder value, and to provide the officer with compensation and benefits in connection with a change in control. The Transition and Succession Agreements are independent of each NEO’s employment agreement.

Subsequent to the execution of certain legacy agreements, Mylan adopted a policy that no new Transition and Succession Agreements will provide for an excise tax gross-up for golden parachute payments. Consistent with this commitment, the Transition and Succession Agreement with Mr. Parks does not, and the Transition and Succession Agreement with Mr. Gallagher did not, contain excise tax gross-ups. For legal and other considerations, the policy does not apply retroactively to the Transition and Succession Agreements executed prior to the new policy. As described in the Company’s Proxy Statement for the extraordinary general meeting of shareholders to be held in connection with the Combination, based on the assumptions described therein, none of Ms. Bresch and Messrs. Malik and Mauro are expected to receive reimbursement payments for golden parachute excise taxes as a result of the Combination. Mylan does not have the right to unilaterally abrogate pre-existing binding contracts with its executives, and does not believe it would be in shareholders’ best interests to expend funds to “buy out” the executives from these rights. Since implementation of the new policy, no new or amended Transition and Succession Agreements with excise tax gross-up provisions have been executed and several have expired as executives have ceased to be actively employed with Mylan. The agreement with Mr. Parks provides, and the agreement with Mr. Gallagher provided, that their compensation will, in the event subject to an excise tax on any golden parachute payments, be subject to a “best net” approach. Pursuant to this approach, they would receive the full amount of such payments or the greatest amount of such payments that would not subject them to the excise tax, whichever would result in the greatest after-tax amount.

For more information on these Transition and Succession Agreements, see the section below entitled “Potential Payments Upon Termination or Change in Control” beginning on page  69 of this Proxy Statement.

Retirement Benefits

Mylan Inc. previously entered into Retirement Benefit Agreements (“RBAs”) with Ms. Bresch and Mr. Malik in recognition of their service to Mylan, to encourage their retention and to provide a supplemental form of retirement and death benefit. For a detailed description of the RBAs with Ms. Bresch and Mr. Malik, see the section below entitled “Retirement Benefit Agreements” beginning on page 68 of this Proxy Statement.

Mylan also maintains a 401(k) Restoration Plan (the “Restoration Plan”) and an Income Deferral Plan permitting senior-level employees to elect to defer the receipt of a portion of their compensation and, in the case of the

Restoration Plan, providing matching contributions to employees who make such an election. However, effective April 1, 2013, Mylan modified the Restoration Plan so that U.S. employees with an RBA would no longer receive matching contributions under the Restoration Plan.

As previously disclosed, when Mr. Malik joined Mylan in January 2007, Mylan established a nonqualified deferred compensation plan on his behalf. Although Mylan no longer contributes to the plan account, it will be distributed to Mr. Malik upon termination of his employment, or upon other qualifying distribution events, such as his retirement, disability or death or Mylan’s termination of the plan.

The footnotes to the Summary Compensation Table include changes in pension values calculated based on certain actuarial assumptions regarding discount rates. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2019 financial statements. In 2019, the impact of a decrease in the applicable discount rates, an increase in each of Ms. Bresch’s and Mr. Malik’s annual base salary and less discounting to reflect Ms. Bresch’s current age from age 55 led to an increase in the present value of accumulated benefits of $2.37 million for Ms. Bresch and $1 million for Mr. Malik.

60	2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect for years prior to 2018, restricted the deductibility for federal income tax purposes of the compensation paid to the CEO and each of the other NEOs who was an executive officer at the end of the applicable fiscal year (other than the Chief Financial Officer) for such fiscal year to the extent that such compensation for such executive exceeds $1 million and does not qualify as “qualified performance-based compensation” as defined under Section 162(m) of the Code. The Compensation Committee historically considered available opportunities to deduct compensation paid to NEOs for U.S. federal income tax purposes. The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, eliminated the exception for “performance-based” compensation and expanded the number of executives to which the 162(m) limit may apply. As a result, except to the extent provided in limited transition relief, compensation over $1 million paid to any NEO is no longer deductible under Section 162(m) of the Code. The Board and the Compensation Committee reserve the right to provide compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Compensation Committee Report

We have reviewed and discussed the CD&A with management. Based on such review and discussions, we recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

JoEllen Lyons Dillon

Melina Higgins

Pauline van der Meer Mohr

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2019 (Mmes. Dillon, Higgins and van der Meer Mohr) was an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2019, no executive officer of the Company served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board.

2020 Proxy Statement	61

EXECUTIVE COMPENSATION

Executive Compensation Tables

Executive Compensation Tables

2019 Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid or granted to or earned by the NEOs for 2019, 2018, and 2017.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Heather Bresch Chief Executive Officer	2019	1,500,000	—	9,450,020	1,050,002	3,386,250	2,371,743	751,245	18,509,260
	2018	1,300,000	—	7,280,041	1,820,002	2,599,935	—	332,390	13,332,368
	2017	1,300,000	—	7,280,034	1,820,011	1,950,000	—	394,352	12,744,397

Kenneth S. Parks Chief Financial Officer	2019	800,000	—	2,880,027	320,008	1,384,600	—	200,814	5,585,449
	2018	685,000	—	2,000,073	500,001	1,050,307	—	171,564	4,406,945
	2017	628,115	—	1,440,068	360,012	787,750	—	130,072	3,346,017

Rajiv Malik President	2019	1,150,000	—	6,210,041	690,009	2,163,438	1,000,937	1,161,414	12,375,839
	2018	1,000,000	—	4,800,045	1,200,016	1,666,625	—	839,881	9,506,567
	2017	1,000,000	—	4,480,049	1,120,004	1,250,000	—	892,077	8,742,130

Anthony Mauro Chief Commercial Officer	2019	800,000	—	2,880,027	320,008	1,384,600	—	365,099	5,749,734
	2018	700,000	—	2,000,073	500,001	1,073,307	—	178,091	4,451,472
	2017	700,000	—	2,000,073	500,017	805,000	—	191,921	4,197,011

Daniel M. Gallagher former Chief Legal Officer	2019	623,923	—	—	—	—	—	807,497	1,431,420
	2018	800,000	—	2,560,010	640,014	1,226,636	—	55,769	5,282,429
	2017	600,000	350,000	4,756,220	640,009	920,000	—	62,958	7,329,187

(1)

Represents the value of the base salary actually paid to the NEO in 2019, 2018 or 2017, except that Mr. Gallagher’s amount for 2019 also includes Mr. Gallagher’s consulting payment for three fiscal quarters (total of $450,000) and payment in lieu of accrued vacation ($17,769). The annual base salary approved by the Compensation Committee for each of the NEOs is payable in accordance with the Company’s normal payroll practices for its senior executives, so that an NEO’s total base salary amount is paid in 26 bi-weekly installments.

(2)

For Mr. Gallagher, the amount shown for 2017 represents the value of his sign-on bonus, which was subject to full or partial repayment in the event Mr. Gallagher left Mylan prior to the first anniversary of his joining Mylan (except in certain circumstances).

(3)

Represents the grant date fair value of the stock awards granted to the NEO in 2019, 2018 or 2017, as applicable. The grant date fair value of PRSUs for 2019 is based on the target value and is as follows: Ms. Bresch ($5,250,005), Mr. Parks ($1,600,006), Mr. Malik ($3,450,026), Mr. Mauro ($1,600,006) and Mr. Gallagher ($0) . If the maximum achievement of performance goals had been assumed, the grant date fair value of the PRSUs for 2019 would have been as follows: Ms. Bresch ($9,450,019), Mr. Parks ($2,880,027), Mr. Malik ($6,210,068), Mr. Mauro ($2,880,027), and Mr. Gallagher ($0). For Mr. Gallagher, the amount shown for 2017 also includes the grant date fair value of PRSUs granted to him under the One-Time Special Five-Year Performance-Based Realizable Value Incentive Program, which was $1,546,152, which assumes the achievement of performance targets at maximum level. This award was forfeited in its entirety because the Company did not achieve the threshold performance goal related to the adjusted EPS performance metric, which was measured over the five-year period ending on December 31, 2018. For information regarding assumptions used in determining the expense of such awards, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in its annual report on Form 10-K for the year ended December 31, 2019.

(4)

Represents the grant date fair value of the option awards granted to the NEO in 2019, 2018 or 2017, as applicable. For information regarding assumptions used in determining the expense of such awards, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in its annual report on Form 10-K for the year ended December 31, 2019.

(5)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the CD&A set forth above.
(6)

Represents the aggregate change in present value of the applicable NEO’s accumulated benefit under his or her respective RBA. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2019 financial statements. In 2019, the impact of a decrease in the applicable discount rates led to an increase in the present value of accumulated benefits of approximately $2,370,000 for Ms. Bresch and approximately $1,000,000 for Mr. Malik. For further information concerning the RBAs, see the Pension Benefits for 2019 Table set forth below and the section below entitled “Retirement Benefit Agreements,” beginning on page 68 of this Proxy Statement.

62	2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Tables

(7)	Amounts shown in this column are detailed in the following chart:

Name	Fiscal Year	Use of Company- Provided Automobile ($)(a)	Personal Use of Company Aircraft ($)(b)	Expatriate Benefits ($)(c)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($)(d)	Restoration Plan Contribution ($)(e)	Transition Related Benefits ($)(f)	Life Insurance Policies ($)(g)	Other ($)(h)
Heather Bresch	2019	20,891	256,267	—	29,000	229,196	—	195,947	19,944
	2018	20,836	98,268	—	24,730	148,750	—	—	39,806
	2017	20,736	158,038	—	24,420	165,331	—	—	25,827
Kenneth S. Parks	2019	19,902	6,075	—	22,069	149,418	—	—	3,350
	2018	20,089	16,875	—	19,019	107,798	—	—	7,783
	2017	19,766	10,440	—	18,115	73,440	—	—	8,311
Rajiv Malik	2019	11,157	20,946	939,204	28,200	152,198	—	—	9,709
	2018	27,692	44,783	636,726	24,550	98,750	—	—	7,380
	2017	30,170	28,896	691,967	24,300	109,469	—	—	7,275
Anthony Mauro	2019	19,200	4,089	—	28,577	150,798	—	119,085	43,350
	2018	19,342	3,529	—	25,050	110,700	—	—	19,470
	2017	19,200	2,595	—	24,238	123,285	—	—	22,603
Daniel M. Gallagher	2019	4,907	—	—	—	—	800,000	—	2,590
	2018	19,200	414	—	6,154	25,846	—	—	4,155
	2017	14,400	—	—	18,039	29,700	—	—	819

(a)

In the case of Ms. Bresch and Messrs. Parks, Mauro and Gallagher, these numbers represent a vehicle allowance and ancillary expenses associated with such vehicle. In the case of Mr. Malik, this number represents the cost of a vehicle (based on lease value), insurance and ancillary expenses associated with such vehicle.

(b)

Amounts disclosed represent the actual aggregate incremental costs incurred by Mylan associated with the personal use of the Company’s aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees and other trip-related variable costs. Because the aircrafts are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)

Expatriate benefits for Mr. Malik represent income taxes paid by Mylan in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik is responsible for, and has continued to pay taxes equal to those he would have been obligated to pay had he maintained his principal work location and residence in India rather than having transferred, at Mylan’s request, to the United States, while Mylan generally pays for all additional taxes, including Mr. Malik’s tax obligations on the imputed income associated with Mylan’s payment of taxes on his behalf. Beginning in 2016, Mr. Malik no longer receives a tax equalization benefit in respect of his LTI awards. Amounts shown for 2019 and 2017 for Mr. Malik are net of Mylan’s estimated tax refunds for each year. The estimated refunds were $72,948 for 2019, $0 for 2018 and $15,685 for 2017.

(d)

For 2019, amounts disclosed for each current NEO included, for Ms. Bresch and Messrs. Parks, Malik and Mauro, a matching contribution of $12,200, $5,269, $11,400, and $11,777, respectively, and a profit sharing contribution received in April 2020 in respect of fiscal year 2019 equal to $16,800 for each current NEO. For 2018, amounts disclosed included, for Ms. Bresch and Messrs. Parks, Malik, Mauro and Gallagher, a matching contribution of $10,980, $5,269, $10,800, $6,154, and $11,300, respectively, and a profit sharing contribution received in April 2019 in respect of fiscal year 2018 equal to $13,750 for each NEO except for Mr. Gallagher. For 2017, amounts disclosed included, for Ms. Bresch and Messrs. Parks, Malik, Mauro, and Gallagher, a matching contribution of $10,920, $4,615, $10,800, $10,738 and $4,539, respectively, and a profit sharing contribution received in March 2018 in respect of fiscal year 2017 equal to $13,500 for each NEO. In March 2017, the Company made a profit sharing contribution to each NEO, other than Mr. Gallagher, in respect of fiscal year 2016 equal to $13,250.

(e)

For 2019, amounts disclosed included, for Messrs. Parks, Mauro and Gallagher, a matching contribution under the Restoration Plan of $62,812, $63,732, and $0, respectively, and a profit sharing contribution under the Restoration Plan received in April 2020 in respect of fiscal year 2019 for each of Ms. Bresch and Messrs. Parks, Malik, and Mauro equal to $229,196, $149,418, $152,198, and $150,798, respectively. Mr. Gallagher did not receive this contribution because of his termination on April 2, 2019. For 2018, amounts disclosed included, for Messrs. Parks, Mauro, and Gallagher, a matching contribution under the Restoration Plan of $47,910, $49,200 and $25,846, respectively, and a profit sharing contribution under the Restoration Plan received in April 2019 in respect of fiscal year 2018 for each of Ms. Bresch and Messrs. Parks, Malik and Mauro equal to $148,750, $59,888, $98,750 and $61,500, respectively. Mr. Gallagher did not receive this contribution because of his termination on April 2, 2019. For 2017, amounts disclosed included, for Messrs. Parks, Mauro, and Gallagher, a matching contribution under the Restoration Plan of $20,509, $54,793 and $13,200, respectively, and a profit sharing contribution under the Restoration Plan received in March 2018 in respect of fiscal year 2017 for each of Ms. Bresch and Messrs. Parks, Malik, Mauro, and Gallagher equal to $165,331, $52,931, $109,469, $68,492 and $16,500, respectively. Ms. Bresch is no longer eligible to receive a matching contribution under the Restoration Plan. Although Mr. Malik became eligible to participate in Mylan’s U.S. retirement plans in 2016, he is not eligible to receive a matching contribution under the Restoration Plan. See pages 67 to 68 of this Proxy Statement for further information regarding Restoration Plan contributions.

(f)	Represents a cash payment paid to Mr. Gallagher in 2019 in connection with his separation as an executive of the Company.
(g)

Represents the value of the life insurance policies distributed to each of Ms. Bresch ($195,947) and Mr. Mauro ($119,085) in 2019, in connection with the Company’s termination of Mylan Inc.’s life insurance retention plan, consistent with the treatment of all plan participants.

(h)

Represents events for all NEOs other than Mr. Gallagher for 2017; life insurance retention plan premium for Ms. Bresch and Mr. Mauro; long-term disability premiums; a health insurance premium for Mr. Malik; reimbursements for certain travel for Mr. Mauro ($26,190); for 2018 only, certain personal security services for Ms. Bresch; and tax preparation services related to U.K. tax returns for all NEOs other than Mr. Gallagher for 2017.

2020 Proxy Statement	63

EXECUTIVE COMPENSATION

Executive Compensation Tables

Grants of Plan-Based Awards for 2019

The following table summarizes grants of plan-based awards made to each NEO during 2019.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Heather Bresch			1,125,000	2,250,000	4,500,000	—	—	—	—	—	—	—
	3/1/2019	2/21/2019	—	—	—	76,503	191,257	344,263	—	—	—	5,250,005

	3/1/2019	2/21/2019	—	—	—	—	—	—	153,006	—	—	4,200,015

	3/1/2019	2/21/2019	—	—	—	—	—	—	—	91,384	27.45	1,050,002

Kenneth S. Parks			460,000	920,000	1,840,000	—	—	—	—	—	—	—
	3/1/2019	2/21/2019	—	—	—	23,316	58,288	104,919	—	—	—	1,600,006

	3/1/2019	2/21/2019	—	—	—	—	—	—	46,631	—	—	1,280,021

	3/1/2019	2/21/2019	—	—	—	—	—	—	—	27,851	27.45	320,008

Rajiv Malik			718,750	1,437,500	2,875,000	—	—	—	—	—	—	—
	3/1/2019	2/21/2019	—	—	—	50,274	125,684	226,232	—	—	—	3,450,026

	3/1/2019	2/21/2019	—	—	—	—	—	—	100,547	—	—	2,760,015

	3/1/2019	2/21/2019	—	—	—	—	—	—	—	60,053	27.45	690,009

Anthony Mauro			460,000	920,000	1,840,000	—	—	—	—	—	—	—
	3/1/2019	2/21/2019	—	—	—	23,316	58,288	104,919	—	—	—	1,600,006

	3/1/2019	2/21/2019	—	—	—	—	—	—	46,631	—	—	1,280,021

	3/1/2019	2/21/2019	—	—	—	—	—	—	—	27,851	27.45	320,008

(1)	The performance goals under the annual incentive compensation program applicable to the NEOs during 2019 are described above in the CD&A.
(2)

Consists of PRSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2019 table.

(3)

Consists of RSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2019 table.

(4)

Represents the grant of 10-year stock options awarded under the Amended 2003 Plan. Stock options were granted with an exercise price equal to the closing price of the Company’s ordinary shares on the date of grant. The vesting terms applicable to these awards are described below following the Outstanding Equity Awards at the End of 2019 table.

(5)

Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2019.

64	2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Tables

Outstanding Equity Awards at the End of 2019

The following table sets forth information concerning all of the outstanding LTI awards held by each NEO as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Heather Bresch	14,196	—	21.13	3/3/2020	—	—	—		—
	4,413	—	22.66	3/2/2021	—	—	—		—
	4,266	—	23.44	2/22/2022	—	—	—		—
	3,236	—	30.90	3/6/2023	—	—	—		—
	65,502	—	55.84	3/5/2024	—	—	—
	67,659	—	50.66	11/17/2025	—	—	—		—
	86,957	—	46.27	2/17/2026	—	—	—		—
	71,039	35,519	45.18	3/3/2027	—	—	—		—
	36,198	72,394	40.97	3/2/2028	—	—	—		—
	—	91,384	27.45	3/1/2029	—	—	—		—
	—	—	—	—	20,141	404,834	100,709	(4)	2,024,251
	—	—	—	—	44,423	892,902	111,057	(4)	2,232,246
	—	—	—	—	153,006	3,075,421	191,257	(4)	3,844,266
Kenneth S. Parks	16,549	—	46.52	6/6/2026	—	—	—		—
	14,052	7,026	45.18	3/3/2027	—	—	—		—
	9,945	19,888	40.97	3/2/2028	—	—	—		—
	—	27,851	27.45	3/1/2029	—	—	—		—
	—	—	—	—	3,984	80,078	19,921	(4)	400,412
	—	—	—	—	12,204	245,300	30,511	(4)	613,271
	—	—	—	—	46,631	937,283	58,288	(4)	1,171,589
Rajiv Malik	34,389	—	55.84	3/5/2024	—	—	—		—
	41,637	—	50.66	11/17/2025	—	—	—		—
	50,168	—	46.27	2/17/2026	—	—	—		—
	43,716	21,858	45.18	3/3/2027	—	—	—		—
	23,867	47,733	40.97	3/2/2028	—	—	—		—
	—	60,053	27.45	3/1/2029	—	—	—		—
	—	—	—	—	12,395	249,140	61,975	(4)	1,245,698
	—	—	—	—	29,290	588,729	73,225	(4)	1,471,823
	—	—	—	—	100,547	2,020,995	125,684	(4)	2,526,248
Anthony Mauro	4,266	—	23.44	2/22/2022	—	—	—		—
	3,236	—	30.90	3/6/2023	—	—	—		—
	12,009	—	55.84	3/5/2024	—	—	—		—
	16,265	—	50.66	11/17/2025	—	—	—		—
	27,314	—	46.27	2/17/2026	—	—	—		—
	19,517	9,758	45.18	3/3/2027	—	—	—		—
	9,945	19,888	40.97	3/2/2028	—	—	—		—
	—	27,851	27.45	3/1/2029	—	—	—		—
	—	—	—	—	5,533	111,213	27,668	(4)	556,127
	—	—	—	—	12,204	245,300	30,511	(4)	613,271
	—	—	—	—	46,631	937,283	58,288	(4)	1,171,589
Daniel M. Gallagher	—	—	—	—	8,218	165,182	—		—
	—	—	—	—	8,515	171,152	—		—
	—	—	—	—	15,621	313,982	—		—

(1)

Vesting dates applicable to unvested stock options are as follows, in each case generally subject to continued employment with Mylan: on March 3, 2020, the unvested options at the $45.18 exercise price for Ms. Bresch and Messrs. Parks, Malik and Mauro vested; one-half of the

2020 Proxy Statement	65

EXECUTIVE COMPENSATION

Executive Compensation Tables

unvested stock options at the $40.97 exercise price for Ms. Bresch and Messrs. Parks, Malik and Mauro vested on March 2, 2020; and the unvested stock options at the $27.45 exercise price for all current NEOs will vest in three equal annual installments beginning March 2, 2020. Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; (iii) in the case of death, including within two years following termination because of disability, or, in the case of options granted prior to January 1, 2017, retirement, 100% of options become vested and vested options will remain exercisable for the remainder of the original term; and (iv) in the case of an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control, 100% of options become vested (double-trigger awards). In the case of options granted in 2013, 2014, 2015, 2016, 2017, 2018 or 2019 to Ms. Bresch, and in 2014, 2015, 2016, 2017, 2018 or 2019 to Mr. Malik, following termination of employment without “cause” or resignation for “good reason” as defined in the applicable employment agreement, 100% of options become vested and vested options will remain exercisable for one year following termination.

(2)

On March 3, 2020, 20,141 RSUs for Ms. Bresch, 3,984 RSUs for Mr. Parks, 12,395 RSUs for Mr. Malik and 5,533 RSUs for Mr. Mauro vested. Of the 44,423 RSUs for Ms. Bresch, 22,211 vested on March 2, 2020, and 22,212 will vest on March 2, 2021; of the 12,204 RSUs for Mr. Parks, 6,102 vested on March 2, 2020, and 6,102 will vest on March 2, 2021; of the 29,290 RSUs for Mr. Malik, 14,645 vested on March 2, 2020, and 14,645 will vest on March 2, 2021; of the 12,204 RSUs for Mr. Mauro, 6,102 vested on March 2, 2020, and 6,102 will vest on March 2, 2021; of the 8,218 RSUs for Mr. Gallagher, 8,218 vested on March 15, 2020. 153,006 RSUs for Ms. Bresch, 46,631 RSUs for Mr. Parks, 100,547 RSUs for Mr. Malik and 46,631 RSUs for Mr. Mauro vest in three equal annual installments beginning on March 2, 2020, and the 15,621 RSUs for Mr. Gallagher, vested on March 15, 2020. Of the 8,515 RSUs for Mr. Gallagher that represent the Gallagher sign-on RSUs, 8,515 vested on March 15, 2020. In accordance with their terms, all of these awards would vest upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability. In the case of awards granted to Ms. Bresch and Messrs. Malik and Gallagher (for Mr. Gallagher, solely with respect to RSUs granted in 2017), the awards would also vest upon the executive’s termination without “cause,” or resignation for “good reason” as defined in the applicable employment agreement.

(3)	The market value of RSUs and PRSUs was calculated using the closing price of the Company’s ordinary shares as of December 31, 2019, $20.10.
(4)

The vesting of these PRSUs is subject to the attainment of performance goals. On March 3, 2020, Ms. Bresch vested in 50,355 ordinary shares or 50% of the target 100,709 PRSUs, Mr. Parks vested in 9,961 ordinary shares or 50% of the target 19,921 PRSUs, Mr. Malik vested in 30,988 ordinary shares or 50% of the target 61,975 PRSUs and Mr. Mauro vested in 13,834 ordinary shares or 50% of the target 27,668 PRSUs. On March 2, 2021, Ms. Bresch is expected to vest in PRSUs relating to 111,057 ordinary shares, Mr. Parks is expected to vest in PRSUs relating to 30,511 ordinary shares, Mr. Malik is expected to vest in PRSUs relating to 73,225 ordinary shares and Mr. Mauro is expected to vest in PRSUs relating to 30,511 ordinary shares. On March 2, 2022, Ms. Bresch is expected to vest in PRSUs relating to 191,257 ordinary shares, Mr. Parks is expected to vest in PRSUs relating to 58,288 ordinary shares, Mr. Malik is expected to vest in PRSUs relating to 125,684 ordinary shares and Mr. Mauro is expected to vest in PRSUs relating to 58,288 ordinary shares. The PRSUs are expected to vest upon the earliest to occur of (i) March 2, 2021 or March 2, 2022, as applicable, provided that the performance goals have been satisfied, (ii) an involuntary termination without cause or a voluntary resignation for good reason within two years following a change in control, (iii) the executive’s death or disability and (iv) in the case of awards granted to Ms. Bresch and Mr. Malik, other than the awards scheduled to vest on March 2, 2022, the executive’s termination without “cause,” or resignation for “good reason” as defined in the applicable employment agreement. Any outstanding ordinary shares subject to the award that remain unvested as of March 2, 2021 or March 2, 2022, as applicable, will be forfeited.

(5)	As a result of his separation as an executive from Mylan on April 2, 2019, except as otherwise described in footnote (2), Mr. Gallagher forfeited his unvested equity awards as of such date.

66	2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Tables

Option Exercises and Stock Vested for 2019

The option awards and ordinary share awards reflected in the table below were exercised or became vested for the NEOs during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Heather Bresch	—	—	104,735	3,155,403
Kenneth S. Parks	—	—	17,073	500,580
Rajiv Malik	—	—	63,653	1,911,799
Anthony Mauro	—	—	28,595	861,444
Daniel M. Gallagher	—	—	24,544	682,418

Pension Benefits for 2019

The following table summarizes the benefits accrued by Ms. Bresch and Mr. Malik as of December 31, 2019, under the RBA (and Executive Plan, in the case of Mr. Malik) in effect during 2019. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Heather Bresch	Retirement Benefit Agreement	15	8,727,522	—
Kenneth S. Parks	N/A	N/A	—	—
Rajiv Malik	The Executive Plan for Rajiv Malik(3)	N/A	389,855	—
Rajiv Malik	Retirement Benefit Agreement	13	5,006,159	—
Anthony Mauro	N/A	N/A	—	—
Daniel M. Gallagher	N/A	N/A	—	—
(1)	Messrs. Parks, Mauro and Gallagher are not party to a defined benefit pension arrangement.
(2)	See page 60 of this Proxy Statement for further information on the value of the accumulated pension benefit.
(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Restoration Plan for 2019. There was no NEO participation in the Mylan Executive Income Deferral Plan in 2019.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Company Profit Sharing and Match Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Heather Bresch	3,686,880	—	145,254	693,448	—	4,525,582
Kenneth S. Parks	181,612	62,812	122,700	53,698	—	420,822
Rajiv Malik	254,237	—	98,750	68,623	—	421,610
Anthony Mauro	1,786,570	63,732	125,232	380,643	—	2,356,177
Daniel M. Gallagher	87,724	—	—	(1,733)	85,991	—

(1)

These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our NEOs are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

2020 Proxy Statement	67

EXECUTIVE COMPENSATION

Retirement Programs and Employment Agreements

Retirement Programs and Employment Agreements

Restoration Plan

The Restoration Plan permits employees (including NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan and (iii) be credited with Company non-elective contributions (to the extent so made by Mylan), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under Mylan’s 401(k) and Profit Sharing Plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company profit sharing contributions are subject to an initial three-year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her profit sharing contributions. Distributions of such participant’s vested account balance will be made in a lump sum within 60 days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Ms. Bresch and Mr. Malik are not eligible to receive matching contributions under the Restoration Plan.

Retirement Benefit Agreements

Mylan Inc. entered into RBAs with Ms. Bresch and Mr. Malik in August 2009. Pursuant to the RBAs of Ms. Bresch and Mr. Malik, upon retirement following completion of 10 or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20% and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years, discounted to the executive’s current age from age 55 if such executive retires prior to attaining age 55 (“retirement benefit”). Having completed at least 10 years of continuous service as an executive, Ms. Bresch and Mr. Malik are each 100% vested in their retirement benefit under the RBAs.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, Mylan refuses, fails to make or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payments under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, Mylan may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency and may not exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of-pocket expenses he or she incurs directly in the course of providing these services.

Information concerning the estimated value of benefits under Ms. Bresch’s and Mr. Malik’s RBAs assuming retirement as of December 31, 2019, is in the section below entitled “Potential Payments Upon Termination or Change in Control,” beginning on page 69 of this Proxy Statement.

As previously disclosed, in 2007, Mylan established a nonqualified deferred compensation plan for Mr. Malik, who was then living outside the U.S. and therefore unable to participate in Mylan’s 401(k) and Profit Sharing Plan. Although Mylan no longer contributes to the account, the plan account will be distributed to Mr. Malik upon termination of the plan, the termination of Mr. Malik’s employment or other qualifying distribution events, such as his retirement, disability or death.

68	2020 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the potential payments and benefits that the NEOs would have received following a termination of employment on December 31, 2019 by Mylan without “cause”, by the NEO for “good reason” (each as defined in the applicable agreement), due to his or her death or disability or as a result of a CIC Termination (as defined below), in each case, pursuant to the terms of the employment agreements, RBAs, Transition and Succession Agreements and LTI award agreements in effect as of December 31, 2019. A “CIC Termination” occurs, for purposes of the payments and benefits payable pursuant to the Transition and Succession Agreements, if an NEO’s employment is terminated other than for cause or if he or she terminates employment for good reason or as a result of death or disability, in each case, prior to a change in control under certain circumstances, within two years following the occurrence of a change in control or, for Ms. Bresch and Mr. Malik only, for any reason within 90 days following the first anniversary of a change in control and, for purposes of the vesting of the LTI awards, if an NEO’s employment is terminated other than for cause or if he or she terminates employment for good reason within two years following the occurrence of a change in control.

All potential payments and benefits in connection with a change in control, including the vesting of LTI awards, are “double-trigger”, meaning they require a change in control and a CIC Termination in order to be paid. All payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of the NEO’s employment due to death or disability.

As described above, Mr. Gallagher’s employment with Mylan terminated on April 2, 2019. For a description of the payments and benefits Mr. Gallagher received in connection with such termination, please see above, at “Employment Agreements in 2019”.

Heather Bresch

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Ms. Bresch’s employment was terminated on December 31, 2019 by Mylan without cause, by her for good reason or due to her death or disability absent a change in control, she would have been entitled to (1) a lump sum payment equal to two times her annual base salary, (2) two years of health benefits, (3) a pro rata bonus based on actual performance, (4) for a termination due to death or disability, full vesting of her LTI awards (with any performance conditions deemed achieved at “target” levels), (5) for a termination without cause or for good reason, full vesting of her LTI awards other than PRSUs granted in 2019 (with any performance conditions deemed achieved at “target” levels) and (6) a lump sum payment equal to her already vested RBA benefit. Ms. Bresch is entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives following a termination of employment.

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $6,422,396, in respect of cash severance and other benefits, (ii) $8,629,654, in respect of the vesting of LTI awards for a termination with good reason or without cause or $12,473,920 for death or disability and (iii) $8,727,522, in respect of Ms. Bresch’s already vested RBA benefit.

Termination in Connection with a Change in Control. If Ms. Bresch incurred a CIC Termination on December 31, 2019, she would have been entitled to the payments and benefits provided for above, except that her severance payment under (1) would be equal to three times the sum of her base salary and highest bonus paid and she would receive three years of continued health and other benefits. Ms. Bresch’s Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $20,013,636, in respect of cash severance and other benefits, (ii) $12,473,920, in respect of the full vesting of LTI awards (with any performance conditions deemed achieved at “target” level) and (iii) $8,727,522, in respect of Ms. Bresch’s already vested RBA benefit. Based on these values, Ms. Bresch would not have been subject to the 280G excise tax; therefore, no value is attributable to her contractual gross-up obligation for purposes of this disclosure.

2020 Proxy Statement	69

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

Rajiv Malik

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Malik’s employment was terminated on December 31, 2019 by Mylan without cause, by him for good reason or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to one-and-one-half times his annual base salary, (2) 18 months of health benefits, (3) a pro rata bonus based on actual performance, (4) for a termination due to death or disability, full vesting of his LTI awards (with any performance conditions deemed achieved at “target” levels), (5) for a termination without cause or for good reason, full vesting of his LTI awards other than PRSUs granted in 2019 and (6) a lump sum payment in respect of his already vested RBA benefit. Mr. Malik is entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives following a termination of employment.

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $3,915,916, in respect of cash severance and other benefits, (ii) $5,576,384, in respect of the vesting of LTI awards for a termination with good reason or without cause or $8,102,632 for death or disability and (iii) $5,006,159, in respect of Mr. Malik’s already vested RBA benefit.

Termination in Connection with a Change in Control. If Mr. Malik incurred a CIC Termination on December 31, 2019, he would have been entitled to the payments and benefits provided for above, except that his severance payment under (1) would be equal to three times the sum of his base salary and highest bonus paid and he would receive three years of continued health and other benefits. Mr. Malik’s Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $13,662,109, in respect of cash severance and other benefits, (ii) $8,102,632, in respect of the full vesting of LTI awards (with any performance conditions deemed achieved at “target” level) and (iii) $5,006,159, in respect of Mr. Malik’s already vested RBA benefit. Based on these values, Mr. Malik would not have been subject to the 280G excise tax; therefore, no value is attributable to his contractual gross-up obligation for purposes of this disclosure.

Kenneth S. Parks

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Parks’ employment was terminated on December 31, 2019 by Mylan without cause, by him for good reason or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to his annual base salary, (2) 12 months of health benefits, (3) a pro rata bonus based on actual performance and (4) in the case of a termination due to Mr. Parks’ death or disability only, full vesting of his LTI awards (with any performance conditions deemed achieved at “target” levels).

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $2,204,378, in respect of cash severance and other benefits and (ii) in the case of a termination due to Mr. Parks’ death or disability only, $3,447,934, in respect of the vesting of LTI awards.

Termination in Connection with a Change in Control. If Mr. Parks incurred a CIC Termination on December 31, 2019, he would have been entitled to the payments and benefits provided for above in the event of his disability, except that his severance payment under (1) would be equal to three times the sum of his base salary and highest bonus paid and he would receive three years of continued health and other benefits. Consistent with Mylan’s policy of not providing gross-ups in newly entered into agreements, Mr. Parks’ Transition and Succession Agreement contains a “best net” provision in the event he would receive any “excess parachute payments”, as described above.

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $8,524,052, in respect of cash severance and other benefits and (ii) $3,447,934, in respect of the full vesting of LTI awards (with any performance conditions deemed achieved at “target” level).

70	2020 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

Anthony Mauro

Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Mauro’s employment was terminated on December 31, 2019 by Mylan without cause or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to his annual base salary, (2) 12 months of health benefits, (3) a pro rata bonus based on actual performance and (4) in the case of a termination due to Mr. Mauro’s death or disability only, full vesting of his LTI awards (with any performance conditions deemed achieved at “target” levels).

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $2,201,819, in respect of cash severance and other benefits and (ii) in the case of a termination due to Mr. Mauro’s death or disability only, $3,634,784, in respect of the vesting of LTI awards.

Termination in Connection with a Change in Control. If Mr. Mauro incurred a CIC Termination on December 31, 2019, he would have been entitled to the payments and benefits provided for above in the event of his disability, except that his severance payment under (1) would be equal to three times the sum of base salary and cash bonus paid to Mr. Mauro by Mylan as reflected on Mr. Mauro’s W-2 in the tax year immediately preceding (a) the year in which the date of termination occurs or (b) the year in which the change in control occurs, whichever is greater, and he would receive three years of continued health and other benefits. Mr. Mauro’s Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”

The estimated values of such payments and benefits, assuming a December 31, 2019 termination, would have been (i) $6,220,058, in respect of cash severance and other benefits and (ii) $3,634,784, in respect of the full vesting of LTI awards (with any performance conditions deemed achieved at “target” level). Based on these values, Mr. Mauro would not have been subject to the 280G excise tax; therefore, no value is attributable to his contractual gross-up obligation for purposes of this disclosure.

2020 Proxy Statement	71

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information about the relationship between the annual total compensation of the Company’s employees and the annual total compensation of the Company’s CEO. The pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if there is no impact to the pay ratio disclosure. As there were no changes in our employee population or to the median-paid employee’s compensation arrangements in 2019 that would affect the pay ratio disclosure, the employee representing the median-paid employee is the same employee selected for the 2019 Proxy Statement. We collected the 2019 annual total compensation for the median employee using the same methodology we use for our NEOs as disclosed in the Summary Compensation Table on page 62 and then added the cost of medical and dental benefits in the calculation of annual total compensation for the median employee and CEO.

Total annual compensation for the median employee was $43,367 and total annual compensation for the CEO was $18,526,417, resulting in a ratio of median employee total annual compensation to CEO total annual compensation of 427 to 1. Total annual compensation for the median employee and the CEO is calculated according to the disclosure requirements of Item 402(u) of Regulation S-K under the Exchange Act and includes base salary, annual incentive, equity awards, change in pension values and other compensation such as perquisites and medical benefits.

72	2020 Proxy Statement

Voting Item 3 – Adoption of Dutch Annual Accounts for Fiscal Year 2019

At the AGM, shareholders will be asked to adopt the Company’s Dutch statutory annual accounts for the fiscal year ended December 31, 2019, which are prepared in accordance with IFRS. The report of Deloitte Accountants B.V. for the fiscal year ended December 31, 2019, is included in these accounts.

As a public limited liability company incorporated under the laws of the Netherlands, Mylan is required by Dutch law to prepare the accounts and submit them to shareholders for adoption. The Company’s Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2019, which were prepared in accordance with U.S. GAAP and filed with the SEC.

A copy of the Dutch statutory annual accounts is available free of charge on our website at www.mylan.com/en/about-mylan/corporate-governance and at our office address at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England.

A representative of Deloitte Accountants B.V. will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if he or she wishes.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the adoption of our Dutch statutory annual accounts for fiscal year 2019.

2020 Proxy Statement	73

Voting Item 4 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2020

The Audit Committee has appointed Deloitte as Mylan’s independent registered public accounting firm to audit the Company’s U.S. GAAP consolidated financial statements for the fiscal year ending December 31, 2020, and has directed that management submit the selection of Deloitte as that firm for ratification by the shareholders at the AGM. A representative of Deloitte is expected to be present at the AGM, will be available to respond to appropriate questions from shareholders and will be given an opportunity to make a statement if he or she wishes.

Shareholder ratification of the selection of Deloitte is not required by Mylan’s Articles of Association or otherwise. However, if shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2020.

Principal Accounting Fees and Services

Deloitte served as Mylan’s independent registered public accounting firm during 2019 and 2018, and no relationship exists other than the usual relationship between such a firm and its client. Details about the nature of the services provided by, and fees Mylan paid to, Deloitte and affiliated firms for such services during 2019 and 2018 are set forth below.

	In Millions
	2019	2018
Audit Fees(1)	$10.3	$9.8
Audit Related Fees(2)	0.6	0.3
Tax Fees(3)	0.2	0.8
All Other Fees	—	—

Total Fees	$11.1	$10.9

(1)

Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements and the Dutch Annual Accounts, the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and accounting, reporting and disclosure matters.

(2)

Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s employee benefit plans, comfort letters, certain SEC filings and other agreed upon procedures.

(3)	Represents fees primarily related to tax return preparation, tax planning and tax compliance support services.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for Mylan. Under the policy, the Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services pre-approved by the Committee up to certain amounts. All services performed by Deloitte during 2019 and 2018 were pre-approved by the Committee in accordance with its policy.

74	2020 Proxy Statement

OTHER VOTING AND DISCUSSION MATTERS

Report of the Audit Committee of Mylan’s Board

Report of the Audit Committee of Mylan’s Board

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates such information by reference.

April 29, 2020

The Audit Committee is currently comprised of five directors, each of whom is independent as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (“SEC”) and the applicable NASDAQ listing standards and within the meaning of the Dutch Corporate Governance Code. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on Mylan N.V.’s (the “Company”) website at www.mylan.com/en/about-mylan/corporate-governance.

Management is responsible for the preparation and integrity of the Company’s financial statements. Management is also responsible for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met a total of four times in 2019, and has reviewed and discussed with management, including Mylan’s internal auditor, and with the independent auditor, Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting and its disclosure controls and procedures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Mylan’s independent auditor also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB’s Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence, and the Audit Committee discussed these matters with the independent auditor. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Mylan is compatible with the firm’s independence. Deloitte & Touche LLP, Mylan’s independent auditor, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2019, which was filed with the SEC.

BY THE AUDIT COMMITTEE:

Neil Dimick, Chairman

JoEllen Lyons Dillon

Melina Higgins

Richard A. Mark

Mark W. Parrish

2020 Proxy Statement	75

Voting Item 5 – Instruction to Deloitte Accountants B.V. for the Audit of the Company’s Dutch Statutory Annual Accounts for Fiscal Year 2020

Pursuant to Dutch law, the general meeting is authorized to instruct an auditor to audit Mylan’s Dutch statutory annual accounts, which are presented pursuant to IFRS. Based on the recommendation of the Audit Committee of Mylan’s Board, the Board proposes to the general meeting that Deloitte Accountants B.V. be instructed to serve as the auditor that will audit the Company’s Dutch statutory annual accounts as required by Dutch law for the year ending December 31, 2020.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch statutory annual accounts for fiscal year 2020.

76	2020 Proxy Statement

Voting Item 6 – Authorization of Mylan’s Board to Acquire Shares in the Capital of the Company

With effect from June 21, 2019, the general meeting authorized the Board to repurchase Company shares for a maximum period of 18 months, with such authorization expiring on December 21, 2020 (the “Share Repurchase Authorization”).

Mylan now is asking shareholders to renew and thereby effectively extend the Share Repurchase Authorization for a period of 18 months from June 30, 2020 (the date of the AGM). If shareholders grant the Share Repurchase Authorization, it will expire on December 30, 2021. Adoption of this voting item will allow the Board to have the flexibility to repurchase Company shares after December 21, 2020, without the expense of calling an extraordinary general meeting of shareholders. If shareholders do not grant the renewed and extended Share Repurchase Authorization, it will expire on December 21, 2020.

More specifically, similar to last year’s request, the general meeting is being asked to authorize Mylan’s Board to repurchase (i) up to 10% of the ordinary shares issued and outstanding at the end of the trading day on the date of the AGM, for a period of 18 months, at prices as to be determined by the Board, one or more of its members or the Chief Financial Officer (the “CFO”) in their discretion, by any means, including, without limitation, on the open market (including block trades that satisfy the safe-harbor provisions of Rule 10b-18 pursuant to the Exchange Act), through privately negotiated transactions or in one or more self-tender offers at prices per share between an amount equal to €0.01 and an amount equal to 110% of the market price of the ordinary shares on NASDAQ (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by Mylan’s Board or one or more of its members or the CFO) and (ii) the maximum number of preferred shares allowed under Dutch law from Stichting Preferred Shares Mylan (a Dutch foundation (stichting)) for a period of 18 months against the nominal value of the preferred shares.

At the AGM, Mylan shareholders will be asked to resolve on the above renewal of the authority of Mylan’s Board to repurchase Company shares. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the U.S. Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and the Company’s Articles of Association, Mylan is permitted to acquire fully paid up shares in its own share capital for such consideration as the Board may determine (but within the boundaries set by the general meeting), to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of Mylan’s capital and the reserves that the Company is required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in Mylan’s capital, which the Company holds or holds in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital and (iii) the acquisition of such shares has been authorized by the general meeting. Such authorization is valid for a maximum of 18 months (subject to further authorizations). Authorization is not required for the acquisition of Mylan’s ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under its equity incentive plans.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” authorization of Mylan’s Board to acquire shares in the capital of the Company.

2020 Proxy Statement	77

Voting Item 7 – Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights

Under Dutch law, the general meeting has the authority to issue shares of a company and to exclude or restrict pre-emptive rights. The general meeting, however, typically delegates to the board of directors of the company its authority to issue shares and to exclude or restrict pre-emptive rights, consistent with market practice. This delegation may continue for up to five years or may be given on a rolling basis.

Mylan’s Board currently has the authority to issue ordinary shares or to grant rights to subscribe for ordinary shares, up to 20% of Mylan’s issued share capital as of June 21, 2019 (the date of the 2019 AGM) through December 21, 2020 without pre-emptive rights (the “2019 Share Issuance Authorization”).

Mylan now is proposing to extend the term of the 2019 Share Issuance Authorization for a period of 18 months from the date of the AGM on the terms described below (the “2020 Share Issuance Authorization”). If shareholders grant the 2020 Share Issuance Authorization, it will expire on December 30, 2021. If shareholders do not grant the 2020 Share Issuance Authorization, the 2019 Share Issuance Authorization of up to 108,023,539 ordinary shares will remain in effect until December 21, 2020.

Shareholders are being asked to delegate to Mylan’s Board the authority to resolve upon the issuance of ordinary shares or to grant rights to subscribe for ordinary shares in Mylan’s share capital for the period described in the preceding paragraph, up to a maximum of 10% of Mylan’s issued share capital, as per the end of the trading day on the date of the AGM, and to exclude or restrict pre-emptive rights in connection therewith. For reference, Mylan’s issued share capital as of June 2, 2020 was 541,545,308 ordinary shares.

Adoption of the 2020 Share Issuance Authorization will support the Company’s ability to effect mergers, acquisitions, strategic alliances, and other transactions in the interests of the Company, shareholders, and other stakeholders using its ordinary shares as consideration, while also allowing the Board to have the flexibility to issue ordinary shares and to grant rights to subscribe for up to 10% of such issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes, through December 30, 2021, without the expense of calling an extraordinary general meeting of shareholders.

Board Recommendation

Mylan’s Board unanimously recommends a vote “FOR” delegation to the Board of the authority to issue, and grant rights to subscribe for, up to 10 percent of the issued shares of the Company on the terms set forth in this proposal and to exclude or restrict pre-emptive rights in connection therewith.

78	2020 Proxy Statement

Appendix A – Questions and Answers

The following questions and answers are intended to address questions that you, as a shareholder of Mylan, may have regarding the AGM and provide information with respect to the AGM, proxy materials and voting. Mylan urges you to carefully read this entire Proxy Statement in addition to these questions and answers. Please note that in conjunction with the AGM, Mylan is also holding a separate Extraordinary General Meeting of Shareholders, or EGM, to approve certain matters in connection with the proposed transaction pursuant to which the Company will combine with Pfizer Inc.’s Upjohn Business in a Reverse Morris Trust transaction (referred to elsewhere as the “Combination”). On February 13, 2020, Mylan filed a definitive merger proxy statement (the “EGM Proxy Statement”) relating to the Combination which is separate from this Proxy Statement and which covers only the matters that will be put to a vote at the EGM. Similarly, this Proxy Statement does not speak to matters that will be put to a vote at the EGM.

Unless the context expressly provides otherwise, these questions and answers and the Proxy Statement describe the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the AGM, including the procedures for convening the AGM and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Generally similar rights apply in respect of Mylan preferred shareholders.

Q:	What is this Proxy Statement, and why am I receiving it?

A:

This Proxy Statement is part of a solicitation of proxies by Mylan’s Board for use at the AGM and is being furnished to Company shareholders and beneficial owners of Mylan ordinary shares on or about June 2, 2020. This Proxy Statement provides Mylan’s shareholders with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the AGM.

You are receiving this Proxy Statement because you were a Mylan shareholder or beneficial owner of Mylan shares on June 2, 2020 (the “Record Date”). This Proxy Statement contains important information about the Proposals (as defined in the following question and answer) and the AGM; you should read it carefully and in its entirety. You may cast your vote in person at the AGM or by using one of the advance voting methods described in the Notice of 2020 Annual General Meeting of Shareholders. For detailed information, see the questions below entitled, “How do I vote if my ownership of Mylan ordinary shares is reflected directly on the Register as of the Record Date?” or “How do I vote if I am a beneficial owner of Mylan ordinary shares and hold them in street name?”, as appropriate.

Q:	What is the difference between the EGM and the AGM, which are taking place at the same time?

A:

As discussed above, Mylan has entered into a proposed transaction pursuant to which the Company will combine with Pfizer Inc.’s Upjohn Business in a Reverse Morris Trust transaction (referred to elsewhere as the “Combination”). On February 13, 2020, Mylan filed the EGM Proxy Statement in connection with the EGM being held to approve certain matters in connection with the Combination. On March 26, 2020, Mylan announced that in light of increased meeting and other restrictions due to COVID-19 developments in the Netherlands, the EGM had been rescheduled from April 27, 2020 to June 30, 2020 and would be hosted in conjunction with the AGM, the meeting to which this Proxy Statement relates. Like many other public companies, Mylan holds an annual meeting each year in the ordinary course at which shareholders appoint directors, vote on its advisory Say-on-Pay proposal and ratify its independent registered public accounting firm, among other items. This Proxy Statement is intended to provide you with information relating to your decisions to attend the AGM and to vote, grant a proxy to vote, or, if relevant, instruct your broker as to how your vote is to be cast with regard to items being presented at the AGM while the EGM Proxy Statement and any additional soliciting materials filed by Mylan with the SEC in connection with the EGM and the Combination is intended to provide you with information relating to your decisions to attend the EGM and to vote, grant a proxy to vote, or, if relevant, instruct your broker as to how your vote is to be cast with regard to approval of certain matters in connection with the Combination.

2020 Proxy Statement	A-1

APPENDIX A

Mylan shareholders looking for relevant information on the EGM and matters relating to the Combination, including the proposals to be voted on at the EGM, must look to the EGM Proxy Statement and any additional soliciting materials filed by Mylan in connection with the EGM as this Proxy Statement only relates to the proposals, set forth in the Notice of 2020 Annual General Meeting of Shareholders and described in the following Question and Answer, which will be voted on at the AGM. In particular, although shareholders will receive a single proxy card (for record holders) or a single voting instruction form (for beneficial owners) that sets forth the proposals to be voted on by Mylan shareholders at both the EGM and AGM, shareholders should be sure to refer to the EGM Proxy Statement for more information on EGM proposals and this Proxy Statement for more information on AGM proposals. Mylan ordinary shareholders who wish to vote in respect of the EGM must hold their Mylan ordinary shares as of the record date for the EGM and submit their votes as of or after the record date for the EGM. Mylan ordinary shareholders as of the record date will receive a single proxy card (for record holders) or a single voting instruction form (for beneficial owners) that sets forth the proposals to be voted on by Mylan shareholders at both the AGM and the EGM. The single proxy card and single voting instruction form supersede and replace the proxy card and voting instruction form, respectively, that were previously provided to Mylan shareholders in respect of the EGM in connection with such first mailing of the EGM proxy materials. Votes submitted using the proxy card (for record holders) or voting instruction form (for beneficial owners) distributed to Mylan shareholders on or about February 14, 2020 for the EGM (whether submitted prior to, on or after the record date) will not be counted. Please refer to the EGM Proxy Statement and related materials for additional information on the EGM and matters relating to the Combination.

Q:	What is the purpose of the AGM?

A:	The AGM is being held for Mylan shareholders to vote on the following items (each a “Proposal” and, together, the “Proposals”):

1.	To appoint two executive directors and eleven non-executive directors to the Board

2.	To approve, on an advisory basis, the compensation of the NEOs of the Company

3.	To adopt the Dutch annual accounts for fiscal year 2019

4.	To ratify the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2020

5.	To instruct Deloitte Accountants B.V. for the audit of Mylan’s Dutch statutory annual accounts for fiscal year 2020

6.	To authorize the Board to acquire shares in the capital of the Company

7.	To delegate to the Board the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights

Q:	When and where will the AGM be held?

A:	The AGM will be held at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, 1072 LH Amsterdam, the Netherlands, on June 30, 2020, at 1:00 p.m. Central European Summer Time (CEST).

Persons attending the AGM will not be permitted to use cameras, recording devices and other similar electronic devices during the meeting. In addition, those exhibiting symptoms of COVID-19 may be subject to additional requirements prior to entry to the meeting – see the question below entitled “How can I attend the AGM?”.

Q:	How does Mylan’s Board recommend I vote?

A:

Mylan’s Board unanimously recommends that the Company’s shareholders vote “FOR” the appointment of each director; “FOR” approval, on an advisory basis, of the compensation of the NEOs of the Company; “FOR” the adoption of the Dutch annual accounts for fiscal year 2019; “FOR” ratification of the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2020; “FOR” instruction to Deloitte Accountants B.V. for the audit of Mylan’s Dutch statutory annual accounts for fiscal year 2020; “FOR” authorization of the Board to acquire shares in the capital of the Company; and “FOR” delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights (the “Share Issuance Proposal”).

A-2	2020 Proxy Statement

APPENDIX A

Q:	How can I attend the AGM?

A:

If you wish to attend the AGM in person, please so inform Mylan in writing by sending notice to the attention of Mylan’s Corporate Secretary at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England (the “Corporate Address”) or by e-mail to corporatesecretary@mylan.com, in each case prior to 5:00 p.m. Central European Summer Time (CEST) on June 29, 2020 (the “Cut-Off Time”).

Beneficial owners of Mylan ordinary shares that are held through a broker, bank, trust company or other nominee (“street name”) may not vote the underlying ordinary shares at the AGM unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in Mylan’s shareholder register (the “Register”) as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date.

Proper identification, such as a driver’s license or passport, must be presented at the meeting.

Failure to comply with such notification and identification requirements may result in not being admitted to the meeting.

The 2020 AGM is currently scheduled to be held in person. Due to government and other restrictions relating to COVID-19 public health concerns, however, the Company’s directors and officers may be required to participate remotely or the Company may decide to hold the meeting in a different location or, subject to the requirements of Dutch law, virtually. The Company may also need to impose additional requirements on meeting attendees to protect attendees’ health and safety. We will announce relevant updates via press release and on our website at investor.mylan.com, and we encourage you to check our website prior to the meeting if you plan to attend.

Q:	Who is entitled to vote at the AGM and how many votes do they have?

A:

Dutch law provides that the record date for the AGM must be 28 days prior to the date of the AGM; thus, the Record Date is June 2, 2020. Mylan ordinary shareholders who on the Record Date are registered in the Register may attend the AGM and, if relevant, vote in person or authorize a third-party to attend and, if relevant, vote at the meeting on their behalf through use of a proxy card.

Mylan ordinary shareholders and others with meeting rights with respect to Mylan ordinary shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register no later than the Record Date by means of a request sent to Mylan in writing to the attention of Mylan’s Corporate Secretary at the Company’s Corporate Address or by sending an e-mail to corporatesecretary@mylan.com.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the AGM or by proxy, you first must obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

Mylan preferred shareholders who on June 30, 2020 are registered in the Register may attend the AGM and, if relevant, vote in person or authorize a third-party to attend, and, if relevant, vote at the meeting on their behalf by proxy.

As of the close of business on June 2, 2020, there were 516,947,234 Mylan ordinary shares and no Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the AGM. Shareholders do not have cumulative voting rights.

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders”, if any, refer to both (i) shareholders who on June 30, 2020 are registered in the Register as holders of Mylan preferred shares and (ii) others with

2020 Proxy Statement	A-3

APPENDIX A

meeting rights under Dutch law with respect to Mylan preferred shares who, on June 30, 2020, are registered as such in the Register and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders.

Q:	What vote is required to adopt each of the Proposals?

A:

Consistent with established Dutch law and Mylan’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes” and invalid votes not considered votes cast), in which case he or she will not be appointed. In such event, Mylan’s Board may propose a new binding nomination to be submitted at a subsequent general meeting.

Other than for the appointment of directors, each Proposal requires the affirmative vote of an absolute majority of the valid votes cast on that Proposal at the AGM, provided that, solely with respect to the 2020 Share Issuance Authorization, if less than half of the issued share capital is present or represented, the 2020 Share Issuance Authorization requires a two-thirds majority of the votes cast. A quorum of at least one-third of the issued share capital is separately required for the adoption of each Proposal. If a quorum of at least one-third of the issued share capital is not present or represented with respect to any Proposal, such Proposal cannot be validly adopted at the AGM.

Abstentions and failures to vote (as described below) are not considered to be votes cast for purposes of determining if a Proposal has been adopted.

Q:	What constitutes a quorum?

A:

At least one-third of the issued Mylan shares must be separately represented at the AGM with respect to a Proposal to constitute a quorum with respect to that Proposal. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). If you are a beneficial owner who holds ordinary shares in street name and do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum at the AGM with respect to such Proposal. If your broker, bank, trust company or other nominee does not vote your ordinary shares in its discretion on routine matters, your shares will not be counted for purposes of determining the presence of a quorum with respect to such Proposal. Failures to vote (which, as described below, include instances where you fail to instruct your broker, bank, trust company or other nominee to vote on a non-routine matter) on a Proposal will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

Q:	How do I vote if my ownership of Mylan ordinary shares is reflected directly on the Register as of the Record Date?

A:

Mylan ordinary shareholders whose ownership is reflected directly on the Register as of the Record Date may cast their votes at the AGM, by internet or telephone or by submitting a proxy card. See the Notice of 2020 Annual General Meeting of Shareholders for additional information about how to vote.

If you plan to attend the AGM, ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date, and you wish to vote in person, you will be given a ballot at the AGM. In addition, if you plan to attend the AGM, please be prepared to provide proper identification, such as a driver’s license or passport.

If you do not plan to attend the AGM in person and ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date, you may cast your vote, after the Record Date but no later than the Cut-Off Time, by internet or telephone or by submitting a proxy card. Mylan requests that you mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or submit your proxy for ordinary shares by telephone or internet.

A-4	2020 Proxy Statement

APPENDIX A

If the ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date and you vote by proxy, the individuals named on the enclosed proxy card will vote your Mylan ordinary shares in the manner you indicate. All ordinary shares represented by properly executed proxies received after the Record Date but no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Mylan ordinary shareholder giving those proxies. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to a Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendation of Mylan’s Board, as described in the Proxy Statement.

Q:	How do I vote if I am a beneficial owner of Mylan ordinary shares and hold them in street name?

A:

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the Mylan ordinary shares you beneficially own. See the Notice of 2020 Annual General Meeting of Shareholders for additional information about how to vote.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, plan to attend the AGM, and wish to vote in person, you will be given a ballot at the AGM. Please note, however, that you must bring to the AGM a legal proxy executed in your favor from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying shares (through your broker, bank, trust company or other nominee) authorizing you to vote at the AGM. You must also provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee or other institution proving ownership on the Record Date. In addition, if you plan to attend the AGM, please be prepared to provide proper identification, such as a driver’s license or passport.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, see “If my shares are held in street name by my broker, will my broker automatically vote my shares for me?” below for more information on giving instructions to your broker, bank, trust company or other nominee.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. The following Proposals are considered non-routine matters: (i) to appoint two executive directors and eleven non-executive directors, (ii) to approve, on an advisory basis, the compensation of the NEOs of the Company and (iii) the Share Issuance Proposal. The following Proposals are considered routine matters: the (i) adoption of the Dutch statutory annual accounts for fiscal year 2019, (ii) ratification of the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2020, (iii) instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch statutory annual accounts for fiscal year 2020 and (iv) authorization of Mylan’s Board to acquire shares in the capital of the Company. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum with respect to such Proposal. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal (either because it is non-routine or such broker, bank, trust company or other nominee does not give its discretion with respect to a routine Proposal), your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

As discussed above, beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the AGM unless they first obtain (where appropriate, through

2020 Proxy Statement	A-5

APPENDIX A

the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares.

Q:	What will happen if I fail to vote, I abstain from voting or I return my proxy card without indicating how to vote?

A:

If you do not exercise your vote because you do not submit a properly executed proxy card to Mylan, and do not vote by telephone or internet in a timely fashion or by failing to attend the AGM to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter (a “failure to vote”), it will have no effect on the Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. If a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of each such Proposal in accordance with the recommendation of Mylan’s Board, and it will not be considered a failure to vote with respect to such Proposal(s).

Q:	May I change my vote or revoke my proxy or voting instructions after I have returned a proxy card or voted?

A:

Yes. You may change your vote of your Mylan shares as indicated on your proxy card or revoke your proxy at any time prior to the Cut-Off Time. You can do this by (a) voting again by telephone or internet or (b) submitting another properly executed proxy card, dated as of a later date (but prior to the Cut-Off Time), in writing (to be sent to Mylan’s Corporate Address to the attention of Mylan’s Corporate Secretary as indicated in the question “How may I communicate with Mylan’s directors?”). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Time in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my Mylan ordinary shares before the AGM?

A:	The Record Date for the AGM is earlier than the date of the AGM. If you transfer your Mylan ordinary shares after the Record Date, you will retain your right to attend and vote at the AGM.

Q:	Who tabulates the votes?

A:

The inspector of election will, among other matters, determine the number of shares represented at the AGM to confirm the presence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on the Proposals. Due to government and other restrictions relating to COVID-19 public health and safety concerns, the inspector of election may be required to participate via remote communication.

Q:	Where can I find the voting results of the AGM?

A:

Mylan expects to announce the preliminary voting results at the AGM. In addition, within four business days following certification of the final voting results, Mylan intends to report the final voting results in a Current Report on Form 8-K filed with the SEC.

Q:	How are proxies solicited and what is the cost?

A:

Mylan will bear all expenses incurred in connection with the solicitation of proxies, including the costs associated with the filing, printing and publication of the Proxy Statement. Mylan has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services. Mylan will reimburse brokerage firms, bank nominees and other institutions for their

A-6	2020 Proxy Statement

APPENDIX A

costs in forwarding proxy materials to beneficial owners of Mylan ordinary shares. Our directors, officers and employees, some of whom may be considered participants in the solicitation, may also solicit proxies by mail, telephone or personal contact without additional remuneration.

Q:	What is householding?

A:

In accordance with notices previously sent to street name shareholders who share a single address, we are sending only one copy of the Proxy Statement and annual report to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement, Mylan will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. If you would like to request additional copies of this Proxy Statement or annual report (or in the future would like to receive separate copies or the Proxy Statement or annual report) or if you are receiving multiple copies of this Proxy Statement and would like to request that only a single copy be mailed in the future, you can request householding by contacting the Corporate Secretary as described under “How may I communicate with Mylan’s directors?” below.

Q:	How can I view or request a copy of Mylan’s Annual Report on Form 10-K?

A:

A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”), has been mailed to all shareholders entitled to notice of, and to vote at, the AGM. The Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be solicitation materials. A copy of the Form 10-K is also available without charge from the Company’s website at investor.mylan.com or upon written request to InvestorRelations@mylan.com or by contacting Investor Relations at the Company’s Corporate Address.

Q:	How may I communicate with Mylan’s directors?

A:

Mylan’s Board has established a process for any interested parties to contact any individual director, the Board, the non-executive directors as a group or any other group or committee of directors, at:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Phone: +44 (0) 1707-853-000

Communications regarding accounting, internal accounting controls or auditing matters may be reported to the Audit Committee using the above address. All communications received as set forth above shall be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to the Company’s directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive shall be forwarded as appropriate to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

Q:	Could matters other than those stated in the notice of the meeting be considered at the AGM?

A:

The Dutch Civil Code does not permit any business to be voted on at the AGM other than those listed as voting items in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

Q:	What is the deadline to propose actions for consideration at the 2021 AGM?

A:

Because Mylan is a Dutch public limited liability company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Mylan shareholders at the 2021 AGM (to the extent the Combination has not closed and the 2021 AGM is held). Under Dutch law and Mylan’s Articles of Association, if a shareholder is interested in

2020 Proxy Statement	A-7

APPENDIX A

submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2021 AGM, the shareholder must fulfill the requirements set forth in Dutch law and Mylan’s Articles of Association, including satisfying both of the following criteria:

•

Mylan must receive the proposed agenda item (supported by reasons) or proposed resolution in writing (excluding e-mail and other forms of electronic communication) no later than 60 days before the date of the 2021 AGM (which date has not yet been declared by the Board); and

•	The number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Mylan’s issued share capital.

Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in Mylan’s Proxy Statement for the 2021 AGM, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at the 2021 AGM pursuant to Rule 14a-8, your proposal must be received by us no later than February 8, 2021, and must otherwise comply with the requirements of Rule 14a-8 and Dutch law to be considered for inclusion in the 2021 proxy statement and form of proxy.

Any proposed agenda item or proposed resolution within the authority of shareholders under our Articles of Association or pursuant to Rule 14a-8 for our 2021 AGM should be sent to our principal executive offices at the following address:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Q:	How do I nominate a candidate for director to Mylan’s Board?

A:

The Governance and Nominating Committee will consider for nomination by Mylan’s Board potential director candidates properly recommended by shareholders, subject to the discretion of the Board and to Mylan’s Articles of Association. In considering candidates recommended by shareholders, the Governance and Nominating Committee will take into consideration, among other matters, the needs of the Board and Mylan and the qualifications of the candidate, including, among other things, those traits, abilities and experiences described above (Please see “How Our Directors Are Selected and Evaluated” on pages 30 to 31).

Any submission to the Governance and Nominating Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such person’s ownership of Mylan shares, and the name of the recommended candidate, his or her resume or a statement of his or her principal occupation or employment, and the recommended candidate’s signed consent to be named as a director if recommended by the Governance and Nominating Committee and nominated by the Board. Any shareholder recommendations for director must be sent to Mylan’s Corporate Secretary not later than 120 days prior to the anniversary date of Mylan’s most recent annual general meeting of shareholders at the following address:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

A-8	2020 Proxy Statement

APPENDIX A

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in this Proxy Statement and vote your shares either in person or by telephone, the Internet or the use of a proxy card, as described in these questions and answers and this Proxy Statement. As described above, Mylan shareholders looking for relevant information on the EGM, including the proposals to be voted on at the EGM, must look to the EGM Proxy Statement and any additional soliciting materials filed by Mylan in connection with the EGM, as this Proxy Statement only relates to the proposals set forth in the Notice of 2020 Annual General Meeting of Shareholders and which will be voted on at the AGM.

Q:	Who can help answer my questions?

A:

If you have questions about the Proposals or the AGM, need assistance in completing your proxy card, or if you desire additional copies of this Proxy Statement or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

2020 Proxy Statement	A-9

Appendix B

Forward-Looking Statements

This Proxy Statement and Shareholder Letters contain “forward-looking statements.” Such forward-looking statements may include, without limitation, statements about the proposed Combination, the expected timetable for completing the Combination, the benefits and synergies of the Combination, future opportunities for the combined company and products and any other statements regarding Mylan’s, the Upjohn Business’s or the combined company’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “pipeline,” “intend,” “continue,” “target,” “seek” and variations of these words or comparable words.

Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•

with respect to the Combination, the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, changes in relevant tax and other laws, the parties’ ability to consummate the Combination, the conditions to the completion of the Combination, including receipt of approval of Mylan’s shareholders, not being satisfied or waived on the anticipated timeframe or at all, the regulatory approvals required for the Combination not being obtained on the terms expected or on the anticipated schedule or at all, the integration of Mylan and the Upjohn Business being more difficult, time consuming or costly than expected, Mylan’s and the Upjohn Business’s failure to achieve expected or targeted future financial and operating performance and results, the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination within the expected timeframes or at all or to successfully integrate Mylan and the Upjohn Business, customer loss and business disruption being greater than expected following the Combination, the retention of key employees being more difficult following the Combination, changes in third-party relationships and changes in the economic and financial conditions of the business of Mylan or the Upjohn Business;

•	the potential impact of public health outbreaks, epidemics and pandemics, such as the COVID-19 pandemic;

•	actions and decisions of healthcare and pharmaceutical regulators;

•	failure to achieve expected or targeted future financial and operating performance and results;

•	uncertainties regarding future demand, pricing and reimbursement for our or the Upjohn Business’s products;

•

any regulatory, legal or other impediments to Mylan’s or the Upjohn Business’s ability to bring new products to market, including, but not limited to, where Mylan or the Upjohn Business uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”);

•	success of clinical trials and Mylan’s or the Upjohn Business’s ability to execute on new product opportunities;

•

any changes in or difficulties with our or the Upjohn Business’s manufacturing facilities, including with respect to remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand;

•

the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our or the Upjohn Business’s financial condition, results of operations and/or cash flows;

•	the ability to meet expectations regarding the accounting and tax treatments of acquisitions;

•	changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad;

•	any significant breach of data security or data privacy or disruptions to our or the Upjohn Business’s information technology systems;

2020 Proxy Statement	B-1

APPENDIX B

•	the ability to protect intellectual property and preserve intellectual property rights;

•	the effect of any changes in customer and supplier relationships and customer purchasing patterns;

•	the ability to attract and retain key personnel;

•	the impact of competition;

•	identifying, acquiring and integrating complementary or strategic acquisitions of other companies, products or assets being more difficult, time-consuming or costly than anticipated;

•

the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with business transformation initiatives, strategic acquisitions, strategic initiatives or restructuring programs within the expected timeframes or at all;

•	uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in the 2019 Form 10-K, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our other filings with the SEC. These risks, as well as other risks associated with Mylan, the Upjohn Business, the combined company and the Combination are also more fully discussed in the Registration Statement on Form S-4 (as amended, the “Form S-4”), which was filed by Upjohn Inc. (“Upjohn”), a wholly-owned subsidiary of Pfizer Inc. (“Pfizer”), with the SEC and subsequently amended, and declared effective by the SEC on February 13, 2020, the Registration Statement on Form 10 (as amended, the “Form 10”), which has been filed by Upjohn with the SEC and subsequently amended and withdrawn, and is expected to be refiled prior to its effectiveness, a definitive proxy statement, which was filed by Mylan with the SEC on February 13, 2020 (the “EGM Proxy Statement”), and the prospectus, which was filed by Upjohn with the SEC on February 13, 2020 (the “Prospectus”).

You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated by reference in this Proxy Statement or Shareholder Letters and shall not be deemed “filed” under the Exchange Act. Mylan undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Statement and Shareholder Letters other than as required by law.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction, Upjohn and Mylan have filed certain materials with the SEC, including, among other materials, the Form S-4, Form 10 and Prospectus filed by Upjohn and the EGM Proxy Statement filed by Mylan. The Form S-4 was declared effective on February 13, 2020 and the EGM Proxy Statement and the Prospectus were first mailed to shareholders of Mylan on or about February 14, 2020 to seek approval of the proposed transaction. The Form 10 has not yet become effective. After the Form 10 is effective, a definitive information statement will be made available to the Pfizer stockholders relating to the proposed transaction. Upjohn and Mylan intend to file additional relevant materials with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, UPJOHN AND THE PROPOSED TRANSACTION. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website

B-2	2020 Proxy Statement

APPENDIX B

at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan or by contacting Mylan at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Upjohn and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Upjohn following the completion of the proposed transaction may be found in the Form S-4, the Proxy Statement and the Prospectus, and Pfizer’s Current Report on Form 8-K filed with the SEC on February 28, 2020. Information about the directors and executive officers of Pfizer may be found in its annual report on Form 10-K filed with the SEC on February 27, 2020 and its definitive proxy statement relating to its 2020 Annual Meeting filed with the SEC on March 13, 2020, as supplemented by its supplement to the proxy statement filed with the SEC on April 7, 2020. Information about the directors and executive officers of Mylan may be found in its annual report on Form 10-K filed with the SEC on February 28, 2020, as amended on April 29, 2020, and this Proxy Statement. Additional information regarding the interests of these participants can also be found in the Form S-4, the EGM Proxy Statement and the Prospectus. These documents can be obtained free of charge from the sources indicated above.

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement and Shareholder Letters include the presentation and discussion of certain financial information that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted free cash flow, Adjusted FCF/Credit Agreement Debt, and ROIC, are presented in order to supplement investors’ and other readers’ understanding and assessment of Mylan’s financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating performance and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. Historically, management’s annual incentive compensation has been derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. This Appendix B contains reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this Appendix B, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. Due to rounding, numbers presented in the following reconciliations may not add up precisely to the totals provided.

2020 Proxy Statement	B-3

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

(Unaudited; in millions except per share amounts and percentages)

Adjusted Net Earnings and Adjusted EPS

	Year Ended December 31,		Year Ended December 31,
	2019		2018
U.S. GAAP net earnings and U.S. GAAP diluted earnings per share	$16.8	$0.03	$352.5	$0.68
Purchase accounting related amortization (primarily included in cost of sales)	1,767.0		1,833.9
Litigation settlements and other contingencies, net	(21.4)		(49.5)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	27.2		39.7
Clean energy investments pre-tax loss	62.1		78.7
Acquisition related costs (primarily included in SG&A)	89.5		21.4
Restructuring related costs	104.6		240.2
Share-based compensation expense	56.8		—
Other special items included in:
Cost of sales	366.0		225.1
Research and development expense	121.1		118.2
Selling, general and administrative expense	60.2		43.7
Other expense, net	10.7		25.4
Tax effect of the above items and other income tax related items	(380.1)		(564.5)

Adjusted net earnings and adjusted EPS(a)	$2,280.5	$4.42	2,364.8	$4.58

Weighted average diluted ordinary shares outstanding	516.5		516.5

(a)	Adjusted EPS for the years ended December 31, 2019 and 2018 had an unfavorable foreign currency impact of $0.13 and $0.06, respectively.

Adjusted Free Cash Flow

	Year Ended December 31,
	2019	2018
U.S. GAAP net cash provided by operating activities	$1,803.7	$2,341.7
Add / (deduct):
Restructuring and related costs	278.3	277.0
Financing related expense	7.1	—
Corporate contingencies	(16.0)	194.2
Acquisition related costs	50.0	4.8
R&D expense	147.0	147.5
Other	18.4	—

Adjusted net cash provided by operating activities	$2,288.5	$2,965.2

Add / (deduct):
Capital expenditures	(213.2)	(252.1)
Proceeds from sale of certain property, plant and equipment	28.0	—

Adjusted free cash flow	2,103.3	2,713.1

B-4	2020 Proxy Statement

APPENDIX B

Adjusted FCF/Credit Agreement Debt

	Twelve Months Ended March 31, 2019	Twelve Months Ended June 30, 2019	Twelve Months Ended September 30, 2019	Twelve Months Ended December 31, 2019
Reported debt balances:
Long-term debt, including current portion	$13,741.8	$13,264.1	$13,015.0	$12,671.9
Short-term borrowings and other current obligations	263.4	328.0	161.8	158.3

Total reported debt balances	$14,005.2	$13,592.1	$13,176.8	$12,830.2

Add / (deduct):
Net discount on various debt issuances	35.0	34.0	32.3	31.3
Deferred financing fees	71.1	67.6	64.3	60.5
Fair value adjustment for hedged debt	(10.5)	(24.0)	(27.4)	(21.8)

Total debt at notional amounts	$14,100.8	$13,669.7	$13,246.0	$12,900.2

Credit Agreement Debt (average quarterly total debt at notional amounts)				$13,479.2

2019 Adjusted Free Cash Flow/Credit Agreement Debt				16%

Adjusted Effective Tax Rate

	Year Ended December 31
	2019	2018
U.S. GAAP earnings before income taxes	$154.4	$298.4
Total pre tax non-GAAP adjustments(a)	2,643.7	2,576.8

Adjusted earnings before income taxes	$2,798.1	$2,875.2

U.S. GAAP income tax provision (benefit)	$137.6	$(54.1)
Adjusted tax expense	380.1	564.5

Adjusted income tax provision	$517.7	$510.4

Adjusted effective tax rate	18.5%	17.8%

(a)

Represents the sum of non-GAAP adjustments in reconciliation of U.S. GAAP net earnings to adjusted net earnings for the applicable period other than “Tax effect of the above items and other income tax related items”

Adjusted Interest Expense

	Year Ended December 31,
	2019	2018
U.S. GAAP interest expense	$517.3	$542.3
Deduct:
Interest expense related to clean energy investments	(5.9)	(8.2)
Accretion of contingent consideration liability	(15.7)	(21.3)
Other special items	(5.6)	(10.2)

Adjusted interest expense	$490.1	$502.6

2020 Proxy Statement	B-5

APPENDIX B

Adjusted Pre-Tax Income

	Year Ended December 31,
	2019	2018
Adjusted net earnings attributable to Mylan N.V.	$2,280.5	$2,364.8
Add / (Deduct):
Tax effect of non-GAAP adjustments and other income tax related items	380.1	564.5
U.S. GAAP reported income tax (benefit) provision	137.6	(54.1)

Adjusted pre-tax income	$2,798.1	$2,875.2

Return on Invested Capital
	Year Ended December 31,
	2019	2018
Adjusted pre-tax income	$2,798.1	$2,875.2
Adjusted interest expense	490.1	502.6

Adjusted income before interest and tax	3,288.2	3,377.8
Estimated adjusted income tax expense(a)	(608.3)	(601.2)

Adjusted net operating profit after tax	$2,679.9	$2,776.6

		As of December 31,
		2018	2017
Total assets		$32,734.9	$35,806.3
Cash and near cash items		(388.1)	(292.1)
Short-term investments		(57.5)	(110.4)
Deferred income taxes		(572.2)	(496.8)
Clean energy investments		(138.7)	(226.0)
Restricted cash		(1.2)	(77.8)

Total invested assets		$31,577.2	$34,603.2
Accounts payable		(1,617.0)	(1,452.5)
Other current liabilities		(2,147.6)	(2,964.5)
Income taxes payable		(121.5)	(112.9)

Total invested capital		$27,691.1	$30,073.3

	2019	2018
Return on Total Invested Capital(b)	10%	9%

(a)	Estimated adjusted income tax expense is the adjusted effective income tax rate multiplied by adjusted income before interest and tax.
(b)	Calculated for a given year using that year’s adjusted net operating profit after tax/prior year total invested capital. This is the ROIC metric used for awards granted in 2017, 2018 and 2019.

B-6	2020 Proxy Statement

Mylan

Better Health
for a Better World®

©2020 Mylan N.V. All Rights Reserved.
MYLAN and the Mylan Better Health for a Better World logo are registered trademarks of Mylan Inc.

TO FACILITATE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION

 DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. Votes must be submitted prior to the Cut-Off Time (5:00 p.m. Central European Summer Time (CEST) / 11:00 a.m. Eastern Time (ET) on June 29, 2020) to be counted.

1.

Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-242-2716, on a touch-tone phone. If outside the U.S. or Canada, call 1-646-880-9095. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet—Please access https://www.proxyvotenow.com/myl, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail—Please complete, sign, date, detach, fold and return the proxy card to: Mylan N.V. c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. However, we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

▼ PLEASE DETACH HERE ▼

To vote, mark blocks below in blue or black ink as follows

ANNUAL GENERAL MEETING OF SHAREHOLDERS: THE MYLAN N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4, 5, 6 AND 7.

Company Proposals (Items 1 through 7)

1.	Appointment of the following 13 directors, each for a term until immediately after the next annual general meeting:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
A.	Heather Bresch	☐	☐	☐	H.	Rajiv Malik	☐	☐	☐
B.	Hon. Robert J. Cindrich	☐	☐	☐	I.	Richard Mark, C.P.A.	☐	☐	☐
C.	Robert J. Coury	☐	☐	☐	J.	Mark W. Parrish	☐	☐	☐
D.	JoEllen Lyons Dillon	☐	☐	☐	K.	Pauline van der Meer Mohr	☐	☐	☐
E.	Neil Dimick, C.P.A.	☐	☐	☐	L.	Randall L. (Pete) Vanderveen, Ph.D.	☐	☐	☐
F.	Melina Higgins	☐	☐	☐	M.	Sjoerd S. Vollebregt	☐	☐	☐
G.	Harry A. Korman	☐	☐	☐

2.	Approval, on an advisory basis, of the compensation of the named executive officers of the Company						☐	☐	☐
3.	Adoption of the Dutch annual accounts for fiscal year 2019						☐	☐	☐
4.	Ratification of the selection of Deloitte & Touche LLP as Mylan’s independent registered public accounting firm for fiscal year 2020						☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Instruction to Deloitte Accountants B.V. for the audit of Mylan's Dutch statutory annual accounts for fiscal year 2020	☐	☐	☐
6.	Authorization of the Board to acquire shares in the capital of the Company	☐	☐	☐
7.	Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights	☐	☐	☐

FOLD HERE	FOLD HERE

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS: THE MYLAN N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, AND 4.
FOR	AGAINST	ABSTAIN

1.   Approval of the Combination Proposal - You are being asked to consider and vote on the approval of each of the following matters relating to the Combination as one voting item:

A.  Approval of the Mylan Merger: Resolution to enter into and effectuate a legal triangular merger (juridische driehoeksfusie), whereby Mylan, as disappearing company, will merge with and into Mylan II B.V. (“Mylan Newco Sub”), as acquiring company, and whereby Mylan I B.V. (“Mylan Newco”) will allot shares in its capital to Mylan shareholders at the time of such merger in accordance with the merger proposal that will be deposited with the Dutch trade registry and disclosed for public inspection, prepared by the respective boards of directors of Mylan, Mylan Newco and Mylan Newco Sub (the “Mylan Merger”);

B.  Approval of the Share Sale: Resolution to approve, under Section 2:107a of the Dutch Civil Code, the sale and transfer by Mylan Newco, immediately following the time at which the Mylan Merger becomes effective (the “Mylan Merger Effective Time”), of all issued and outstanding shares in the capital of Mylan Newco Sub to Utah Acquisition Sub Inc. (“Acquisition Sub”) or its designated nominee (the “Share Sale”);

C.  Approval of the Mylan Newco Liquidation: Resolution to, effective as of the time at which the Share Sale becomes effective, approve and effectuate (i) the dissolution of Mylan Newco (ontbinding) and its subsequent liquidation (vereffening) in accordance with Sections 2:19 and 2:23b of the Dutch Civil Code, (ii) the appointment of Stichting Liquidator Mylan (the “Liquidator”) as liquidator (vereffenaar) of Mylan Newco and (iii) the appointment of an affiliate of Upjohn Inc. (the “Liquidation Custodian”) as custodian of the books and records of Mylan Newco in accordance with Section 2:24 of the Dutch Civil Code;

D.  Approval of the Alternative Transaction Structure: Resolution to, if the Mylan Merger is not consummated within the period specified by Section 2:318(1) of the Dutch Civil Code, (i) approve, under Section 2:107a of the Dutch Civil Code, the sale, transfer, assignment and delivery by Mylan to Acquisition Sub or its designated nominee of all of the right, title and interest of Mylan in, to and under all of its assets (the “Asset Sale”), and (ii) approve and effectuate, as soon as practicable following the Asset Sale, (x) the dissolution of Mylan (ontbinding) and its subsequent liquidation (vereffening) in accordance with Sections 2:19 and 2:23b of the Dutch Civil Code, (y) the appointment of the Liquidator as liquidator (vereffenaar) of Mylan and (z) the appointment of the Liquidation Custodian as custodian of the books and records of Mylan in accordance with Section 2:24 of the Dutch Civil Code; and

E.  Approval of the Discharge of Directors: Resolution to, effective upon the Mylan Merger Effective Time or the effective time of the Asset Sale (which shall be 6:00 p.m., New York City Time, on the date of the Asset Sale), as applicable, provide full and final discharge to each member of the Mylan Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided that no discharge shall be given to any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director.

☐	☐	☐
FOR	AGAINST	ABSTAIN

2.   Adoption of a non-binding, advisory resolution to adopt the compensation that will or may be paid or become payable to Mylan’s named executive officers in connection with, or following, the consummation of the Combination as described in the proxy statement

☐	☐	☐

3.   Adoption of a non-binding, advisory resolution to adopt certain features of Newco's governance which will replace the corresponding features of Mylan's governance, effective upon the closing of the Combination, relating to (i) the right of stockholders to nominate directors and make other stockholder proposals at stockholder meetings and (ii) director terms and stockholder removal of directors

☐	☐	☐

4.   Adoption of a non-binding, advisory resolution to adopt certain features of Newco's governance which will replace the corresponding features of Mylan's governance, effective upon the closing of the Combination, relating to the right of stockholders to call special meetings of stockholders

☐	☐	☐

Date:	, 2020

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE BY TELEPHONE OR INTERNET TODAY!

SEE REVERSE SIDE

FOR SIMPLE VOTING INSTRUCTIONS.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meetings To Be Held on June 30, 2020
The Notice of the Annual General Meeting of Shareholders of Mylan (“AGM”), AGM Proxy Statement, Proxy Card (and the related guide), Annual Report on Form 10-K (as amended) and the Dutch Board Report are available at investor.mylan.com. The Notice of the Extraordinary General Meeting of Shareholders of Mylan (“EGM”), EGM Proxy Statement and Proxy Card (and the related guide) are available at championforglobalhealth.com.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN, DATE, FOLD AND RETURN IN THE ENVELOPE PROVIDED ▼

FOLD HERE	FOLD HERE

MYLAN N.V.

PROXY FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Both To Be Held on June 30, 2020 at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, 1072 LH Amsterdam, the Netherlands

This Proxy is Solicited on Behalf of the Board of Directors of Mylan N.V. (the “Board”)

PROXY VOTING DEADLINE: 5:00 p.m. CENTRAL EUROPEAN SUMMER

TIME (CEST) / 11:00 a.m. EASTERN TIME (ET), JUNE 29, 2020

ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) which the undersigned is entitled to vote and act at the Annual General Meeting of Shareholders of Mylan to be held on June 30, 2020 at 1:00 p.m. CEST, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” each director in Item 1 and “FOR” Items 2, 3, 4, 5, 6 and 7 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) which the undersigned is entitled to vote and act at the Extraordinary General Meeting of Shareholders of Mylan to be held on June 30, 2020 at 3:00 p.m. CEST, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” Items 1, 2, 3 and 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

TO FACILITATE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION

 DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. Votes must be submitted prior to the Plan Voting Deadline (8:00 a.m. Eastern Time (ET) on June 25, 2020) to be counted.

1.

Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-598-8805, on a touch-tone phone. If outside the U.S. or Canada, call 1-646-880-9102. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet—Please access https://www.proxyvotenow.com/myl-plans, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail—Please complete, sign, date, detach, fold and return the proxy card to: Mylan N.V. c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. However, we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

▼ PLEASE DETACH HERE ▼

To vote, mark blocks below in blue or black ink as follows

ANNUAL GENERAL MEETING OF SHAREHOLDERS: THE MYLAN N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4, 5, 6 AND 7.

Company Proposals (Items 1 through 7)

1.	Appointment of the following 13 directors, each for a term until immediately after the next annual general meeting:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
A.	Heather Bresch	☐	☐	☐	H.	Rajiv Malik	☐	☐	☐
B.	Hon. Robert J. Cindrich	☐	☐	☐	I.	Richard Mark, C.P.A.	☐	☐	☐
C.	Robert J. Coury	☐	☐	☐	J.	Mark W. Parrish	☐	☐	☐
D.	JoEllen Lyons Dillon	☐	☐	☐	K.	Pauline van der Meer Mohr	☐	☐	☐
E.	Neil Dimick, C.P.A.	☐	☐	☐	L.	Randall L. (Pete) Vanderveen, Ph.D.	☐	☐	☐
F.	Melina Higgins	☐	☐	☐	M.	Sjoerd S. Vollebregt	☐	☐	☐
G.	Harry A. Korman	☐	☐	☐

2.	Approval, on an advisory basis, of the compensation of the named executive officers of the Company						☐	☐	☐
3.	Adoption of the Dutch annual accounts for fiscal year 2019						☐	☐	☐
4.	Ratification of the selection of Deloitte & Touche LLP as Mylan’s independent registered public accounting firm for fiscal year 2020						☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Instruction to Deloitte Accountants B.V. for the audit of Mylan's Dutch statutory annual accounts for fiscal year 2020	☐	☐	☐
6.	Authorization of the Board to acquire shares in the capital of the Company	☐	☐	☐
7.	Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights	☐	☐	☐

FOLD HERE	FOLD HERE

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS: THE MYLAN N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, AND 4.
FOR	AGAINST	ABSTAIN

1.   Approval of the Combination Proposal - You are being asked to consider and vote on the approval of each of the following matters relating to the Combination as one voting item:

A.  Approval of the Mylan Merger: Resolution to enter into and effectuate a legal triangular merger (juridische driehoeksfusie), whereby Mylan, as disappearing company, will merge with and into Mylan II B.V. (“Mylan Newco Sub”), as acquiring company, and whereby Mylan I B.V. (“Mylan Newco”) will allot shares in its capital to Mylan shareholders at the time of such merger in accordance with the merger proposal that will be deposited with the Dutch trade registry and disclosed for public inspection, prepared by the respective boards of directors of Mylan, Mylan Newco and Mylan Newco Sub (the “Mylan Merger”);

B.  Approval of the Share Sale: Resolution to approve, under Section 2:107a of the Dutch Civil Code, the sale and transfer by Mylan Newco, immediately following the time at which the Mylan Merger becomes effective (the “Mylan Merger Effective Time”), of all issued and outstanding shares in the capital of Mylan Newco Sub to Utah Acquisition Sub Inc. (“Acquisition Sub”) or its designated nominee (the “Share Sale”);

C.  Approval of the Mylan Newco Liquidation: Resolution to, effective as of the time at which the Share Sale becomes effective, approve and effectuate (i) the dissolution of Mylan Newco (ontbinding) and its subsequent liquidation (vereffening) in accordance with Sections 2:19 and 2:23b of the Dutch Civil Code, (ii) the appointment of Stichting Liquidator Mylan (the “Liquidator”) as liquidator (vereffenaar) of Mylan Newco and (iii) the appointment of an affiliate of Upjohn Inc. (the “Liquidation Custodian”) as custodian of the books and records of Mylan Newco in accordance with Section 2:24 of the Dutch Civil Code;

D.  Approval of the Alternative Transaction Structure: Resolution to, if the Mylan Merger is not consummated within the period specified by Section 2:318(1) of the Dutch Civil Code, (i) approve, under Section 2:107a of the Dutch Civil Code, the sale, transfer, assignment and delivery by Mylan to Acquisition Sub or its designated nominee of all of the right, title and interest of Mylan in, to and under all of its assets (the “Asset Sale”), and (ii) approve and effectuate, as soon as practicable following the Asset Sale, (x) the dissolution of Mylan (ontbinding) and its subsequent liquidation (vereffening) in accordance with Sections 2:19 and 2:23b of the Dutch Civil Code, (y) the appointment of the Liquidator as liquidator (vereffenaar) of Mylan and (z) the appointment of the Liquidation Custodian as custodian of the books and records of Mylan in accordance with Section 2:24 of the Dutch Civil Code; and

E.  Approval of the Discharge of Directors: Resolution to, effective upon the Mylan Merger Effective Time or the effective time of the Asset Sale (which shall be 6:00 p.m., New York City Time, on the date of the Asset Sale), as applicable, provide full and final discharge to each member of the Mylan Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided that no discharge shall be given to any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director.

☐	☐	☐
FOR	AGAINST	ABSTAIN

2.   Adoption of a non-binding, advisory resolution to adopt the compensation that will or may be paid or become payable to Mylan’s named executive officers in connection with, or following, the consummation of the Combination as described in the proxy statement

☐	☐	☐

3.   Adoption of a non-binding, advisory resolution to adopt certain features of Newco's governance which will replace the corresponding features of Mylan's governance, effective upon the closing of the Combination, relating to (i) the right of stockholders to nominate directors and make other stockholder proposals at stockholder meetings and (ii) director terms and stockholder removal of directors

☐	☐	☐

4.   Adoption of a non-binding, advisory resolution to adopt certain features of Newco's governance which will replace the corresponding features of Mylan's governance, effective upon the closing of the Combination, relating to the right of stockholders to call special meetings of stockholders

☐	☐	☐

Date:	, 2020

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE BY TELEPHONE OR INTERNET TODAY!

SEE REVERSE SIDE

FOR SIMPLE VOTING INSTRUCTIONS.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meetings To Be Held on June 30, 2020
The Notice of the Annual General Meeting of Shareholders of Mylan (“AGM”), AGM Proxy Statement, Proxy Card (and the related guide), Annual Report on Form 10-K (as amended) and the Dutch Board Report are available at investor.mylan.com. The Notice of the Extraordinary General Meeting of Shareholders of Mylan (“EGM”), EGM Proxy Statement and Proxy Card (and the related guide) are available at championforglobalhealth.com.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN, DATE, FOLD AND RETURN IN THE ENVELOPE PROVIDED ▼

FOLD HERE	FOLD HERE

MYLAN PROFIT SHARING 401(K) PLAN

MYLAN PUERTO RICO PROFIT SHARING EMPLOYEE SAVINGS PLAN

VOTING INSTRUCTION FORM

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Both To Be Held on June 30, 2020

This Voting Instruction Form is Solicited on Behalf of the Board of Directors of Mylan N.V.

(the “Board”)

PLAN VOTING DEADLINE: 8:00 a.m. EASTERN TIME (ET), JUNE 25, 2020

ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Mylan Puerto Rico Profit Sharing Employee Savings Plan (together, the “Trustees”), to appoint Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the Annual General Meeting of Shareholders of Mylan to be held on June 30, 2020, with all the powers the Trustees would possess if personally present, and particularly, but without limiting the generality of the foregoing:

IF PROPERLY EXECUTED AND RECEIVED BY THE RELEVANT TRUSTEE PRIOR TO THE PLAN VOTING DEADLINE, THIS VOTING INSTRUCTION FORM WILL BE VOTED “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4, 5, 6 AND 7 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Mylan Puerto Rico Profit Sharing Employee Savings Plan (together, the “Trustees”), to appoint Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the Extraordinary General Meeting of Shareholders of Mylan to be held on June 30, 2020, with all the powers the Trustees would possess if personally present, and particularly, but without limiting the generality of the foregoing:

IF PROPERLY EXECUTED AND RECEIVED BY THE RELEVANT TRUSTEE PRIOR TO THE PLAN VOTING DEADLINE, THIS VOTING INSTRUCTION FORM WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

(Continued and to be signed on the reverse side)